Exhibit 10.2

THIRD AMENDMENT TO CREDIT AGREEMENT
This Third Amendment to Credit Agreement (this “Agreement”), dated as of July 29, 2019 (the “Third Amendment Effective Date”), is by and among NSA OP, LP, a limited partnership formed under the laws of the State of Delaware (the “Borrower”), certain Subsidiaries of the Borrower party to the Credit Agreement referred to below (collectively, the “Guarantors”), NATIONAL STORAGE AFFILIATES TRUST, a Maryland real estate investment trust (“NSA REIT”), certain Lenders party hereto, and CAPITAL ONE, NATIONAL ASSOCIATION, as Administrative Agent (the “Administrative Agent”) for the Lenders (as hereinafter defined). All capitalized terms used herein without definitions shall have the meanings given to such terms in the Credit Agreement (as hereinafter defined).
WHEREAS, the Credit Agreement, dated as of June 30, 2016, as amended by that certain First Amendment to Credit Agreement and Release of Parent Guaranty dated April 16, 2018 and that certain Second Amendment to Credit Agreement dated June 5, 2018 (as so amended and as further amended, modified, supplemented or restated and in effect from time to time, the “Credit Agreement”), is by and among, among others, the Borrower, the Guarantors, NSA REIT, the Administrative Agent and the financial institutions which are or become a party thereto as lenders (each a “Lender” and, collectively, the “Lenders”);
WHEREAS, the Borrower has requested that the Lenders agree to certain amendments to the Credit Agreement as reflected herein; and
WHEREAS, the Administrative Agent and the Lenders are willing to give effect to the amendments to the Credit Agreement set forth herein provided that the parties hereto enter into this Agreement;
NOW THEREFORE, the parties hereto hereby agree as follows:
1.Amendments to Credit Agreement.
As of the Third Amendment Effective Date, the Credit Agreement is amended as set forth below:
(a)    The Credit Agreement (but not the Schedules and Exhibits attached thereto) is hereby amended and restated in its entirety as set forth in Annex 1 attached hereto.
(b)    Schedule 5.1(a) of the Credit Agreement is hereby deleted and replaced with Schedule 5.1(a) attached hereto as Annex 2.
(c)    Schedule 7.2 of the Credit Agreement is hereby deleted and replaced with Schedule 7.2 attached hereto as Annex 3.
(d)    Part I of Schedule 7.6 of the Credit Agreement is hereby deleted and replaced with Part I of Schedule 7.6 attached hereto as Annex 4.

(e)    Exhibit H (Form of Increasing Lender Agreement) of the Credit Agreement is hereby deleted and replaced with Exhibit H attached hereto as Annex 5.
(f)    Exhibit I (Form of Augmenting Lender Agreement) of the Credit Agreement is hereby deleted and replaced with Exhibit I attached hereto as Annex 6.
(g)    Exhibit J (Form of Compliance Certificate) of the Credit Agreement is hereby deleted and replaced with Exhibit J attached hereto as Annex 7.
(h)    On and after the Third Amendment Effective Date, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import referring to the Credit Agreement shall mean and be a reference to the Credit Agreement, as amended by the Third Amendment.
2.    Affirmation and Acknowledgment. Subject to the terms of the Loan Documents, the Borrower hereby ratifies and confirms all of its Obligations to the Lenders, including, without limitation, the Loans, the Notes and the other Loan Documents, and the Borrower hereby affirms its absolute and unconditional promise to pay to the Lenders all Obligations under (and as defined in) the Credit Agreement, both before and after giving effect to this Agreement. The Guarantors hereby consent to the transactions contemplated by this Agreement and acknowledge and agree that the guaranties made by them contained in each Guaranty are, and shall remain, in full force and effect after giving effect to this Agreement. The execution, delivery and effectiveness of this Agreement shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or the Administrative Agent under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents. NSA REIT and each Loan Party hereby ratifies the Credit Agreement and acknowledges and reaffirms (a) that it is bound by all terms of the Credit Agreement applicable to it and (b) that it is responsible for the observance and full performance of its respective Obligations.
3.    Representations and Warranties. NSA REIT, the Borrower and each of the Guarantors hereby jointly and severally represent and warrant to the Administrative Agent and Lenders as follows:
(a)    The execution, delivery and performance of this Agreement by NSA REIT, the Borrower and each Guarantor (i) are within the authority of NSA REIT and each such Loan Party, (ii) have been duly authorized by all necessary proceedings on the part of NSA REIT and each such Loan Party, (iii) do not conflict with or result in any breach or contravention of any Applicable Law (including all applicable Environmental Laws) to which NSA REIT or such Loan Party is subject or any judgment, order, writ, injunction, license or permit applicable to NSA REIT or such Loan Party, (iv) do not conflict with, result in a breach of or constitute a default under the articles of incorporation, bylaws, partnership agreement, trust indenture, operating agreement or other similar organizational documents of NSA REIT or any Loan Party, or any material indenture, agreement or other instrument to which NSA REIT, any Loan Party or any of their respective Subsidiaries is a party or by which any of them or any of their respective properties may be bound (including, in any event, the Material Contracts), (v) do not require any Governmental Approval and

(vi) do not contravene any provisions of the Credit Agreement, or result in or require the creation or imposition of any mortgage, pledge, security interest, lien, encumbrance or charge upon any of the properties or assets of NSA REIT or such Loan Party.
(b)    This Agreement constitutes legal, valid and binding obligations of NSA REIT and each Loan Party, enforceable against each in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, and other similar laws affecting the rights of creditors generally and the availability of equitable remedies for the enforcement of certain obligations (other than the payment of principal) contained herein or therein and as may be limited by equitable principles generally.
(c)    The representations and warranties made or deemed made by NSA REIT and each Loan Party in the Loan Documents to which it is a party are true and correct in all material respects (or in all respects to the extent that such representations and warranties are already subject to concepts of materiality) on and as of the Third Amendment Effective Date with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date). For purposes of this clause (d), the representations and warranties contained in Section 7.11 of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to Article IX of the Credit Agreement.
(d)    Both immediately before and immediately after giving effect to this Agreement and the transactions contemplated hereby, no Default or Event of Default under the Credit Agreement exists, has occurred, is continuing or would exist immediately after giving effect thereto.
4.    Conditions Precedent. This Agreement shall be deemed to be effective as of the Third Amendment Effective Date, subject to the execution and delivery of the following documents, each in form and substance satisfactory to the Administrative Agent and satisfaction of the additional conditions set forth below:
(a)    this Agreement executed and delivered by the Borrower, NSA REIT, the Guarantors, the Administrative Agent, and Lenders otherwise required to constitute Requisite Lenders;
(b)    an amended and restated Subsidiary Guaranty executed by each applicable Subsidiary Guarantor;
(c)    a certificate dated as of the date hereof signed by a duly authorized officer of the Borrower, NSA REIT and each Guarantor (i) certifying and attaching the resolutions adopted by the NSA REIT's board of directors or trustees (or other appropriate governing body or Persons) and by the Borrower and each Guarantor authorizing the transactions described herein and evidencing the due authorization, execution and delivery of this Agreement and each of the other Loan Documents to which NSA REIT or such Loan Party is a party executed in connection herewith, (ii) certifying that the organizational documents of the Borrower, NSA REIT and each Guarantor have not been amended, modified or rescinded since they were last furnished in writing to the administrative agent under the Revolver Credit Agreement, and remain in full force and effect as of the date hereof or if any such organizational documents have been amended or modified since they were last furnished in writing to the administrative agent under the Revolver Credit Agreement or if they relate to new Guarantors, certifying as to and attaching true, correct and complete copies of such documents, amendments or modifications, (iii) certifying that the Borrower, NSA REIT and each Guarantor is duly formed, validly existing and in good standing under the laws of such entity’s jurisdiction of organization, and that there is no pending or to such officer’s knowledge, threatened proceeding for dissolution, liquidation or other similar matter with respect to the Borrower, NSA REIT or any Guarantor, (iv) certifying that, immediately before and immediately after giving effect to this Agreement and the Subsidiary Guaranty, (A) the representations and warranties made or deemed to be made by NSA REIT and each Loan Party in the Credit Agreement and in the other Loan Documents are true and correct in all material respects (or in all respects to the extent that such representations and warranties are already subject to concepts of materiality) on and as of the Third Amendment Effective Date with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in such respects on and as of such earlier date) and except that for purposes hereof, the representations and warranties contained in Section 7.11 of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to Article IX of the Credit Agreement, (B) there has been no material adverse change in the business, assets, operations, condition (financial or otherwise) or properties of NSA REIT or any of the Loan Parties since the date of the financial statements most recently delivered to the Administrative Agent pursuant to the Credit Agreement, (C) no Default or Event of Default exists and (D) the condition set forth in Section 7(f) has been satisfied, (v) after giving effect to this Agreement, there has not occurred any event or condition that constitutes an “event of default” (howsoever defined) or that, with the giving of any notice, the passage of time, or both, would be an “event of default” under NSA REIT’s or any of the Loan Parties’ financial obligations (other than de minimis obligations) in existence on the Third Amendment Effective Date and (vi) NSA REIT and its Subsidiaries have received all approvals, consents and waivers, and have made or given all necessary filings and notices, as are required to consummate the transactions contemplated in this Agreement without the occurrence of any material default under, material conflict with or material violation of (1) any Applicable Law or (2) any agreement, document or instrument to which NSA REIT or any Loan Party is a party or by which NSA REIT or any Loan Party or its properties is bound.
(d)    to the extent requested by the Administrative Agent, information from the Borrower, NSA REIT and Guarantors with respect to the Eligible Unencumbered Properties;
(e)    favorable opinions of counsel to the Borrower, NSA REIT and Guarantors acceptable to the Administrative Agent with respect to this Agreement and the Subsidiary Guaranty;

(f)     (i) The absence of any action, suit, investigation or proceeding, pending or threatened, in any court or before any arbitrator or governmental authority that purports to adversely affect the NSA REIT, Borrower, Guarantors or subsidiary or any transaction contemplated hereby, or that could, either individually or in the aggregate, reasonably be expected to have a material adverse effect on the NSA REIT, Borrower, Guarantors or subsidiary or any transaction contemplated hereby or on the ability of the NSA REIT, Borrower, Guarantors or subsidiary of either one to perform its obligations under the documents to be executed in connection with the Third Amendment and (ii) no material disruption of financial or capital markets has occurred or exists; and
(g)    All documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including USA PATRIOT Act, and a properly completed and signed IRS Form W-8 or W-9, as applicable, for NSA REIT and each Loan Party, and, if requested by a Lender, a Beneficial Ownership Certificate for each Loan Party.
5.    No Waiver. Nothing contained herein shall be deemed to (i) constitute a waiver of any Default or Event of Default that may heretofore or hereafter occur or have occurred and be continuing or, except as expressly set forth herein, to otherwise modify any provision of the Credit Agreement or any other Loan Document, or (ii) give rise to any defenses or counterclaims to the Administrative Agent’s or any Lender’s right to compel payment of the Obligations when due or to otherwise enforce their respective rights and remedies under the Credit Agreement and the other Loan Documents.
6.    Further Assurances. NSA REIT and the Loan Parties agree to promptly take such action, upon the request of the Administrative Agent, as is necessary to carry out the intent of this Agreement.
7.    No Actions, Claims, etc. As of the date hereof, NSA REIT and each of the Loan Parties hereby acknowledges and confirms that it has no knowledge of any actions, causes of action, claims, demands, damages and liabilities of whatever kind or nature, in law or in equity, against the Administrative Agent, the Lenders, or the Administrative Agent’s or the Lenders’ respective officers, employees, representatives, agents, counsel or directors arising from any action by such Persons, or failure of such Persons to act under the Credit Agreement or other Loan Documents on or prior to the date hereof.
8.    Miscellaneous Provisions.
(a)    THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.
(b)    This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(c)    This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement or any other document required to be delivered hereunder, by fax transmission or e-mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement. Without limiting the foregoing, upon the request of any party, such fax transmission or e-mail transmission shall be promptly followed by such manually executed counterpart. The existence of this Agreement may be established by the introduction into evidence of counterparts that are separately signed, provided they are otherwise identical in all material respects.
[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the date first above written.
BORROWER:

NSA OP, LP

By:	NATIONAL STORAGE AFFILIATES TRUST, its general partner

By:     /s/ Tamara Fisher
Name:    Tamara Fischer
Title:    Authorized Signatory

NSA REIT:

NATIONAL STORAGE AFFILIATES TRUST

By: /s/ Tamara Fisher
Name:    Tamara Fischer
Title:    Authorized Signatory

Each of the undersigned Guarantors hereby absolutely and unconditionally reaffirms its continuing obligations to the Administrative Agent and the Lenders under its respective Guaranty and agrees that the transactions contemplated by the Agreement shall not in any way affect the validity and enforceability of its Guaranty or reduce, impair or discharge the obligations of any Guarantor thereunder.
SUBSIDIARY GUARANTORS

All Stor Indian Trail, LLC,
American Mini Storage-San Antonio, LLC,
Eagle Bow Wakefield, LLC,
Great American Storage Partners, LLC,
NSA-C Holdings, LLC,
NSA-G Holdings, LLC,
NSA Northwest Holdings II, LLC,
NSA – Optivest Acquisition Holdings, LLC,
NSA Property Holdings, LLC,
NSA Storage Solutions, LLC,
SecurCare Colorado III, LLC,
SecurCare Moveit McAllen, LLC,
SecurCare Oklahoma I, LLC,
SecurCare Oklahoma II, LLC,
SecurCare Properties I, LLC,
SecurCare Properties II, LLC,
SecurCare Portfolio Holdings, LLC,
StoreMore Self Storage – Pecos Road, LLC,
SS Catano, LLC,
SS Guaynabo, LLC,
SS Ponce, LLC,
SS San Juan, LLC,
SS Toa Baja, LLC,
SS Norwood, LLC,
Simply Storage Caguas, LLC,
All Stor Carolina Beach, LLC,
All Stor Durham, LLC,
All Stor Swansboro, LLC,
All Stor Prospect, LLC,
NSA All Stor, LLC,
each, a Delaware limited liability company

By: /s/ Tamara Fisher
Name:    Tamara Fischer
Title:    Authorized Signatory

Bullhead Freedom Storage, L.L.C,
an Arizona limited liability company

By: /s/ Tamara Fisher
Name:    Tamara Fischer
Title:    Authorized Signatory
GAK, LLC,
Washington Murrieta II, LLC,
Washington Murrieta IV, LLC,
each a California limited liability company

By: /s/ Tamara Fisher
Name:    Tamara Fischer
Title:    Authorized Signatory

WCAL, LLC,
a Texas limited liability company

By: /s/ Tamara Fisher
Name:    Tamara Fischer
Title:    Authorized Signatory

Big Bend Xpress Storage, LLC,
Southern Self Storage of Pensacola, LLC,
Southern Self Storage of PCB, LLC,
Southern Self Storage of Grayton, LLC,
Southern Self Storage, LLC,
each a limited liability company organized under the laws of the State of Florida

By: /s/ Tamara Fisher
Name:    Tamara D. Fischer
Title:    Authorized Person

Villages Storage Partners, Ltd, a limited partnership organized under the laws of the State of Florida

By: NSA Villages Storage GP, LLC, a limited partnership organized under the laws of the State of Florida

By: /s/ Tamara Fisher
Name:     Tamara D. Fischer
Title:     Authorized Person

ADMINISTRATIVE AGENT:

CAPITAL ONE, NATIONAL ASSOCIATION,
as the Administrative Agent

By: /s/ Jessica W. Phillips
Name:    Jessica W. Phillips
Title:    Senior Vice President

LENDERS:

CAPITAL ONE, NATIONAL ASSOCIATION,
as a Lender

By: /s/ Jessica W. Phillips
Name:    Jessica W. Phillips
Title:    Senior Vice President

U.S. BANK NATIONAL ASSOCIATION,
as a Lender

By: /s/ Travis Myers
Name:    Travis Myers
Title:    Vice President

REGIONS BANK,
as a Lender

By:    /s/ Paul E. Burgan
Name: Paul E. Burgan
Title:     Vice President

Annex 1
CONFORMED CREDIT AGREEMENT

CREDIT AGREEMENT
Dated as of June 30, 2016[, as amended April 16, 2018, June 5, 2018, October 20, 2018, and July 29, 20191]
by and among
NSA OP, LP,
AS BORROWER,
THE LENDERS FROM TIME TO TIME PARTY HERETO,
and
CAPITAL ONE, NATIONAL ASSOCIATION,
as Administrative Agent,
and joined in for certain purposes by certain Subsidiaries of the Borrower and
NATIONAL STORAGE AFFILIATES TRUST,
with
CAPITAL ONE, NATIONAL ASSOCIATION, REGIONS BANK and
U.S. BANK NATIONAL ASSOCIATION,
as Co-Bookrunners and Co-Lead Arrangers,
and
REGIONS BANK and
U.S. BANK NATIONAL ASSOCIATION,
as Syndication Agents,

1 NOTE: This is a draft of the confirmed Credit Agreement, incorporating the terms of (i) the First Amendment dated April 16, 2018, (ii) the Second Amendment dated June 5, 2018, (iii) the Acknowledgement and Consent dated October 20, 2018, and (iv) the Third Amendment dated July 29, 2019.

- i -

- ii -

- iii -

- iv -

Section 13.20	Acknowledgement and Consent to Bail-In of EEA Financial Institutions.	137
Section 13.21	Non-Recourse to NSA REIT.	138
Section 13.22	Acknowledgement Regarding Any Supported QFCs.	139

- v -

SCHEDULES

Schedule 1.1	Lender Commitments

Schedule 5.1(a)	Eligible Unencumbered Properties

Schedule 7.2	Part I – Subsidiaries of NSA REIT

Schedule 7.2	Part II – Partially-Owned Entities of NSA REIT

Schedule 7.6	Part I – Property Owned or Leased by NSA REIT and Subsidiaries

Schedule 7.6	Part II – Existing Liens
EXHIBITS
Exhibit A    Form of Assignment and Acceptance Agreement
Exhibit B    [Reserved]
Exhibit C    Form of Notice of Borrowing
Exhibit D    Form of Notice of Continuation
Exhibit E    Form of Notice of Conversion
Exhibit F    Form of Term Note
Exhibit F-1    Form of Delayed Draw Term Loan Note
Exhibit G    Form of Subsidiary Guaranty
Exhibit H    Form of Increasing Lender Agreement
Exhibit I    Form of Augmenting Lender Agreement
Exhibit J    Form of Compliance Certificate
Exhibit K    Form of Guarantor Release Letter

- vi -

This CREDIT AGREEMENT (this “Agreement”), dated as of June 30, 2016 [as amended by that certain First Amendment to Credit Agreement dated April 16, 2018, that certain Second Amendment to Credit Agreement dated as of June 5, 2018, and that certain Third Amendment to Credit Agreement dated as of July 29, 2019], is by and among NSA OP, LP, a limited partnership formed under the laws of the State of Delaware (the “Borrower”), the Lenders from time to time party hereto, and CAPITAL ONE, NATIONAL ASSOCIATION, as Administrative Agent, and joined in for certain purposes by certain Subsidiaries of the Borrower and NATIONAL STORAGE AFFILIATES TRUST, a Maryland real estate investment trust (“NSA REIT”).
WHEREAS, the Administrative Agent and certain of the Lenders desire to make available to Borrower a term loan facility in the aggregate amount of $175,000,000 on the terms and conditions contained herein;
NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto, each intending to be legally bound, agree that on the Agreement Date, the terms of which are as follows:
ARTICLE I.
DEFINITIONS
Section 1.1.    Definitions.
In addition to terms defined elsewhere herein, the following terms shall have the following meanings for the purposes of this Agreement:
“Accession Agreement” means an Accession Agreement substantially in the form of Annex I to the Subsidiary Guaranty.
“Acquisition Price” means, with respect to any Real Estate Asset, (x) the sum of, (i) to the extent acquired for cash, the cash purchase price paid by the Borrower, any of its Subsidiaries or any of their Partially-Owned Entities for such Real Estate Asset (or portion thereof), and (ii) to the extent contributed to the Borrower in exchange for Equity Interests in the Borrower, the contribution value of such Real Estate Asset (or portion thereof), in each case under clauses (i) and (ii) as adjusted for closing prorations, and less (y) (i) any amounts to be held in escrow following the closing of such transaction (until such time as such amounts are released from escrow to the applicable seller or contributor), (ii) any amounts to be retained as a contingency reserve (until such time as the applicable contingency is satisfied and such amounts are paid to the applicable seller or contributor), and (iii) any other similar amounts (until such amounts are released to the applicable seller or contributor).
“Additional Costs” has the meaning given that term in Section 4.1(b).

“Adjusted EBITDA” means, for any Reference Period, (a) EBITDA for such period minus (b) Reserves for Capital Expenditures for all Real Estate Assets (excluding Construction- in-Process) as of the last day of such Reference Period.
“Adjusted NOI” means, for any Reference Period, with respect to any Real Estate Asset, (a) Property NOI from such Real Estate Asset for such period minus (b) Reserves for Capital Expenditures for such Real Estate Asset (excluding Construction-in-Process) as of the last day of such Reference Period.
“Administrative Agent” means Capital One, as contractual representative for the Lenders under the terms of this Agreement, and any of its successors.
“Administrative Questionnaire” means the Administrative Questionnaire completed by each Lender and delivered to the Administrative Agent in a form supplied by the Administrative Agent to the Lenders from time to time.
“Affiliate” means, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. In no event shall the Administrative Agent or any Lender be deemed to be an Affiliate of any Loan Party.
“Agreement” has the meaning set forth in the introductory paragraph hereof. “Agreement Date” means the date as of which this Agreement is dated.
“Anti-Corruption Laws” means all Applicable Laws specifically concerning or relating to bribery or corruption.
“Anti-Terrorism Laws” means the following: (i) the Trading with the Enemy Act of the United States, 50 U.S.C. App. §§ 1 et seq., as amended, (ii) any of the foreign assets control regulations of the United States Treasury Department or any enabling legislation or executive order relating thereto, including without limitation, Executive Order No. 13224, effective as of September 24, 2001 relating to Blocking Property and Prohibiting Transactions With Persons - Who Commit, Threaten to Commit or Support Terrorism (66 Fed. Reg. 49079 (2001), and (iii) the Patriot Act.
“Applicable Law” means all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes, executive orders, and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Applicable Margin” means, with respect to a particular Type of Loan:
(a) at any time prior to the Credit Rating Election Date, the percentage set forth below corresponding to the Total Leverage Ratio as determined in accordance with Section 10.1 in effect at such time:

Level	Total Leverage Ratio	Applicable Margin for Term Loans that are LIBOR Loans	Applicable Margin for Term Loans that are Base Rate Loans
1	Less than or equal to 45%	1.30%	0.30%
2	Greater than 45% and less or equal to 50%	1.40%	0.40%
3	Greater than 50% and less than or equal to 55%	1.50%	0.50%
4	Greater than 55%	1.70%	0.70%

The Applicable Margin shall be determined by the Administrative Agent from time to time, based on the Total Leverage Ratio as set forth in the Compliance Certificate most recently delivered by the Borrower pursuant to Section 9.3. Any adjustment to the Applicable Margin shall be effective (a) in the case of a Compliance Certificate delivered in connection with quarterly financial statements of NSA REIT delivered pursuant to Section 9.1, as of the date 45 days following the end of the last day of the applicable fiscal quarter covered by such Compliance Certificate, (b) in the case of a Compliance Certificate delivered in connection with annual financial statements of NSA REIT delivered pursuant to Section 9.2, as of the date 90 days following the end of the last day of the applicable fiscal year covered by such Compliance Certificate, and (c) in the case of any other Compliance Certificate, as of the date 5 Business Days following the Administrative Agent’s request for such Compliance Certificate. If the Borrower fails to deliver a Compliance Certificate pursuant to Section 9.3, the Applicable Margin shall equal the percentages corresponding to Level 4 until the date of the delivery of the required Compliance Certificate. Notwithstanding the foregoing, for the period from the Effective Date through but excluding the date on which the Administrative Agent first determines the Applicable Margin as set forth above, the Applicable Margin shall equal the percentages corresponding to Level 1. The provisions of this definition are subject to Section 2.5(e); and
(b) on and at all times after the Credit Rating Election Date, the percentage per annum determined, at any time, based on the range into which the Borrower’s Credit Rating then falls, in accordance with the levels in the table set forth below (each a “Level”). Any change in the Borrower’s Credit Rating which would cause it to move to a different Level in such table shall effect a change in the Applicable Margin on the Business Day on which such change occurs. During any period for which the Borrower has received a Credit Rating from only one Rating Agency, then the Applicable Margin shall be determined based on such Credit Rating, provided that the Rating Agency is S&P or Moody’s. During any period that the Borrower has received only two Credit Ratings and such ratings are not equivalent, the Applicable Margin shall be determined by the higher of such two Credit Ratings so long as the other Credit Rating is only one Level below that of the highest Credit Rating, and if the other Credit Rating is more than one Level below that of the highest Credit Rating, then the Applicable Margin shall be determined by the Credit Rating that is the median of the two Credit Ratings (unless the median is not a specified Level, in which case the Applicable Margin will be the Credit Rating that is one Level below the Level corresponding to the higher Credit Rating). During any period that the Borrower has received more than two Credit Ratings and such Credit Ratings are not equivalent, the Applicable Margin shall be determined by the highest Credit Rating if they differ by only one Level; provided, if they differ by two or more Levels, then the Applicable Margin will be determined by the average of the highest two Credit Ratings unless the average is not a specified Level, in which case the Applicable Margin will be based on the Level corresponding to the second highest Credit Rating. During any period after the Credit Rating Election Date for which the Borrower does not have a Credit Rating from either S&P, Moody’s or Fitch, or during any other period not otherwise covered by this definition (e.g., in the event that, after the Credit Rating Election Date, the only Credit Rating is provided by Fitch), the Applicable Margin shall be determined based on Level 5.

Credit Rating Level	Credit Rating	Applicable Margin for Term Loans that are LIBOR Loans	Applicable Margin for Term Loans that are Base Rate Loans
I	At Least A- or A3	0.90%	0.00%
II	BBB+ or Baa1	0.95%	0.00%
III	BBB or Baa2	1.10%	0.10%
IV	BBB- or Baa3	1.35%	0.35%
V	Below BBB- or Baa3	1.75%	0.75%

“Appraisal” means an M.A.I. appraisal (or local equivalent) prepared by a professional appraiser acceptable to the Administrative Agent, having at least the minimum qualifications required under the applicable Governmental Authority, including without limitation, FIRREA, and determining “as is” (and, as applicable, the “as completed” and/or “as stabilized”) market value of the subject property as between a willing buyer and a willing seller.
“Appraised Value” means, with respect to any Real Estate Asset on any date of determination, the “as is” (and, as applicable, the “as completed” and/or “as stabilized”) market value of such Real Estate Asset as reflected in the most recent Appraisal of such Real Estate Asset as of such date, as the same may have been reasonably adjusted by the Administrative Agent based upon its internal review of such Appraisal which is based on criteria and factors then generally used and considered by the Administrative Agent in determining the value of similar real estate properties.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Assignment and Acceptance Agreement” means an Assignment and Acceptance Agreement entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 13.5), and accepted by the Administrative Agent, substantially in the form of Exhibit A or any other form approved by the Administrative Agent.
“Augmenting Lender” has the meaning given that term in Section 2.16(a).
“Availability Period” means (x) with respect to the Closing Date Term Loans, the period from and including the Effective Date to the earliest of (i) December 30, 2016, (ii) the Maturity Date and (iii) the date of termination of the commitments of the Lender to make Term Loans pursuant to Section 11.2 and (y) with respect to the Delayed Draw Term Loans, the period from and including the Second Amendment Effective Date to the earliest of (i) December 5, 2018, (ii) the Maturity Date, and (iii) the date of termination of the commitments of the Lender to make Term Loans pursuant to Section 11.2.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Base Rate” means, as of any applicable date of determination, the per annum rate of interest equal to the greatest of (i) the Prime Rate, (ii) one half of one percent (0.50%) plus the Federal Funds Effective Rate, and (iii) one percent (1.00%) plus LIBOR for a term of one month commencing on such date of determination (or if such date is not a Business Day, the immediately preceding Business Day), provided that clause (iii) shall not be applicable during any period in which LIBOR is unavailable or unascertainable as described in Article IV hereof. The Base Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or LIBOR shall become effective as of the opening of business on the day on which such change in the Prime Rate, the Federal Funds Effective Rate or LIBOR, respectively, becomes effective, without notice or demand of any kind. If as so determined, the Base Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement for any applicable Loan or portion thereof.
“Base Rate Loan” means a Loan bearing interest at a rate based on the Base Rate.
“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (within the meaning of the Plan Asset Regulations for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Borrower” has the meaning set forth in the introductory paragraph hereof.
“Business Day” means (a) any day other than a Saturday, Sunday or other day on which banks in New York, New York are authorized or required to close and (b) with reference to a LIBOR Loan or any Base Rate Loan as to which the interest rate is determined by reference to LIBOR, any such day that is also a day on which dealings in deposits of Dollars are carried out in the London interbank market (a “LIBOR Business Day”).
“California Partnerships” means, collectively, as applicable prior to the Credit Rating Election Date, any Controlled Partially-Owned Entity that meets each of the following requirements: (i) such Controlled Partially-Owned Entity has no other Indebtedness (other than the Subsidiary Guaranty and Guarantees of Indebtedness permitted under Section 10.3(ix)), (ii) (a) the Borrower and each applicable direct or indirect Wholly-Owned Subsidiary shall have pledged its partnership or membership interests, as applicable, in such Controlled Partially-Owned Entity as Collateral, (b) the other equity owners of such Controlled Partially-Owned Entity shall have pledged their economic interests in such Controlled Partially-Owned Entity as Collateral, and (c) such Controlled Partially-Owned Entity's Equity Interests in each California Partnership Subsidiary directly or indirectly owning or leasing the applicable Real Estate Assets shall be pledged as Collateral, in each case in form and substance satisfactory to the Administrative Agent, (iii) such Controlled Partially-Owned Entity is a Subsidiary Guarantor (and each Subsidiary of the Controlled Partially-Owned Entity is a Subsidiary Guarantor), and (iv) the Real Estate Assets owned or leased by such Controlled Partially-Owned Entity or its Subsidiary, as applicable, are Permitted Properties.

“California Partnership Subsidiary” means a Subsidiary of a California Partnership that meets the criteria of clause (i) of the definition of “Subsidiary” with respect to such California Partnership.
“Campus Pointe Ground Lease” means that certain Lease dated as of June 26, 2001 by and between YFP Campus Pointe, LLC, successor-in-interest to Keystone Land Partners, LLC, as landlord, and Colton Campus PT., L.P., successor-in-interest to Westport Campus Pointe, LLC, as tenant, as in effect on the Effective Date, for certain premises located in the retail development commonly known as Campus Pointe in San Diego, California.
“Capital Lease Obligations” means, with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP; and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.
“Capital One” means Capital One, National Association, together with its successors and assigns.
“Capitalization Rate” means 6.75%.
“Cash Equivalents” means: (a) securities issued, guaranteed or insured by the United States of America or any of its agencies with maturities of not more than one year from the date acquired; (b) certificates of deposit with maturities of not more than one year from the date issued by a United States federal or state chartered commercial bank of recognized standing, or a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of any such country, acting through a branch or agency, which bank has capital and unimpaired surplus in excess of $500,000,000 and which bank or its holding company has a short-term commercial paper rating of at least A-2 or the equivalent by S&P or at least P-2 or the equivalent by Moody’s; (c) reverse repurchase agreements with terms of not more than seven days from the date acquired, for securities of the type described in clause (a) above and entered into only with commercial banks having the qualifications described in clause (b) above; (d) commercial paper issued by any Person incorporated under the laws of the United States of America or any State thereof and rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s, in each case with maturities of not more than one year from the date acquired; and (e) investments in money market funds registered under the Investment Company Act of 1940, as amended, which have net assets of at least $500,000,000 and at least 85% of whose assets consist of securities and other obligations of the type described in clauses (a) through (d) above.

“Certification of Beneficial Ownership” means a certification required by the Administrative Agent from NSA REIT and the Loan Parties regarding beneficial ownership and controlling parties in accordance with, and pursuant to, 31 C.F.R. §1010.230.
“Closing Date Term Loan(s)” has the meaning given that term in Section 2.2(a).
“Collateral” means, collectively, all of the “Collateral” or other assets in which a Lien is granted to the Administrative Agent referred to in the Pledge Agreement and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of itself, the Lenders and the Specified Derivatives Providers.
“Collateral Documents” means, collectively, the Pledge Agreement and each other agreement, instrument or document that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of itself, the Lenders and the Specified Derivatives Providers.
“Collateral Fallaway” has the meaning given that term in Section 13.9(a).
“Commitment” means, as to any Lender, such Lender’s Term Loan Commitment.
“Commitment Percentage” means, in respect of the Term Loan Facility, with respect to any Term Loan Lender at any time, the percentage of the Term Loan Facility represented by (a) prior to the Effective Date, such Term Loan Lender’s Term Loan Commitment at such time and (b) thereafter, the sum of (i) the amount of such Term Loan Lender’s Term Loan Commitments at such time and (ii) the principal amount of such Term Loan Lender’s Term Loans outstanding at such time. The Commitment Percentage of each Lender is set forth opposite the name of such Lender on Schedule 1.1, as such Schedule 1.1 may be updated by the Administrative Agent from time to time
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Compliance Certificate” has the meaning given that term in Section 9.3.
“Consolidated” or “consolidated”, with reference to any term herein, means that term as applied to the accounts of NSA REIT and its Subsidiaries, or the Borrower and its Subsidiaries (as the case may be), consolidated in accordance with and as required by GAAP.
“Construction-in-Process” means any Real Estate Asset that is raw land, vacant out- parcels, or other property on which construction of material improvements has commenced and is continuing to be performed (such commencement evidenced by foundation excavation) without undue delay from permit denial, construction delays or otherwise, but has not yet been completed

(as evidenced by a certificate of occupancy permitting use of such property by the general public). A Real Estate Asset will no longer be considered Construction-in-Process upon the sooner of (a) achievement of an 80% Occupancy Rate or (b) 12 months after completion (as evidenced by a certificate of occupancy permitting use of such property by the general public).
“Continue”, “Continuation” and “Continued” each refers to the continuation of a LIBOR Loan from one Interest Period to another Interest Period pursuant to Section 2.9.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Controlled Partially-Owned Entity” means, collectively, any Partially-Owned Entity, (i) of which the Borrower or a Wholly-Owned Subsidiary of the Borrower is the general partner, the sole manager or sole managing member of such Partially-Owned Entity or is validly and irrevocably appointed to direct the actions of the general partner, the sole manager or sole managing member of such Partially-Owned Entity, and, in each case, at all times Controls such limited partnership or limited liability company and its assets (including, for the avoidance of doubt, the ability to (x) finance and refinance, (y) grant first-mortgage or other Liens in the nature of a security interest, mortgage lien, pledge or similar encumbrance on, and (z) sell, transfer or otherwise dispose of, the Eligible Unencumbered Properties owned or leased by such Partially-Owned Entity without the consent of the limited partners, any other members or any other Person, in each case under clause (z), subject to the PRO Consent Rights so long as the Required PRO Percentage does not exceed the Permitted PRO Percentage at any time), (ii) with respect to which the Borrower or NSA REIT reports the Equity Interests of such Partially-Owned Entity on a Consolidated basis in accordance with GAAP and (iii) that is organized in, and owns Real Estate Assets located only in, the United States or a territory of the United States. For the avoidance of doubt, a Subsidiary of the Borrower that is a California Partnership is also a Controlled Partially-Owned Entity.
“Convert”, “Conversion” and “Converted” each refers to the conversion of a Loan of one Type into a Loan of another Type pursuant to Section 2.10.
“Covered Entity” means any of the following:

(i)	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Covered Party” has the meaning assigned to it in Section 13.23.
“Cost Basis Value” means, with respect to any Real Estate Asset, the sum of the following to the extent capitalized in accordance with GAAP: (a) the total contract purchase price of such Real Estate Asset, plus (b) all commercially reasonable acquisition costs (including but not limited to title, legal and settlement costs, but excluding financing costs), plus (c) if such Real Estate Asset constitutes Construction-in-Process, all construction costs incurred, to the extent such costs were budgeted.
“Credit Event” means any of the following: (a) the making (or deemed making) of any Loan, (b) the Continuation of a LIBOR Loan, and (c) the Conversion of a Base Rate Loan into a LIBOR Loan.
“Credit Rating” means the rating assigned by a Rating Agency to the senior unsecured long term Indebtedness of a Person; provided that the Credit Rating of any Person that is a Subsidiary of another Person (such other Person being referred to as a “Parent”) who provides a Guaranty of an item of Indebtedness of such Subsidiary shall, for purposes of such Indebtedness, be the greater of the rating assigned to (x) such Subsidiary and (y) the Parent.
“Credit Rating Election Date” means the date, after the Investment Grade Rating Date, on which the Borrower delivers written notice to the Administrative Agent that it desires to utilize its Credit Rating in determining the Applicable Margin pursuant to Section 2.5(b).
“De La Plaza Ground Lease” means that certain Shopping Center Lease dated as of February 11, 1999 by and between Encinitas Plaza, L.P., successor-in-interest to M&H Realty Partners III L.P., as landlord, and Colton Encinitas, L.P., successor-in-interest to Westport Encinitas LLC, as tenant, as amended as of the Effective Date, for certain premises located in the retail development commonly known as De La Plaza in Encinitas, California.
“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar Applicable Laws relating to the relief of debtors in the United States of America or other applicable jurisdictions from time to time in effect.
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Defaulting Lender” means, subject to Section 3.11(f), any Lender that (a) has failed to (i) fund all or any portion of its Loans within 2 Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within 2 Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within 3 Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 3.11(f)) upon delivery of written notice of such determination to the Borrower and each Lender.
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Delayed Draw Term Loan(s)” has the meaning given that term in Section 2.2(a).

“Delayed Draw Term Loan Commitment” as to each Second Amendment Increase Lender, its obligation to make Delayed Draw Term Loans to Borrower pursuant to Section 2.2 in an original principal amount not to exceed the applicable amount set forth opposite such Second Amendment Increase Lender’s name on Schedule 1.1, as such amount may be reduced from time to time pursuant to Section 2.12.
“Delayed Draw Term Note” means collectively, the promissory notes made by Borrower in favor of each Second Amendment Increase Lender requesting a promissory note in an aggregate principal amount equal to such Second Amendment Increase Lender’s Delayed Draw Term Loan Commitment as originally in effect, substantially in the form of Exhibit F-1, as the same may be amended, replaced, substituted and/or restated from time to time.
“Derivatives Contract” means (a) any transaction (including any master agreement, confirmation or other agreement with respect to any such transaction) now existing or hereafter entered into by the Borrower or any of its Subsidiaries (i) which is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, weather index transaction or forward purchase or sale of a security, commodity or other financial instrument or interest (including any option with respect to any of these transactions) or (ii) which is a type of transaction that is similar to any transaction referred to in clause (i) above that is currently, or in the future becomes, commonly entered into in the financial markets (including terms and conditions incorporated by reference in such agreement) and which is a forward, swap, future, option or other derivative on one or more rates, currencies, commodities, equity securities or other equity instruments, debt securities or other debt instruments, economic indices or measures of economic risk or value, or other benchmarks against which payments or deliveries are to be made, and (b) any combination of these transactions.
“Derivatives Termination Value” means, in respect of any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement or provision relating thereto, (a) for any date on or after the date such Derivatives Contracts have been terminated or closed out, the termination amount or value determined in accordance therewith, and (b) for any date prior to the date such Derivatives Contracts have been terminated or closed out, the then-current mark-to-market value for such Derivatives Contracts, determined based upon one or more mid-market quotations or estimates provided by any recognized dealer in Derivatives Contracts (which may include the Administrative Agent, any Lender, any Specified Derivatives Provider or any Affiliate of any thereof).

“Disqualified Stock” means any Equity Interests that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition, matures or is mandatorily redeemable or subject to mandatory repurchase or redemption or repurchase at the option of the holders thereof, in whole or in part and whether upon the occurrence of any event, pursuant to a sinking fund obligation, on a fixed date or otherwise, or is convertible or exchangeable at the option of the holder thereof for Indebtedness or Equity Interests (other than Equity Interests that do not constitute Disqualified Stock), in each case prior to the date that is 180 days after the latest Term Loan tranche maturity date at the time of issuance of such Equity Interests; provided, however, that Equity Interests that would not constitute Disqualified Stock but for terms thereof giving holders thereof the right to require the issuer thereof to redeem or purchase such Equity Interests upon the occurrence of an “event of default”, an “asset sale” or a “change of control” shall not constitute Disqualified Stock if any such requirement becomes operative only after repayment in full in cash of all the Obligations and the termination of the Commitments.
“Disqualifying Environmental Event” means, with respect to any Eligible Unencumbered Property, any release or threatened release of Hazardous Materials, any violation of Environmental Laws or any similar environmental event with respect to such Eligible Unencumbered Property, the cost of remediating which could reasonably be expected to exceed (a) the greater of (i) $500,000 and (ii) 10% of the Unencumbered Asset Value that would be attributable to such Eligible Unencumbered Property, for such Eligible Unencumbered Property individually, or (b) $20,000,000 when combined with the cost of remediating such environmental events with respect to all Eligible Unencumbered Properties.
“Disqualifying Structural Event” means, with respect to any Eligible Unencumbered Property, any structural issue with respect to such Eligible Unencumbered Property, the cost of remediating which could reasonably be expected to exceed (a) the greater of (i) $500,000 and (ii) 10% of the Unencumbered Asset Value that would be attributable to such Eligible Unencumbered Property, for such Eligible Unencumbered Property individually or (b) $20,000,000 when combined with the cost of remediating such structural issues with respect to all Eligible Unencumbered Properties.
“Dollars” or “$” means the lawful currency of the United States of America.
“EBITDA” means, for any period, (a) Net Income of NSA REIT and its Subsidiaries for such period, as determined in accordance with GAAP (but without adjustment for minority interests), plus (b) without duplication and to the extent deducted in computing such Net Income for such period, the sum of (i) Interest Expense and income tax expense, (ii) losses attributable to the sale or other disposition of assets or debt restructurings, (iii) real estate depreciation and amortization, (iv) acquisition costs related to the acquisition of Real Estate Assets that were capitalized prior to

FAS 141-R which do not represent a recurring cash item in such period or in any future period, and (v) other non-cash charges, minus (c) to the extent included in Net Income for such period, all gains attributable to the sale or other disposition of assets. NSA REIT’s and its Subsidiaries’ Pro Rata Share of the items comprising EBITDA of any Partially-Owned Entity shall be included in EBITDA, calculated in a manner consistent with the above-described treatment for NSA REIT and its Subsidiaries.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” means the later of: (a) the Agreement Date; and (b) the date on which all of the conditions precedent set forth in Section 6.1 shall have been fulfilled or waived in writing by the Lenders.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Sections 13.5(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 13.5(b)(iii)).
“Eligible California Partnership Property(ies)” means any Real Estate Asset that meets each of the requirements to be an Eligible Unencumbered Property other than being 100% fee owned or 100% leased under a Ground Lease by the Borrower or a Wholly-Owned Subsidiary of the Borrower so long as such Real Estate Asset is 100% fee owned or 100% leased under a Ground Lease by a California Partnership (or a California Partnership Subsidiary).
“Eligible JV” means a Non-Wholly-Owned Subsidiary of the Borrower or a Partially- Owned Entity, which 100% fee owns, or 100% leases under a Ground Lease, one or more Eligible JV Properties.
“Eligible JV Properties” means those Real Estate Assets that meet each of the requirements to be an Eligible Unencumbered Property other than being 100% fee owned or 100% leased under a Ground Lease by the Borrower or a Wholly-Owned Subsidiary of the Borrower so long as such Real Estate Asset is 100% fee owned or 100% leased under a Ground Lease by an Eligible JV.
“Eligible Unencumbered Property” means a Real Estate Asset which satisfies all of the following requirements (unless otherwise approved by the Requisite Lenders): (a) (i) prior to the Investment Grade Rating Date, such Real Estate Asset is 100% fee owned, or 100% leased under a Ground Lease, by the Borrower, a Wholly-Owned Subsidiary that is, except to the extent not required pursuant to Section 8.13(c), a Subsidiary Guarantor and organized under the Laws of the United States or a California Partnership (or a California Partnership Subsidiary), provided that no more than 20% of Unencumbered Asset Value may be attributable to Real Estate Assets owned or leased by California Partnerships (or a California Partnership Subsidiary) and only Eligible California Partnership Properties owned or leased by California Partnerships (or a California Partnership Subsidiary) shall be included in determining Eligible Unencumbered Asset Value; and (ii) after the Investment Grade Rating Date, such Real Estate Asset is 100% fee owned, or 100% leased under a Ground Lease, by the Borrower, a Wholly-Owned Subsidiary of the Borrower organized under the Laws of the United States or an Eligible JV, provided that no more than 10% of Unencumbered Asset Value may be attributable to Real Estate Assets owned or leased by Eligible JVs and only Eligible JV Properties owned or leased by Eligible JVs shall be included in determining Eligible Unencumbered Asset Value; (b) such Real Estate Asset is a Permitted Property; (c) neither such Real Estate Asset nor the Borrower’s or any Subsidiary’s or Partially-Owned Entity’s direct or indirect Equity Interests in the Subsidiary owning or leasing such Real Estate Asset is subject to any Lien or any Negative Pledge (other than (x) Permitted Liens and Liens permitted under Section 10.6(a)(iv) and (y) Negative Pledges contained in agreements relating to a Senior Unsecured Debt Issuance permitted to be incurred by this Agreement at the time of its incurrence and substantially similar to the Negative Pledge provisions contained in this Agreement, and Negative Pledges in favor of the Administrative Agent and the Lenders contained in this Agreement); (d) notwithstanding any provisions of Section 10.3, any Subsidiary or Eligible JV owning or leasing such Real Estate Asset (and any direct or indirect parent thereof that is a Subsidiary of the Borrower) has no Indebtedness (other than, for the avoidance of doubt, Indebtedness permitted under Section 10.3(i) and Section 10.3(ix), and guarantees thereof by Subsidiaries of the Borrower to the extent such guarantees are permitted hereunder and so long as the Obligations are guaranteed in the same manner); (e) such Real Estate Asset is not the subject of a Disqualifying Environmental Event or Disqualifying Structural Event and is free of all major architectural deficiencies, title defects or other adverse matters which would materially impact such Real Estate Asset’s value or cash flow; and (f) for all Real Estate Assets other than the Eligible JV Properties owned or leased by an Eligible JV, regardless of whether the Borrower or a Subsidiary of the Borrower owns or leases such Real Estate Asset, the Borrower has the right directly, or indirectly through a Wholly-Owned Subsidiary, to take the following actions without the need to obtain the consent of any Person: (i) to finance or refinance such Real Estate Asset, (ii) to grant first-mortgage or other Liens in the nature of a security interest, mortgage lien, pledge or similar encumbrance on such Real Estate Asset as security for Indebtedness of NSA REIT, the Borrower or such Subsidiary, as applicable, and (iii) to sell, transfer or otherwise dispose of such Real Estate Asset, in each case under clause (iii), subject to the PRO Consent Rights so long as the Required PRO Percentage does not exceed the Permitted PRO Percentage at any time.
“Environmental Laws” means any Applicable Law relating to environmental protection or the manufacture, storage, remediation, disposal or clean-up of Hazardous Materials including, without limitation, the following: Clean Air Act, 42 U.S.C. § 7401 et seq.; Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; National Environmental Policy Act, 42 U.S.C. § 4321 et seq.; regulations of the Environmental Protection Agency and any applicable rule of common law and any judicial interpretation thereof relating primarily to the environment or Hazardous Materials, and any analogous or comparable state or local laws, regulations or ordinances that concern Hazardous Materials or protection of the environment.
“Equity Interest” means, with respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person whether or not certificated, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.
“Equity Issuance” means any issuance or sale by a Person of any Equity Interest in such Person and shall in any event include the issuance of any Equity Interest upon the conversion or exchange of any security constituting Indebtedness that is convertible or exchangeable, or is being converted or exchanged, for Equity Interests.
“ERISA” means the Employee Retirement Income Security Act of 1974, as in effect from time to time, and the rules and regulations promulgated thereunder.
“ERISA Event” means, with respect to the ERISA Group, (a) any “reportable event” as defined in Section 4043 of ERISA with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the withdrawal of a member of the ERISA Group from a Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the incurrence by a member of the ERISA Group of any liability with respect to the withdrawal or partial withdrawal from any Multiemployer Plan; (d) the incurrence by any member of the ERISA Group of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (e) the institution of proceedings to terminate a Plan or Multiemployer Plan by the PBGC; (f) the failure by any member of the ERISA Group to make when due required contributions to a Multiemployer Plan or Plan unless such failure is cured within 30 days or the filing pursuant to Section 412(c) of the Internal Revenue Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard; (g) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan or the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the receipt by any member of the ERISA Group of any notice or the receipt by any Multiemployer Plan from any member of the ERISA Group of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent (within the meaning of Section 4245 of ERISA) or in “critical” status (within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA); (i) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any member of the ERISA Group or the imposition of any Lien in favor of the PBGC under Title IV of ERISA; or (j) a determination that a Plan is, or is reasonably expected to be, in “at risk” status (within the meaning of Section 430 of the Internal Revenue Code or Section 303 of ERISA).
“ERISA Group” means NSA REIT and its Subsidiaries and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control, which, together with NSA REIT or any of its Subsidiaries, are treated as a single employer under Section 414 of the Internal Revenue Code.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Default” means any of the events specified in Section 11.1, provided that any requirement for notice or lapse of time or any other condition has been satisfied.
“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Loan Party or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.
“Existing Non-Recourse Guaranty” means that certain Guaranty of Recourse Obligations dated as of March 28, 2014, originally made by Steven G. Osgood and Joseph Fong for the benefit of Ladder Capital Finance LLC, and assumed by NSA REIT pursuant to that certain Joinder By and Agreement of New Indemnitor dated as of May 6, 2015 entered into by Borrower and NSA REIT in connection with a loan to All Stor Asheville, LLC in the principal amount not to exceed $2,212,500.
“Facilities Management Agreement” means each Facilities Portfolio Management Agreement entered into in the ordinary course of business, as in effect on the Effective Date and from time to time thereafter, in each case substantially in the form of the form of Facilities Portfolio Management Agreement filed with the with the Securities and Exchange Commission as of the Effective Date.
“Fair Market Value” means, with respect to (a) a security listed on a national securities exchange or the NASDAQ National Market, the last sale price of such security as reported on such exchange or market by any widely recognized reporting method customarily relied upon by financial institutions and (b) with respect to any other property, the price which could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under pressure or compulsion to complete the transaction.
“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.
“FATCA” has the meaning given that term in Section 3.12(a).
“Federal Funds Effective Rate” means, for any day, the rate per annum (rounded upward to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate quoted to Administrative Agent by federal funds dealers selected by the Administrative Agent on such day on such transaction as determined by the Administrative Agent. If as so determined, the

Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement for any applicable Loan or portion thereof.
“Fee Letters” means collectively, that certain (a) Fee Letter dated as of June 22, 2016, by and among Capital One and the Borrower, (b) Fee Letter dated as of June 22, 2016, by and among Regions Bank, Regions Capital Markets and the Borrower, and (c) Fee Letter dated as of June 22, 2016, by and among U.S. Bank National Association and the Borrower.
“Fees” means the fees provided for or referred to in Section 3.6 and any other fees payable by the Borrower hereunder or under any other Loan Document.
“First Amendment Date” means April 16, 2018.
“Fitch” means Fitch Ratings Ltd., and its successors.
“Fixed Charges” means, for any period, the sum (without duplication) of (a) Interest Expense for such period, (b) all regularly scheduled payments made during such period on account of principal of Indebtedness of NSA REIT or any of its Subsidiaries (but excluding (i) balloon, bullet or similar principal payments due upon the stated maturity of any Indebtedness and (ii) payments of principal of the Loans), and (c) Preferred Dividends payable by NSA REIT or any of its Subsidiaries during such period. NSA REIT’s and its Subsidiaries’ Pro Rata Share of the expenses and payments referred to in the preceding clauses (a) through (c) of any Partially-Owned Entity of NSA REIT or any of its Subsidiaries shall be included in Fixed Charges, calculated in a manner consistent with the above-described treatment for NSA REIT and its Subsidiaries.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
“GAAP” means generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (including Statement of Financial Accounting Standards No. 168, “The FASB Accounting Standards Codification”) or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States of America, which are applicable to the circumstances as of the date of determination.
“Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi- governmental, judicial, administrative, public or statutory instrumentality, authority, body, agency, bureau, commission, board, department or other entity (including, without limitation, the Federal Deposit Insurance Corporation, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority) or any arbitrator with authority to bind a party at law.
“Gross Asset Value” means, on any date of determination, the sum (without duplication) of (a) the Operating Property Value on such date, plus (b) the Cost Basis Value of all Construction-in-Process on such date and the book value (determined in accordance with GAAP) of all Mezz Loan Investments on such date (so long as the borrower under such Mezz Loan Investment or any affiliate thereof is not in default thereunder or under any other Indebtedness of such borrower or such affiliate), plus (c) the Cost Basis Value of all Unimproved Land on such date, plus (d) the book value (determined in accordance with GAAP) of all Mortgage Notes on such date, plus (e) all unrestricted and unencumbered cash and Cash Equivalents of NSA REIT and its Subsidiaries on such date, plus (f) the Management Company Value as of such date; with Gross Asset Value being adjusted to include NSA REIT and its Subsidiaries’ Pro Rata Share of (i) the Operating Property Value (and the items comprising the Operating Property Value) attributable to any Partially-Owned Entity on such date, plus (ii) the Cost Basis Value of all Construction-in-Process of any Partially-Owned Entity on such date, plus (iii) the Cost Basis Value of all Unimproved Land owned by a Partially-Owned Entity on such date, plus (iv) the book value (determined in accordance with GAAP) of all Mortgage Notes held by a Partially-Owned Entity on such date, plus (v) the value of all unrestricted and unencumbered cash and Cash Equivalents owned by any Partially-Owned Entity on such date.
Notwithstanding the foregoing, for purposes of calculating Gross Asset Value, to the extent (A) the amount of Gross Asset Value attributable to Unimproved Land would exceed 5% of Gross Asset Value, such excess shall be excluded from Gross Asset Value, (B) the amount of Gross Asset Value attributable to Construction-in-Process and Mezz Loan Investments, collectively, would exceed 5% of Gross Asset Value, such excess shall be excluded from Gross Asset Value, (C) the amount of Gross Asset Value attributable to Mortgage Notes would exceed 5% of Gross Asset Value, such excess shall be excluded from Gross Asset Value, (D) the amount of Gross Asset Value attributable to Management Company Value would exceed 10% of Gross Asset Value, such excess shall be excluded from Gross Asset Value, and (E) the aggregate amount of Gross Asset Value attributable to: (i) Unimproved Land, (ii) Construction-in-Process and Mezz Loan Investments, (iii) joint ventures with Non-Wholly-Owned Subsidiaries (other than Controlled Partially-Owned Entities) and Partially-Owned Entities, (iv) Controlled Partially-Owned Entities, and (v) Mortgage Notes would exceed 30% of Gross Asset Value, such excess shall be excluded from Gross Asset Value. For the avoidance of doubt, without limiting the application of the thresholds set forth in this definition for purposes of determining Gross Asset Value, in no event shall Borrower be deemed to be in default hereunder by reason of maintaining Investments or assets in excess of the thresholds set forth in this definition.
“Ground Lease” means a ground lease reasonably acceptable to the Administrative Agent and containing the following terms and conditions: (a) a remaining term (exclusive of any unexercised extension options) of 30 years or more from the Agreement Date (or such shorter period as the Requisite Lenders may agree, it being acknowledged that the shorter periods under the Irvine Ground Lease, the De La Plaza Ground Lease, the Campus Pointe Ground Lease and the Tustin Ground Lease have each been approved with a shorter lease period); (b) the right of the lessee to mortgage and encumber its interest in the leased property without the consent of the lessor; (c) the obligation of the lessor to give the holder of any mortgage Lien on such leased property written notice of any defaults on the part of the lessee and agreement of such lessor that such lease will not be terminated until such holder has had a reasonable opportunity to cure or complete foreclosures, and fails to do so; (d) reasonable transferability of the lessee’s interest under such lease, including without limitation, the ability to sublease; and (e) such other rights customarily required by mortgagees making a loan secured by the interest of the holder of the leasehold estate demised pursuant to a ground lease.
“Guarantor” or “Guarantors” means (i) prior to the Investment Grade Rating Date, but subject to Section 8.13, each Material Subsidiary Guarantor, (ii) prior to the Investment Grade Rating Date, but subject to Section 8.13, each Other Subsidiary Guarantor, and (iii) each Subsidiary Obligor.
“Guarantor Release Letter” means a letter executed by the Administrative Agent that confirms the release of one or more Guarantor(s), substantially in the form of Exhibit K.
“Guaranty”, “Guaranteed”, “Guarantying” or to “Guarantee” as applied to any obligation means and includes: (a) a guaranty (other than by endorsement of negotiable instruments for collection or deposit in the ordinary course of business), directly or indirectly, in any manner, of any part or all of such obligation, or (b) an agreement, direct or indirect, contingent or otherwise, and whether or not constituting a guaranty, the practical effect of which is to assure the payment or performance (or payment of damages in the event of nonperformance) of any part or all of such obligation whether by: (i) the purchase of securities or obligations, (ii) the purchase, sale or lease (as lessee or lessor) of property or the purchase or sale of services primarily for the purpose of enabling the obligor with respect to such obligation to make any payment or performance (or payment of damages in the event of nonperformance) of or on account of any part or all of such obligation, or to assure the owner of such obligation against loss, (iii) the supplying of funds to or in any other manner investing in the obligor with respect to such obligation, (iv) repayment of amounts drawn down by beneficiaries of letters of credit, or (v) the supplying of funds to or investing in a Person on account of all or any part of such Person’s obligation under a Guaranty of any obligation or indemnifying or holding harmless, in any way, such Person against any part or all of such obligation. As the context requires, “Guaranty” shall also mean each Subsidiary Guaranty, as the context requires.
“Hazardous Materials” means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Environmental Laws as “hazardous substances”, “hazardous materials”, “hazardous wastes”, “toxic substances” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, “TCLP” toxicity or “EP toxicity”; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; (d) asbestos in any form; (e) toxic mold; and (f) electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.
“Increasing Lender” has the meaning given that term in Section 2.16(a).
“Incremental Term Loan” has the meaning given that term in Section 2.16(a).
“Incremental Term Loan Amendment” has the meaning given that term in Section 2.16(e) and includes the Second Amendment.
“Indebtedness” means, with respect to a Person, at the time of computation thereof, all of the following (without duplication): (a) all indebtedness of such Person for borrowed money including, without limitation, any repurchase obligation or liability of such Person with respect to securities, accounts or notes receivable sold by such Person that becomes a liability on the balance sheet of such Person, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade liability incurred in the ordinary course of business and payable in accordance with customary practices), to the extent such obligations constitutes indebtedness for the purposes of GAAP, (c) any other indebtedness of such Person which is evidenced by a note, bond, debenture, or similar instrument, (d) all Capital Lease Obligations, (e) all obligations of other Persons which such Person has Guaranteed or is otherwise recourse to such Person (except for Guaranties of customary exceptions for fraud, misapplication of funds, environmental indemnities, violation of “special purpose entity” covenants, and other similar exceptions to recourse liability until a written claim is made with respect thereto, and then shall be included only to the extent of the amount of such claim), including liability of a general partner in respect of liabilities of a partnership in which it is a general partner, which would constitute “Indebtedness” hereunder, any obligation to supply funds to or in any manner to invest directly or indirectly in a Person, to maintain working capital or equity capital of a Person or otherwise to maintain net worth, solvency or other financial condition of a Person, to purchase indebtedness, or to assure the owner of indebtedness against loss, including, without limitation, through an agreement to purchase property, securities, goods, supplies or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner or otherwise (excluding in any calculation of consolidated Indebtedness of NSA REIT and its Subsidiaries, Guaranty obligations of NSA REIT or its Subsidiaries in respect of primary obligations of any of NSA REIT or its Subsidiaries which are already included in Indebtedness), (f) all reimbursement obligations of such Person for letters of credit and other contingent liabilities, (g) any net mark-to-market exposure under a Derivatives Contract to the extent speculative in nature, (h) all Disqualified Stock issued by such Person, valued, as of the date of determination, at the greater of (i) the maximum aggregate amount that would be payable upon maturity, redemption, repayment or repurchase thereof (or of Disqualified Stock or Indebtedness into which such Disqualified Stock is convertible or exchangeable) and (ii) the maximum liquidation preference of such Disqualified Stock, and (i) all liabilities secured by any Lien (other than Liens for taxes not yet due and payable) on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof. The calculation of consolidated Indebtedness of NSA REIT and its Subsidiaries shall, without duplication, include their Pro Rata Share of Indebtedness of all Partially-Owned Entities of NSA REIT and its Subsidiaries. Any calculation of Indebtedness hereunder shall be made in a manner consistent with the last sentence of Section 1.2.
“Indemnified Costs” has the meaning given that term in Section 13.10(a).
“Indemnified Party” has the meaning given that term in Section 13.10(a).
“Indemnity Proceeding” has the meaning given that term in Section 13.10(a).
“Initial Eligible Unencumbered Properties” means, collectively, the Eligible Properties set forth on Schedule 5.1(a).
“Interest Expense” means, for any period, the total interest expense of NSA REIT and its Subsidiaries (including that attributable to Capital Lease Obligations and any capitalized interest expense) for such period with respect to all outstanding Indebtedness of NSA REIT and its Subsidiaries (including, without limitation, all commissions, discounts and other fees and charges owed by NSA REIT and its Subsidiaries with respect to letters of credit, bankers’ acceptance financing and net costs of NSA REIT and its Subsidiaries under Derivatives Contracts in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP). NSA REIT’s and its Subsidiaries’ Pro Rata Share of all such expenses of any Partially-Owned Entity of NSA REIT or any of its Subsidiaries shall be included in Interest Expense, calculated in a manner consistent with the above-described treatment for NSA REIT and its Subsidiaries.

“Interest Period” means with respect to any LIBOR Loan, each period commencing on the date such LIBOR Loan is made, or in the case of the Continuation of a LIBOR Loan the last day of the preceding Interest Period for such Loan, and ending 1, 2, 3 or 6 months thereafter, as the Borrower may select in a Notice of Borrowing, Notice of Continuation or Notice of Conversion, as the case may be, except that each Interest Period that commences on the last Business Day of a calendar month, or on a day for which there is no corresponding day in the appropriate subsequent calendar month, shall end on the last Business Day of the appropriate subsequent calendar month. Notwithstanding the foregoing: (i) if any Interest Period for any portion of a Term Loan would otherwise end after the Maturity Date, such Interest Period shall end on the Maturity Date; and (ii) each Interest Period that would otherwise end on a day which is not a Business Day shall end on the immediately following Business Day (or, if such immediately following Business Day falls in the next calendar month, on the immediately preceding Business Day).
“Intermediate Subsidiary” has the meaning given that term in Section 8.12.
“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.
“Investment” means, with respect to any Person, any acquisition or investment (whether or not of a Controlling interest) by such Person, by means of any of the following: (a) the purchase or other acquisition of any Equity Interest in another Person, (b) a loan, advance or extension of credit to, capital contribution to, Guaranty of Indebtedness of, or purchase or other acquisition of any Indebtedness of, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute the business or a division or operating unit of another Person. Any binding commitment to make an Investment in any other Person, as well as any option of another Person to require an Investment in such Person, shall constitute an Investment. Except as expressly provided otherwise, for purposes of determining compliance with any covenant contained in a Loan Document, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
“Investment Grade Rating” means a Credit Rating of BBB-/Baa3 (or equivalent) or higher from a Rating Agency.
“Investment Grade Rating Date” means, the date on which the Borrower or NSA REIT first obtains an Investment Grade Rating from at least two of the Rating Agencies, including, for the avoidance of doubt, either Moody’s and/or S&P.
“Irvine Ground Lease” means that certain Option Agreement dated August 15, 1997 by and between Southern California Edison Company, as optionor, and the Irvine Tenant, as optionee, for certain premises located in Irvine, California.

“Irvine Tenant” means GSC Irvine/Main LP, a California limited partnership, successor- in-interest to SSD, LLC, a Nevada limited liability company.
“Knowledgeable Officer” means with respect to NSA REIT or its Subsidiaries, any executive or financial officer of NSA REIT, or if applicable, of the Borrower.
“Lender” means each financial institution from time to time party hereto as a “Lender”, together with its respective successors and permitted assigns, and as the context requires; provided, however, except as otherwise expressly provided herein, the term “Lender” shall not include any Lender or any of its Affiliates in such Person’s capacity as a Specified Derivatives Provider.
“Lending Office” means, for each Lender and for each Type of Loan, the office of such Lender specified in such Lender’s Administrative Questionnaire, or such other office of such Lender of which such Lender may notify the Administrative Agent in writing from time to time.
“LIBOR” means, for any LIBOR Loan for any Interest Period therefor, the rate of interest as shown in Reuters Screen LIBOR01 Page (or any successor service, or if such Person no longer reports such rate as determined by the Administrative Agent, by another commercially available source providing such quotations approved by the Administrative Agent) at which deposits in U.S. dollars are offered by first class banks in the London Interbank Market at approximately 11:00 a.m. (London time) on the day that is two (2) LIBOR Business Days prior to the first day of such Interest Period with a maturity approximately equal to such Interest Period and in an amount approximately equal to the amount to which such Interest Period relates, adjusted for reserves and taxes if required by future regulations. If such service or such other Person approved by the Administrative Agent described above no longer reports such rate or the Administrative Agent determines in good faith that the rate so reported no longer accurately reflects the rate available to the Administrative Agent in the London Interbank Market, Loans shall accrue interest at the Base Rate plus the Applicable Margin for such Loan. For any period during which a Reserve Percentage shall apply, LIBOR with respect to LIBOR Loans shall be equal to the amount determined above divided by an amount equal to 1 minus the Reserve Percentage. If as so determined, LIBOR shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement for any applicable Loan or portion thereof.
“LIBOR Business Day” has the meaning specified in the definition of Business Day.
“LIBOR Loan” means a Term Loan (or a portion thereof), other than a Base Rate Loan, bearing interest at a rate based on LIBOR.
“LIBOR Termination Date” has the meaning given that term in Section 4.2(b)(i)(x)(ii).

“Lien” as applied to the property of any Person means: (a) any security interest, encumbrance, mortgage, deed to secure debt, deed of trust, assignment of leases and rents, pledge, lien, charge or lease constituting a Capital Lease Obligation, conditional sale or other title retention agreement, or other security title or encumbrance of any kind in respect of any property of such Person, or upon the income, rents or profits therefrom; (b) any deposit or other arrangement under which any property of such Person is transferred, sequestered or otherwise identified for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to the payment of the general, unsecured creditors of such Person; (c) the filing of any financing statement under the Uniform Commercial Code or its equivalent in any jurisdiction, other than any precautionary filing not otherwise constituting or giving rise to a Lien, including a financing statement filed (i) in respect of a lease not constituting a Capital Lease Obligation pursuant to Section 9-505 (or a successor provision) of the UCC or its equivalent as in effect in an applicable jurisdiction or (ii) in connection with a sale or other disposition of accounts or other assets not prohibited by this Agreement in a transaction not otherwise constituting or giving rise to a Lien; and (d) any agreement by such Person to grant, give or otherwise convey any Lien described in clause (a) of this definition with respect to any Real Estate Asset or any Equity Interest.
“Loan” means a Term Loan or a portion thereof.
“Loan Document” means this Agreement, each Note, each Collateral Document, the Subsidiary Guaranty, the Fee Letter, each Accession Agreement, each Pari Passu Intercreditor Agreement, and each other document or instrument now or hereafter executed and delivered by NSA REIT or a Loan Party in connection with, pursuant to or relating to this Agreement (other than any Specified Derivatives Contract).
“Loan Party” means the Borrower and each Subsidiary Guarantor, provided that solely for purposes of Articles VII through XI, inclusive, the term Loan Party shall be deemed to include NSA REIT.
“Management Company Value” means, for any period of 12 consecutive months ending immediately prior to any date of calculation, an amount equal to (i) the sum of (a) the cash revenue earned by the Borrower and its Subsidiaries for management and other fees from third parties and Partially-Owned Entities (excluding the portion thereof payable (directly or indirectly) on account of Borrower’s percentage ownership therein) during such period, plus (b) cash revenue earned by the Borrower and its Subsidiaries from tenant insurance and tenant warranty protection operating income from third parties and Partially-Owned Entities (excluding the portion thereof payable (directly or indirectly) on account of Borrower’s percentage ownership therein) during such period, in each case, minus operating expenses incurred during such period by the Borrower and its Subsidiaries in connection with such management services or tenant insurance and tenant warranty protection, as applicable, multiplied by (ii) eight (8).

“Material Acquisition” means any acquisition permitted by Section 10.5 or Section 10.7 (whether by direct purchase, contribution, merger or otherwise and whether in one or more related transactions) by the Borrower or any Subsidiary of the Borrower in which the Acquisition Price of the assets acquired exceeds 10% of Gross Asset Value immediately before giving effect to such acquisition.
“Material Adverse Effect” means a materially adverse effect on (a) the business, assets, operations or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, (b) the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party, (c) the validity or enforceability of any of the Loan Documents, (d) the Collateral, if any, taken as a whole, or the Administrative Agent’s Liens (on behalf of itself and the other Lenders) on the Collateral, if any, taken as a whole, or the priority of such Liens, or (e) the rights and remedies of the Lenders and the Administrative Agent under any of the Loan Documents.
“Material Contract” means any contract or other arrangement (other than Loan Documents and Specified Derivatives Contracts), whether written or oral, to which NSA REIT or any of its Subsidiaries is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect.
“Material Credit Facility” means, as to NSA REIT, the Borrower or any Subsidiary,
(a)    the Revolver Credit Agreement;
(b)    the Credit Agreement dated as of December 21, 2018 among the Borrower, as borrower, NSA REIT, the financial institutions from time to time parties thereto and The Huntington National Bank, as administrative agent, including any renewals, extensions, amendments, supplements, restatements, replacements or refinancing thereof; and
(c)    the Credit Agreement dated as of April 24, 2019 among the Borrower, as borrower, NSA REIT, the financial institutions from time to time parties thereto and BMO Harris Bank N.A., as administrative agent, including any renewals, extensions, amendments, supplements, restatements, replacements or refinancing thereof.
“Material Subsidiary” means any Subsidiary owning or leasing one or more Real Estate Assets which contribute, in the aggregate, ten percent (10%) or more of Unencumbered Asset Value at the applicable time of reference.
“Material Subsidiary Guarantor” means each Material Subsidiary that from time to time is a party to the Subsidiary Guaranty.

“Maturity Date” means June 29, 2023, or such earlier date on which the Term Loans shall become due and payable pursuant to the terms hereof; provided, however, that if such date is not a Business Day, the Maturity Date shall be the preceding Business Day.
“Mezz Loan Investment” means a mezzanine loan made by the Borrower to a special purpose entity owned and Controlled by a PRO in connection with the development of a self-storage Real Estate Asset by such PRO which the Borrower and/or one of its Subsidiaries has an option to acquire, provided that (i) such mezzanine loan is secured by the Equity Interests of such PRO, or of a Person owned and Controlled by such PRO, in the special purpose entity to which such loan is made, and (ii) such special purpose entity owns no assets other than such Real Estate Asset being developed and related assets incidental to the ownership of such Real Estate Asset.
“Moody’s” means Moody’s Investors Service, Inc., and its successors.
“Mortgage Note” means a promissory note secured by a Lien on an interest in real property of which NSA REIT or any of its Subsidiaries or any Partially-Owned Entity is the holder and retains the right of collection of all payments thereunder.
“Multiemployer Plan” means at any time a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding six plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such six year period.
“Negative Pledge” means, with respect to a given asset, any provision of a document, instrument or agreement (other than any Loan Document or any Specified Derivatives Contract) which prohibits or purports to prohibit the creation or assumption of any Lien on such asset as security for Indebtedness of the Person owning such asset or any other Person; provided, however, that an agreement that conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, shall not constitute a Negative Pledge.
“Net Income” means, of any Person for any period, the consolidated net income (or loss) of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding the adjustment of rent to straight-line rent), calculated without regard to gains or losses on early retirement of debt or debt restructuring, debt modification charges and prepayment premiums.
“Net Proceeds” means with respect to any Equity Issuance by a Person, the aggregate amount of all cash and the Fair Market Value of all other property (other than securities of such

Person being converted or exchanged in connection with such Equity Issuance) received by such Person in respect of such Equity Issuance net of investment banking fees, legal fees, accountants’ fees, underwriting discounts and commissions, listing fees, financial printing costs and other customary fees and expenses actually incurred by such Person in connection with such Equity Issuance.
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 13.6 and (b) has been approved by Requisite Lenders.
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Non-Material Subsidiary Guarantor” means each Subsidiary Obligor that from time to time is a party to the Subsidiary Guaranty.
“Non-Wholly-Owned Subsidiary” means any Subsidiary of a Person that is not a Wholly-Owned Subsidiary of such Person.
“Nonrecourse Indebtedness” means, with respect to a Person, Indebtedness for borrowed money in respect of which recourse for payment (except for exceptions for fraud, misapplication of funds, environmental indemnities, bankruptcy, transfer of collateral in violation of the applicable loan documents, failure to obtain consent for subordinate financing in violation of the applicable loan documents and other exceptions to nonrecourse liability which are customary for nonrecourse financings at the time as determined by the Administrative Agent) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness. Liability of a Person under a completion guarantee, to the extent relating to the Nonrecourse Indebtedness of another Person, shall not, in and of itself, prevent such liability from being characterized as Nonrecourse Indebtedness.
“Notice of Borrowing” means a notice in the form of Exhibit C to be delivered to the Administrative Agent pursuant to Section 2.1(b) evidencing the Borrower’s request for a borrowing of Loans.
“Notice of Continuation” means a notice in the form of Exhibit D to be delivered to the Administrative Agent pursuant to Section 2.9 evidencing the Borrower’s request for the Continuation of a LIBOR Loan.
“Notice of Conversion” means a notice in the form of Exhibit E to be delivered to the Administrative Agent pursuant to Section 2.10 evidencing the Borrower’s request for the Conversion of a Loan (or a portion thereof) from one Type to another Type.

“NSA REIT” has the meaning set forth in the introductory paragraph hereof.
“Obligations” means, individually and collectively: (a) the aggregate principal balance of, and all accrued and unpaid interest on, all Loans; and (b) all other indebtedness, liabilities, obligations, covenants and duties of the Borrower and the other Loan Parties owing to the Administrative Agent or any Lender of every kind, nature and description, under or in respect of this Agreement or any of the other Loan Documents, including without limitation, the Fees and indemnification obligations, whether direct or indirect, absolute or contingent, due or not due. The term “Obligations” does not include Specified Derivatives Obligations.
“Occupancy Rate” means, with respect to a Real Estate Asset at any time, the ratio, expressed as a percentage, of (a) aggregate leasable square footage of all completed space of such Real Estate Asset actually occupied by non-Affiliate tenants paying rent at market rates pursuant to binding leases as to which no monetary default has occurred and has continued for a period in excess of 60 days to (b) the aggregate leasable square footage of all completed space of such Real Estate Asset.
“OFAC” means U.S. Department of the Treasury’s Office of Foreign Assets Control and any successor Governmental Authority.
“Operating Property Value” means, on any date of determination, the sum of (a) the aggregate Property NOI from all Stabilized Properties of NSA REIT and its Subsidiaries for the Reference Period most recently ended (excluding Property NOI from such Stabilized Properties acquired by either purchase or contribution during such Reference Period and included under clause (b) below), divided by the Capitalization Rate, plus (b) the aggregate Acquisition Price for all Stabilized Properties of NSA REIT and its Subsidiaries acquired by either purchase or contribution during such Reference Period.
“Other Subsidiary Guarantor” means each Subsidiary of the Borrower (other than a Material Subsidiary) that is a party to the Guaranty for the purpose of permitting the Borrower to comply with the provisions of Section 8.13.
“NSA REIT” has the meaning set forth in the introductory paragraph hereof.
“Parent Guaranty” has the meaning given that term in Section 8.12.
“Pari Passu Intercreditor Agreement” means (i) a Pari Passu Intercreditor Agreement substantially in the form of the Prior Pari Passu Intercreditor Agreement, to be executed by and among the Loan Parties, the Administrative Agent, the holders of any permitted Unsecured Indebtedness and/or any agent of such holders, the other parties and other agents from time to time party thereto, regarding the Collateral, and (ii) each other intercreditor agreement, collateral agency agreement, collateral sharing agreement or similar agreement entered into from time to time by the Loan Parties party thereto, the other certain pledgors, the Administrative Agent and the holders of any permitted Unsecured Indebtedness and/or any agent of such holders.
“Partially-Owned Entity” means, with respect to any Person, any other Person in which such Person holds an Investment, the financial results of which Investment would not be consolidated under GAAP with the financial results of such Person on the consolidated financial statements of such Person. For the avoidance of doubt, a Partially-Owned Entity that meets the requirements to be a Controlled Partially-Owned Entity shall not be considered a Partially-Owned Entity for purposes of the financial covenants set forth in Section 10.1 and related definitions.
“Participant” has the meaning given that term in Section 13.5(d).
“Participant Register” has the meaning given that term in Section 13.5(d).
“PBGC” means the Pension Benefit Guaranty Corporation and any successor agency.
“Permitted Liens” means: (a)(i) Liens securing taxes, assessments and other charges or levies imposed by any Governmental Authority (excluding any Lien imposed pursuant to any of the provisions of ERISA or pursuant to any Environmental Laws securing claims for assessments or charges in excess of $500,000) or (ii) the claims of materialmen, mechanics, carriers, warehousemen or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, which, in the case of each of the immediately preceding clauses (i) and (ii), are not at the time required to be paid or discharged under Section 8.6; (b) Liens consisting of deposits or pledges made, in the ordinary course of business, in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance, old age pensions or other social security obligations; (c) Liens consisting of encumbrances in the nature of zoning restrictions, easements, and rights or restrictions of record on the use of real property, which do not materially detract from the value of such property or materially and adversely impair the intended use thereof in the business of such Person; (d) the rights of tenants under leases or subleases not interfering with the ordinary conduct of business of such Person; (e) Liens in favor of the Administrative Agent for the benefit of itself, the Lenders and Specified Derivatives Providers; (f) Liens in existence as of the Agreement Date and set forth in Part II of Schedule 7.6 (provided that such Liens do not encumber any Eligible Unencumbered Property); (g) Liens on assets of Borrower or any of its Subsidiaries (other than on any Collateral or Eligible Unencumbered Properties or the direct or indirect Equity Interests of any Person owning or leasing any Eligible Unencumbered Property) securing obligations under Derivatives Contracts; (h) normal and customary rights of setoff upon deposits of cash in favor of banks or other depositary institutions; and (i) Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection.

“Permitted PRO Percentage” means (i) with respect to the holders of class A Units, fifty percent (50%) of such holders, (ii) with respect to the holders of any applicable series of class B Units, fifty percent (50%) of such holders and (iii) with respect to any other class or series within a class of Units issued to one or more PROs pursuant to a PRO Designation, fifty percent (50%) of such holders.
“Permitted Property” means a Stabilized Property, provided that from and after the Investment Grade Rating Date, a Permitted Property shall also include Unimproved Land and Construction-in-Process located in the United States or a territory of the United States.
“Person” means an individual, corporation, partnership, limited liability company, association, trust or unincorporated organization, or a government or any agency or political subdivision thereof.
“Plan” means an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (a) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (b) has at any time within the preceding six years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.
“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.
“Pledge Agreement” means a Pledge and Security Agreement, by and among the Administrative Agent and the Loan Parties that may be a party thereto in the form substantially similar to the pledge and security agreement previously entered into in connection herewith and otherwise reasonably satisfactory to the Administrative Agent.
“Post-Default Rate” means a rate per annum equal to the Base Rate plus the Applicable Margin, in each case as in effect from time to time, plus 2.0%; provided, that when such term is used with respect to Obligations other than Term Loans, the “Post-Default Rate” shall mean a rate per annum equal to the Base Rate plus the Applicable Margin for Term Loans, in each case as in effect from time to time, plus 2.0%.
“Preferred Dividends” means, for any period and without duplication, all Restricted Payments paid during such period on Preferred Equity Interests issued by NSA REIT or any of its Subsidiaries. Preferred Dividends shall not include dividends or distributions (a) to the extent paid or payable to NSA REIT or any of its Subsidiaries, or (b) constituting or resulting in the redemption of Preferred Equity Interests, other than scheduled redemptions not constituting balloon, bullet or similar redemptions in full.
“Preferred Equity Interests” means, with respect to any Person, Equity Interests in such Person which are entitled to preference or priority over any other Equity Interest in such Person in respect of the payment of dividends or distribution of assets upon liquidation or both.
“Prime Rate” means the fluctuating annual rate of interest announced from time to time by the Administrative Agent at Administrative Agent’s head office as its “prime rate.”
“Principal Office” means the office of the Administrative Agent located at 299 Park Ave., 31st Fl., New York, NY 10171, or such other office of the Administrative Agent as the Administrative Agent may designate from time to time.
“Prior Pari Passu Intercreditor Agreement” means that certain Pari Passu Intercreditor Agreement dated as of June 30, 2016, among the Loan Parties party thereto, the Administrative Agent and the other parties and other agents from time to time party thereto.
“PRO” means each participating regional operator who has the benefit of a PRO Designation.
“PRO Consent Rights” means the consent rights of the holders of at least 50% of the class A Units outstanding at the applicable time of reference, and the holders of at least 50% of the applicable series of class B Units outstanding at the applicable time of reference, under the terms of any applicable PRO Designation.
“PRO Designations” means each “Partnership Unit Designation” made by NSA REIT relating to Units issued in connection with the contribution of Real Estate Assets in the ordinary course of business, as in effect on the Effective Date and from time to time thereafter.
“Pro Rata Share” means, with respect to any Partially-Owned Entity in which a Person holds an Investment, the greater of (a) such Person’s relative nominal direct and indirect ownership interest (expressed as a percentage) in such Partially-Owned Entity or (b) such Person’s relative direct and indirect economic interest (calculated as a percentage) in such Partially-Owned Entity determined in accordance with the applicable provisions of the declaration of trust, articles or certificate of incorporation, articles of organization, partnership agreement, joint venture agreement or other applicable organizational document of such Partially-Owned Entity.
“Property Management Fees” means, with respect to any Real Estate Asset for any period, an assumed amount equal to the greater of (a) 3% of the aggregate base rent and percentage rent due and payable under leases with tenants at such Real Estate Asset and (b) actual management fees, excluding amounts that will be reclassified as “Regional”, “Executive Management”, or “General and Administrative” expenses.
“Property NOI” means, with respect to any Real Estate Asset for any period, the sum of (a) property rental and other income (after adjusting for straight-lining of rents and excluding the rents from tenants in default or bankruptcy) earned in the ordinary course and attributable to such Real Estate Asset accruing for such period, minus (b) the amount of all expenses incurred in connection with and directly attributable to the ownership and operation of such Real Estate Asset for such period, including, without limitation, Property Management Fees and amounts accrued for the payment of real estate taxes and insurance premiums, but excluding Interest Expense or other debt service charges and any non-cash charges such as depreciation or amortization of financing costs.
“Proposed Modification” has the meaning given that term in Section 13.6(e).
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“QFC Credit Support” has the meaning assigned to it in Section 13.23.
“Qualified Plan” means a Plan that is intended to be tax-qualified under Section 401(a) of the Internal Revenue Code.
“Rating Agency” means S&P, Moody’s or Fitch.
“Real Estate Asset” means any parcel of real property located in the United States of America or a territory of the United States, and any improvements thereon, owned, or leased under a Ground Lease, by the Borrower, any of its Subsidiaries or any of their Partially-Owned Entities.
“Recourse Indebtedness” means any Indebtedness that is not Nonrecourse Indebtedness.
“Reference Period” means any period of four consecutive fiscal quarters of NSA REIT and its Subsidiaries.
“Register” has the meaning given that term in Section 13.5(c).
“Regulatory Change” means, with respect to any Lender, any change effective after the Agreement Date in Applicable Law or the adoption or making after such date of any interpretation, directive or request applying to a class of banks, including such Lender, of or under any Applicable

Law (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any Governmental Authority or monetary authority charged with the interpretation or administration thereof or compliance by any Lender with any request or directive regarding capital adequacy. Notwithstanding anything herein to the contrary, (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (b) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Regulatory Change”, regardless of the date enacted, adopted or issued.
“REIT” means a “real estate investment trust”, as defined in the Internal Revenue Code.
“Required PRO Percentage” means the percentage of the holders of any class of Units (or of any classes of Units acting together), that is required in order to consent to or otherwise approve any action with respect to the sale, transfer, disposition, encumbrance, financing or refinancing of any Real Estate Asset pursuant to the applicable PRO Designations.
“Requisite Lenders” means, as of any date, Lenders having at least 51% of the sum of (a) the principal amount of the aggregate outstanding Term Loans, plus (b) the aggregate amount of the Term Loan Commitments. Loans held by Defaulting Lenders shall be disregarded when determining the Requisite Lenders. At all times when two or more Lenders (excluding Defaulting Lenders) are party to this Agreement, the term “Requisite Lenders” shall mean not less than two Lenders.
“Reserves for Capital Expenditures” means, with respect to any Real Estate Asset, an amount equal to (a) the aggregate leasable square footage of all completed space of such Real Estate Asset, multiplied by (b) $0.15.
“Responsible Officer” means with respect to NSA REIT and its Subsidiaries, the chief executive officer, president and chief financial officer of NSA REIT.
“Restricted Payment” means: (a) any dividend or other distribution, direct or indirect, on account of any Equity Interest of NSA REIT or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely in Equity Interests of an identical or junior class to the holders of that class; (b) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interest of NSA REIT or any of its Subsidiaries now or hereafter outstanding; and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of NSA REIT or any of its Subsidiaries now or hereafter outstanding.

“Revolver Credit Agreement” means that certain Second Amended and Restated Credit Agreement (as may be amended, restated, supplemented or otherwise modified from time to time) dated as of July 29, 2019, by and among the Borrower, the lenders from time to time party thereto, KeyBank National Association, in its capacity as administrative agent, and joined in for certain purposes by certain subsidiaries of the Borrower and NSA REIT.
“Revolver Credit Agreement Provisions” has the meaning given that term in Section 13.6(e).
“Sanctioned Entity” means (a) an agency of the government of, (b) an organization directly or indirectly Controlled by, or (c) a Person resident in, in each case, a country that is subject to a sanctions program identified on the list maintained by the OFAC and published from time to time, or any list maintained by the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority, as such program may be applicable to such agency, organization or Person.
“Sanctioned Person” means a Person (i) on the list of Specially Designated Nationals or Blocked Persons maintained by the OFAC as published from time to time, or (ii) on any list maintained by the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.
“Second Amendment” means that Second Amendment to Credit Agreement dated as of the Second Amendment Effective Date, by and among the Borrower, certain Subsidiaries of the Borrower, NSA REIT, the lender parties thereto providing a new commitment pursuant to the terms thereof and Capital One, National Association, as the administrative agent.
“Second Amendment Effective Date” means June 5, 2018.
“Second Amendment Increase Lender” shall mean any Increase Lender set forth in the Second Amendment.
“Secured Indebtedness” means, with respect to a Person as of any given date, the aggregate principal amount of all Indebtedness of such Person outstanding at such date and that is secured in any manner by any Lien, and in the case of NSA REIT and any of its Subsidiaries, shall include (without duplication) NSA REIT’s and its Subsidiaries’ Pro Rata Shares of the Secured Indebtedness of their Partially-Owned Entities, but shall exclude Unsecured Indebtedness of the type referred to in the proviso of the definition of “Unsecured Indebtedness”.
“Secured Recourse Indebtedness” means that portion of any Secured Indebtedness that is Recourse Indebtedness.

“Securities Act” means the Securities Act of 1933, as amended from time to time, together with all rules and regulations issued thereunder.
“Senior Unsecured Debt Issuance” has the meaning given that term in Section 10.3(ix).
“Solvent” means, when used with respect to any Person, that (a) the fair value and the fair salable value of its assets are each in excess of the fair valuation of its total liabilities (including all contingent liabilities computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that could reasonably be expected to become an actual and matured liability); (b) such Person is able to pay its debts or other obligations in the ordinary course as they mature; and (c) such Person has capital not unreasonably small to carry on its business and all business in which it proposes to be engaged.
“Specified Derivatives Contract” means any Derivatives Contract, together with any documentation relating directly thereto, that is made or entered into at any time, or in effect at any time now or hereafter, whether as a result of an assignment or transfer or otherwise, between NSA REIT or any of its Subsidiaries and a Specified Derivatives Provider.
“Specified Derivatives Obligations” means all indebtedness, liabilities, obligations, covenants and duties of NSA REIT or any of its Subsidiaries under or in respect of any Specified Derivatives Contract, whether direct or indirect, absolute or contingent, due or not due, liquidated or unliquidated, and whether or not evidenced by any written confirmation. Notwithstanding the foregoing, for any applicable Loan Party, the Specified Derivatives Obligations shall not include Swap Obligations that constitute Excluded Swap Obligations with respect to such Loan Party.
“Specified Derivatives Provider” means any Lender, or any Affiliate of a Lender, that is a party to a Derivatives Contract at the time the Derivatives Contract is entered into (including prior to the Effective Date). For the avoidance of doubt, any such Person that ceases to be a Lender, or an Affiliate of a Lender, shall no longer be a Specified Derivatives Provider.
“Stabilized Property” means any Real Estate Asset (a) that is a commercial property operating as a self-storage asset that is completed (as evidenced by a certificate of occupancy permitting use of such property by the general public) with tenants in occupancy and open for business and (b) in the case of Construction-in-Process, that has ceased to be Construction-in- Process in accordance with the definition thereof.
“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., and its successors.
“Subsidiary” means, (i) for any Person, any corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the Equity Interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise Controlled, directly, or indirectly through one or more intermediaries, or both, by such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP and (ii) a Controlled Partially-Owned Entity. No Person, including a Partially-Owned Entity, which is not required in accordance with GAAP to be consolidated with NSA REIT or the Borrower shall be considered a Subsidiary of NSA REIT or the Borrower.
“Subsidiary Guarantor” means (i) prior to the Investment Grade Rating Date, but subject to Section 8.13, each Material Subsidiary Guarantor, (ii) prior to the Investment Grade Rating Date, but subject to Section 8.13, each Other Subsidiary Guarantor, and (iii) each Subsidiary Obligor.
“Subsidiary Guaranty” means the Guaranty substantially in the form of Exhibit G attached hereto executed by the Subsidiary Guarantors in favor of the Administrative Agent for the benefit of itself and the Lenders, together with each Accession Agreement delivered pursuant to Section 8.13 or Section 8.14.
“Subsidiary Obligor” means a Subsidiary that (i) Guarantees, or otherwise becomes obligated in respect of, any Indebtedness of the Borrower or any other Subsidiary of the Borrower or (ii) owns a Real Estate Asset included as an Eligible Unencumbered Property for inclusion (or other asset the value of which is included) in the Unencumbered Asset Value or Adjusted Net Operating Income or that owns, directly or indirectly, Equity Interests in any such Subsidiary (including any California Partnership (or a California Partnership Subsidiary)) and that has incurred Recourse Indebtedness. For the avoidance of doubt, the term “Indebtedness” as used in this definition shall not include any customary account obligations of a Subsidiary in connection with opening and maintaining a deposit account in the ordinary course of business.
“Supported QFC” has the meaning assigned to it in Section 13.23.
“Swap Obligation” means any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Taxes” has the meaning given that term in Section 3.12.
“Term Loan” or “Term Loans” means an advance made by any Lender under the Term Loan Facility, including the Closing Date Term Loans and the Delayed Draw Term Loans.
“Term Loan Commitment” means, (a) as to each Term Loan Lender on the Effective Date, its obligation to make Loans to Borrower pursuant to Section 2.2 in an original principal amount not to exceed the applicable amount set forth opposite such Term Loan Lender’s name on Schedule 1.1 (prior to the Second Amendment Effective Date), as may be reduced from time to time pursuant to Section 2.12, and (b) each applicable Term Loan Lender’s obligation to make a Term Loan after the Effective Date (including under the Delayed Draw Term Loan Commitments) as set forth in any agreement (including the Second Amendment) executed by an existing Term Loan Lender or a Person who becomes a Term Loan Lender in accordance with Section 2.16.
“Term Loan Facility” means the aggregate amount of the Term Loan Commitments at such time and the aggregate principal amount of the Term Loans of all Term Loan Lenders outstanding at such time.
“Term Loan Lender” means a Lender having a Term Loan Commitment, or if the applicable Term Loan Commitments have terminated, a Lender holding a Term Loan, including any Second Amendment Increase Lender.
“Term Note” has the meaning given that term in Section 2.11(b).
“Third Amendment” means that Third Amendment to Credit Agreement dated as of the Third Amendment Effective Date, by and among the Borrower, certain Subsidiaries of the Borrower, NSA REIT, the lender parties thereto, and Capital One, National Association, as the administrative agent.
“Third Amendment Effective Date” means July 29, 2019.
“Titled Agents” means, collectively, (a) Capital One, National Association, in its capacity as Bookrunner and Lead Arranger, (b) Regions Bank, in its capacity as Bookrunner, Lead Arranger and Syndication Agents and (c) U.S. Bank National Association, in its capacity as Bookrunner, Lead Arranger and Syndication Agents.
“Total Leverage Ratio” means, on any date of determination, (a) consolidated Indebtedness of NSA REIT and its Subsidiaries on such date divided by (b) Gross Asset Value on such date.
“Tustin Ground Lease” means that certain Sublease (Short Form – Memorandum) dated as of May 1, 1976, by and between Koll Tustin Business Center, a sublessor, and Tustin Gateway, L.P., successor-in-interest to Calvin V. McCollum, as sublessee, as amended by that certain Addendum to Sublease dated June 30, 1976, that certain First Amendment to Sublease dated as of May 1, 2002, and as in effect on the Third Amendment Effective Date, for certain premises located in the retail development commonly known as the Koll Tustin Business Center in Tustin, California.
“Type” with respect to any portion of a Term Loan (or any Tranche), refers to whether such Loan is a LIBOR Loan or Base Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in any applicable jurisdiction.
“Unencumbered Adjusted NOI” means, for any period of determination, Adjusted NOI for the Eligible Unencumbered Properties. After the Investment Grade Ratings Date, Property NOI attributable to Non-Wholly-Owned Subsidiaries (including Controlled Partially-Owned Entities) in excess of 10% of the aggregate Unencumbered Adjusted NOI shall be excluded from the calculation of Unencumbered Adjusted NOI, but in no event shall the Borrower be deemed to be in default hereunder by reason of maintaining such Property NOI in excess of the thresholds set forth in this definition.
“Unencumbered Asset Value” means, as of any day, an amount equal to the sum of the value attributed to Eligible Unencumbered Properties included in the calculation of Gross Asset Value. For purposes of calculating the Unencumbered Asset Value after the Investment Grade Rating Date, to the extent (a) the amount of Unencumbered Asset Value attributable to unencumbered Unimproved Land would exceed 5% of Unencumbered Asset Value, such excess shall be excluded from Unencumbered Asset Value, (b) the amount of Unencumbered Asset Value attributable to unencumbered Construction-in-Process would exceed 5% of Unencumbered Asset Value, such excess shall be excluded from Unencumbered Asset Value, (c) the amount of Unencumbered Asset Value attributable to Eligible JV Properties, including Eligible Unencumbered Properties owned or leased by Controlled Partially-Owned Entities, would exceed 10% of Unencumbered Asset Value, such excess shall be excluded from Unencumbered Asset Value, (d) the amount of Unencumbered Asset Value attributable to unencumbered Mortgage Notes would exceed 5% of Unencumbered Asset Value, such excess shall be excluded from Unencumbered Asset Value and (e) the aggregate amount of Gross Asset Value attributable to such: (i) Unimproved Land, (ii) Construction-in-Process, (iii) Eligible JV Properties, including Eligible Unencumbered Properties owned by or leased Controlled Partially- Owned Entities and (iv) Mortgage Notes would exceed 20% of Unencumbered Asset Value, such excess shall be excluded from Unencumbered Asset Value. For the avoidance of doubt, (x) prior to the Investment Grade Rating Date, the Unencumbered Asset Value shall be calculated based solely on Eligible Unencumbered Properties exclusive of any of the assets described in clauses (a) through (d) of this definition, and (y) without limiting the application of the thresholds set forth in this definition for purposes of determining Unencumbered Asset Value, in no event shall Borrower be deemed to be in default hereunder by reason of maintaining Investments or assets in excess of the thresholds set forth in this definition.
“Unimproved Land” means any Real Estate Asset consisting of raw land that is not improved by buildings, structures or improvements intended for income production.
“Units” means units of limited partnership interests in the Borrower.

“Unsecured Indebtedness” means Indebtedness which is not Secured Indebtedness, provided that any Indebtedness that is secured solely by Equity Interests of the Loan Parties or any of their respective Subsidiaries (and including cash proceeds constituting distributions on such Equity Interests and deposit accounts holding solely such proceeds) shall be deemed to be Unsecured Indebtedness for all purposes hereunder, including, for purposes of (x) the financial covenants set forth in Section 10.1, and (y) Section 10.3(ix).
“Unsecured Interest Expense” means Interest Expense that is attributable to Unsecured Indebtedness.
“U.S. Special Resolution Regime” has the meaning assigned to it in Section 13.23.
“Withdrawal Liability” means any liability as a result of a complete or partial withdrawal from a Multiemployer Plan as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Wholly-Owned Subsidiary” means any Subsidiary of a Person in respect of which all of the Equity Interests (other than, in the case of a corporation, directors’ qualifying shares) are at the time directly or indirectly owned and Controlled by such Person.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
Section 1.2.    General; References to Terms.
Unless otherwise indicated, all accounting terms, ratios and measurements shall be interpreted or determined in accordance with GAAP; provided that, if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Requisite Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Requisite Lenders); provided further that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. References in this Agreement (including the schedules hereto) to “Sections”, “Articles”, “Exhibits” and “Schedules” are to sections, articles, exhibits and schedules herein and hereto unless otherwise indicated. References in this Agreement (including the schedules hereto) to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b)

shall include all documents, instruments or agreements issued or executed in replacement thereof, to the extent permitted hereby and (c) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, supplemented, restated or otherwise modified as of the date of this Agreement and from time to time thereafter to the extent not prohibited hereby and in effect at any given time. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” Unless explicitly set forth to the contrary, a reference to “Subsidiary” means a Subsidiary of NSA REIT or a Subsidiary of such Subsidiary and a reference to an “Affiliate” means a reference to an Affiliate of NSA REIT. Titles and captions of Articles, Sections, subsections and clauses in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement. Unless otherwise indicated, all references to time are references to Eastern Time. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other financial accounting standard promulgated by the Financial Accounting Standards Board having a similar result or effect) to value any Indebtedness or other liabilities of NSA REIT or any of its Subsidiaries at “fair value”, as defined therein.
Section 1.3.    Divisions.
For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.
ARTICLE II.
CREDIT FACILITY
Section 2.1.    [Reserved].
Section 2.2.    Term Loans.
(a)    Term Loans. Subject to the terms and conditions set forth herein, the Term Loan Lenders on the Effective Date severally and not jointly made Term Loans to the Borrower on the Effective Date, in an aggregate original principal amount equal to $100,000,000 (each such term loan, a “Closing Date Term Loan” and collectively, the “Closing Date Term Loans”). Subject to the terms and conditions set forth herein, each Second Amendment Increase Lender severally and not jointly agrees to make an additional Term Loan (each such term loan, a “Delayed Draw Term Loan” and collectively, the “Delayed Draw Term Loans”) to the Borrower on no more than two (2) occasions from time to time, on any Business Day during the applicable Availability Period, in an aggregate principal amount not to exceed such Second Amendment Increase Lender’s Delayed Draw Term Loan Commitment remaining on such date. The aggregate amount of each draw of Delayed Draw Term Loans shall be in a minimum principal amount equal to the lesser of (a) $25,000,000 and (b) the remaining unused amount of the Delayed Draw Term Loan Commitment. Upon the funding of all or any portion of the Delayed Draw Term Loans, the respective amounts of the Delayed Draw Term Loan Commitments shall automatically terminate. Amounts borrowed under this Section 2.2(a) and repaid or prepaid may not be reborrowed. Term Loan Commitments (including any Delayed Draw Term Loan Commitment) not drawn under the Term Loan Facility on the last day of the applicable Availability Period shall automatically terminate and shall no longer be available for borrowing hereunder.
(b)    Requesting Term Loans. The Borrower shall deliver to the Administrative Agent a Notice of Borrowing, which notice must be received by the Administrative Agent no later than 11:00 a.m. on the date that is (i) one Business Day prior to the anticipated date of borrowing, in the case of a request for Base Rate Loans or (ii) three Business Days prior to the anticipated date of borrowing in the case of a request for LIBOR Loans. Upon receipt of such Notice of Borrowing the Administrative Agent shall promptly notify each Lender. The Notice of Borrowing provided by the Borrower in the preceding sentence shall be irrevocable once given and binding on the Borrower.
(c)    Disbursement of Term Loan Proceeds. No later than 12:00 p.m. on the date of borrowing, each Lender will make available for the account of its applicable Lending Office to the Administrative Agent at the Principal Office, in immediately available funds, the proceeds of the Term Loan (including any Delayed Draw Term Loan) to be made by such Lender. Subject to satisfaction of the applicable conditions set forth in Article VI for such borrowing, the Administrative Agent will make the proceeds of such borrowing available to the Borrower no later than 2:00 p.m. on the date of borrowing.
(d)    Pari Passu. All Loans to the Borrower under this Agreement, including any Delayed Draw Term Loans, shall rank pari passu in right of payment.
Section 2.3.     [Reserved].
Section 2.4.    [Reserved].
Section 2.5.    Rates and Payment of Interest and Late Charges on Loans.

(a)    Rates. The Borrower shall pay to the Administrative Agent for the account of each Lender interest on the unpaid principal amount of each Loan made by such Lender for the period from and including the date of the making of such Loan to but excluding the date such Loan shall be paid in full, at the following per annum rates:
(i)    during such periods as such Loan is a Base Rate Loan, at the Base Rate (as in effect from time to time) plus the Applicable Margin; and
(ii)    during such periods as such Loan is a LIBOR Loan, at LIBOR for such Loan for the Interest Period therefor plus the Applicable Margin.
Notwithstanding the foregoing, while an Event of Default exists, the Borrower shall pay to the Administrative Agent for the account of each Lender interest at the Post-Default Rate on the outstanding principal amount of any Loan made by such Lender and on any other amount payable by the Borrower hereunder or under the Term Notes held by such Lender to or for the account of such Lender (including without limitation, accrued but unpaid interest to the extent permitted under Applicable Law).
(b)    Credit Rating Election. From and after the occurrence of the Investment Grade Rating Date, the Borrower may make a one-time irrevocable election upon written notice to the Administrative Agent to utilize its Credit Rating in determining the Applicable Margin, pursuant to the relevant table set forth in the definition of Applicable Margin.
(c)    Payment of Interest. Accrued and unpaid interest on each Loan shall be payable (i) monthly in arrears on the first Business Day of each calendar month, commencing with the first full calendar month occurring after the Effective Date, (ii) on any date that the principal balance of any Loan is repaid and (iii) on any date on which the principal balance of such Loan is due and payable in full (whether at maturity, due to acceleration or otherwise). Interest payable at the Post-Default Rate shall be payable from time to time on demand. Promptly after the determination of any interest rate provided for herein or any change therein, the Administrative Agent shall give notice thereof to the Lenders to which such interest is payable and to the Borrower. All determinations by the Administrative Agent of an interest rate hereunder shall be conclusive and binding on the Lenders and the Borrower for all purposes, absent manifest error.
(d)    Late Charges. The Borrower shall pay to the Administrative Agent for the account of each applicable Lender, upon billing therefor, a late charge equal to five percent (5%) of the amount of any payment of principal, interest, or both, which is not paid within 5 days after the due date therefor. Such late charge (i) shall be payable in addition to, and not in limitation of, the Post-Default Rate, (ii) shall be intended to compensate the Administrative Agent and the Lenders for administrative and processing costs incident to late payments, (c) does not constitute interest, and (d) shall not be subject to refund or rebate or credited against any other amount due.

(e)    Borrower Information Used to Determine Applicable Interest Rates. The parties understand that the applicable interest rate for the Obligations and certain fees set forth herein may be determined and/or adjusted from time to time based upon certain financial ratios and/or other information to be provided or certified to the Lenders by the Borrower (the “Borrower Information”). If it is subsequently determined that any such Borrower Information was incorrect (for whatever reason, including without limitation because of a subsequent restatement of earnings by the Borrower) at the time it was delivered to the Administrative Agent, and if the applicable interest rate or fees calculated for any period were lower than they should have been had the correct information been timely provided, then, such interest rate and such fees for such period shall be automatically recalculated using correct Borrower Information. The Administrative Agent shall promptly notify the Borrower in writing of any additional interest and fees due because of such recalculation, and the Borrower shall pay such additional interest or fees due to the Administrative Agent, for the account of each Lender, within five (5) Business Days of receipt of such written notice. Any recalculation of interest or fees required by this provision shall survive the termination of this Agreement, and this provision shall not in any way limit any of the Administrative Agent’s, the Issuing Bank’s, or any Lender’s other rights under this Agreement.
Section 2.6.    Number of Interest Periods.
There may be no more than twelve different Interest Periods outstanding at the same time.
Section 2.7.    Repayment of Loans.
The Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on the Maturity Date. For the avoidance of doubt, the Delayed Draw Term Loan will be due and payable in full on the Maturity Date.
Section 2.8.    Prepayments.
(a)    Optional. Subject to Section 4.4, the Borrower may prepay any Loan at any time without premium or penalty. The Borrower shall give the Administrative Agent at least one Business Day’s prior written notice of the prepayment of any Term Loan; provided that any optional prepayment of Term Loans pursuant to this paragraph (a) made (i) prior to the first anniversary of the Effective Date shall be accompanied by a prepayment fee in an amount (expressed as a percentage of the principal amount of Loans to be prepaid) equal to 2.00% of the principal amount of the Loans to be prepaid, (ii) on or after the first anniversary of the Effective Date but prior to the second anniversary of the Effective Date, shall be accompanied by a prepayment fee in an amount (expressed as a percentage of the principal amount of Loans to be prepaid) equal to 1.00% of the principal amount of the Loans to be prepaid, and (iii) on or after the second anniversary of the Effective Date, without a prepayment fee.

(b)    [Reserved].
(c)    [Reserved].
(d)    Derivatives Contracts. No repayment or prepayment pursuant to this Section shall affect any of the Borrower’s obligations under any Derivatives Contract between the Borrower and any Lender (or any Affiliate of any Lender).
Section 2.9.    Continuation.
So long as no Default or Event of Default shall exist, the Borrower may on any Business Day, with respect to any LIBOR Loan, elect to maintain such LIBOR Loan or any portion thereof as a LIBOR Loan by selecting a new Interest Period for such LIBOR Loan. Each new Interest Period selected under this Section shall commence on the last day of the immediately preceding Interest Period. Each selection of a new Interest Period shall be made by the Borrower giving to the Administrative Agent a Notice of Continuation not later than 11:00 a.m. on the third Business Day prior to the date of any such Continuation. Such notice by the Borrower of a Continuation shall be by telephone or telecopy, confirmed immediately in writing if by telephone, in the form of a Notice of Continuation, specifying (a) the proposed date of such Continuation, (b) the LIBOR Loans and portions thereof subject to such Continuation and (c) the duration of the selected Interest Period, all of which shall be specified in such manner as is necessary to comply with all limitations on Loans outstanding hereunder. Each Notice of Continuation shall be irrevocable by and binding on the Borrower once given. Promptly after receipt of a Notice of Continuation, the Administrative Agent shall notify each Lender of the proposed Continuation. If the Borrower shall fail to select in a timely manner a new Interest Period for any LIBOR Loan in accordance with this Section, or if a Default or Event of Default shall exist, such Loan will automatically, on the last day of the current Interest Period therefor, Convert into a Base Rate Loan notwithstanding the first sentence of Section 2.10 or the Borrower’s failure to comply with any of the terms of such Section.
Section 2.10.    Conversion.
The Borrower may on any Business Day, upon the Borrower’s giving of a Notice of Conversion to the Administrative Agent, Convert all or a portion of a Term Loan of one Type into a Loan of another Type; provided, however, a Base Rate Loan may not be Converted to a LIBOR Loan if a Default or Event of Default shall exist. Any Conversion of a LIBOR Loan into a Base Rate Loan shall be made on, and only on, the last day of an Interest Period for such LIBOR Loan. Each such Notice of Conversion shall be given not later than 11:00 a.m. on the Business Day prior to the date of any proposed Conversion into Base Rate Loans and on the third Business Day prior to the date of any proposed Conversion into LIBOR Loans. Promptly after receipt of a Notice of Conversion, the Administrative Agent shall notify each Lender of the proposed Conversion. Subject to the restrictions specified above, each Notice of Conversion shall be by telephone (confirmed immediately in writing) or telecopy in the form of a Notice of Conversion specifying (a) the requested date of such Conversion, (b) the Type of Loan to be Converted, (c) the portion of such Type of Loan to be Converted, (d) the Type of Loan such Loan is to be Converted into and (e) if such Conversion is into a LIBOR Loan, the requested duration of the Interest Period of such Loan. Each Notice of Conversion shall be irrevocable by and binding on the Borrower once given.
Section 2.11.    Notes.
(a)    [Reserved].
(b)    Term Notes. Except in the case of a Lender that has requested not to receive a Term Note, the Term Loans made by each Term Loan Lender shall, in addition to this Agreement, also be evidenced by a promissory note of the Borrower substantially in the form of Exhibit F (each a “Term Note”), as the same may be amended, replaced, substituted and/or restated from time to time, payable to the order of such Lender in a principal amount equal to the amount of the Term Loans made by such Lender and otherwise duly completed. For the avoidance of doubt, at the request of any Second Amendment Increase Lender, the undrawn portion of the Delayed Draw Term Loan Commitments available for Delayed Draw Term Loans shall be evidenced by the Delayed Draw Term Note.
(c)    Records. The date, amount, interest rate, Type and duration of Interest Periods (if applicable) of each Loan made by each Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by such Lender on its books and such entries shall be binding on the Borrower, absent manifest error; provided, however, that the failure of a Lender to make any such record shall not affect the obligations of the Borrower under any of the Loan Documents.
(d)    Lost, Stolen, Destroyed or Mutilated Notes. Upon receipt by the Borrower of (i) written notice from a Lender that a Term Note of such Lender has been lost, stolen, destroyed or mutilated, and (ii) (A) in the case of loss, theft or destruction, an unsecured agreement of indemnity from such Lender in form reasonably satisfactory to the Borrower, or (B) in the case of mutilation, upon surrender and cancellation of such Term Note, the Borrower shall execute and deliver to such Lender a new Term Note dated the date of such lost, stolen, destroyed or mutilated Term Note.
Section 2.12.    Voluntary Reductions of the Commitments.
The Borrower shall have the right to terminate or reduce the aggregate unused amount of the Commitments at any time and from time to time without penalty or premium upon not less than 3 Business Days prior written notice to the Administrative Agent of each such termination or reduction, which notice shall specify the effective date thereof and the amount of any such reduction and shall be irrevocable once given and effective only upon receipt by the Administrative Agent.

The Administrative Agent will promptly transmit such notice to each Lender. The Commitments, once terminated or reduced, may not be increased or reinstated.
Section 2.13.    [Reserved].
Section 2.14.    [Reserved].
Section 2.15.    [Reserved].
Section 2.16.    Expansion Option.
(a)    Expansion Requests. The Borrower may from time to time elect to enter into one or more additional tranches of term loans (each, an “Incremental Term Loan”), in a minimum amount of $5,000,000 and an integral multiple of $1,000,000 in excess thereof so long as, after giving effect thereto, the aggregate amount of all such Incremental Term Loans does not exceed $225,000,000 and the total Term Loan Facility Amount shall not at any time exceed $400,000,000 in the aggregate. The Borrower may arrange for any such Incremental Term Loan to be provided by one or more Lenders (each Lender so agreeing to participate in such Incremental Term Loans, an “Increasing Lender”), or by one or more new banks, financial institutions or other entities (each such new bank, financial institution or other entity, an “Augmenting Lender”), to participate in such Incremental Term Loans; provided, that (i) each Augmenting Lender shall be subject to the approval of the Borrower and the Administrative Agent and (ii) (A) in the case of an Increasing Lender, the Borrower and such Increasing Lender execute an agreement substantially in the form of Exhibit H, and (B) in the case of an Augmenting Lender, the Borrower and such Augmenting Lender execute an agreement substantially in the form of Exhibit I hereto. No consent of any Lender (other than the Lenders participating in such Incremental Term Loan) shall be required for any such increase or Incremental Term Loan pursuant to this Section 2.16.
(b)    Conditions to Effectiveness. New Incremental Term Loans created pursuant to this Section 2.16 shall become effective on the date agreed by the Borrower, the Administrative Agent and the relevant Increasing Lenders or Augmenting Lenders, and the Administrative Agent shall notify each Lender thereof. Notwithstanding the foregoing, no Incremental Term Loan shall become effective under this paragraph unless (i) on the date of such election and on the proposed date of the effectiveness of such Incremental Term Loan, both immediately before and immediately after giving effect thereto, (A) no Default or Event of Default exists and (B) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, are true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date), and the Administrative Agent shall have received a certificate executed by a Responsible Officer certifying the satisfaction of such conditions, and (ii) to the extent requested by the Administrative Agent, the Administrative Agent shall have received documents (including legal opinions) consistent with those delivered on the Effective Date as to the corporate power and authority of the Borrower to borrow hereunder immediately after giving effect to such Incremental Term Loan and information with respect to any Disqualified Stock that may then be outstanding.
(c)    [Reserved].
(d)    Terms. The Incremental Term Loans (i) shall rank pari passu in right of payment with the initial Term Loans, (ii) shall not mature earlier than the Maturity Date (but may have amortization prior to such date) and (iii) shall be treated substantially the same as (and in any event no more favorably than) the initial Term Loans; provided, that (x) the terms and conditions applicable to any Incremental Term Loan maturing after the Maturity Date may provide for material additional or different financial or other covenants or prepayment requirements applicable only during periods after the Maturity Date and (y) the Incremental Term Loans may be priced differently than the initial Term Loans.
(e)    Documentation. Incremental Term Loans may be made hereunder pursuant to an amendment or restatement (an “Incremental Term Loan Amendment”) of this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Increasing Lender participating in such Incremental Term Loan, if any, each Augmenting Lender participating in such Incremental Term Loan, if any, and the Administrative Agent. Each Incremental Term Loan Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 2.16. Nothing contained in this Section 2.16 shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to provide Incremental Term Loans, at any time.
Section 2.17.    Funds Transfer Disbursements.
(a)    Generally. The Borrower hereby authorizes the Administrative Agent to disburse the proceeds of any Loan made by the Lenders or any of their Affiliates pursuant to the Loan Documents as requested by an authorized representative of the Borrower to any of the accounts designated by the Borrower. The Borrower agrees to be bound by any transfer request: (i) authorized or transmitted by the Borrower; or, (ii) made in the Borrower’s name and accepted by the Administrative Agent in good faith and in compliance with these transfer instructions, even if not properly authorized by the Borrower. The Borrower further agrees and acknowledges that the Administrative Agent may rely solely on any bank routing number or identifying bank account number or name provided by the Borrower to effect a wire of funds transfer. The Administrative Agent is not obligated or required in any way to take any actions to detect errors in information provided by the Borrower. If the Administrative Agent takes any actions in an attempt to detect errors in the transmission or content of transfer requests or takes any actions in an attempt to detect unauthorized funds transfer requests, the Borrower agrees that no matter how many times the Administrative Agent takes these actions the Administrative Agent will not in any situation be liable for failing to take or correctly perform these actions in the future and such actions shall not become any part of the transfer disbursement procedures authorized under this provision, the Loan Documents, or any agreement between the Administrative Agent and the Borrower. The Borrower agrees to notify the Administrative Agent of any errors in the transfer of any funds or of any unauthorized or improperly authorized transfer requests within fourteen (14) days after the Administrative Agent’s confirmation to the Borrower of such transfer.
(b)    Funds Transfer. The Administrative Agent will, in its sole discretion, determine the funds transfer system and the means by which each transfer will be made. The Administrative Agent may delay or refuse to accept a funds transfer request if the transfer would: (i) violate the terms of this authorization; (ii) require the use of a bank unacceptable to the Administrative Agent or any Lender or prohibited by any Governmental Authority; (iii) cause the Administrative Agent or any Lender, in their reasonable judgment, to violate any regulatory risk control program or guideline promulgated by the Board of Governors of the Federal Reserve System or any other similar program or guideline; or (iv) otherwise cause the Administrative Agent or any Lender to violate any Applicable Law.
(c)    Limitation of Liability. Neither the Administrative Agent nor any Lender shall be liable to the Borrower or any other parties for (i) errors, acts or failures to act of others, including other entities, banks, communications carriers or clearinghouses, through which the Borrower’s transfers may be made or information received or transmitted, and no such entity shall be deemed an agent of the Administrative Agent or any Lender, (ii) any loss, liability or delay caused by fires, earthquakes, wars, civil disturbances, power surges or failures, acts of government, labor disputes, failures in communications networks, legal constraints or other events beyond Administrative Agent’s or any Lender’s control, or (iii) any special, consequential, indirect or punitive damages, whether or not (x) any claim for these damages is based on tort or contract or (y) the Administrative Agent, any Lender or the Borrower knew or should have known the likelihood of these damages in any situation; provided, however, that, the Administrative Agent and the Lenders shall be liable to the extent any of the above were the result of the Administrative Agent’s or Lenders’ gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment. Neither the Administrative Agent nor any Lender makes any representations or warranties other than those expressly made in this Agreement.

ARTICLE III.
PAYMENTS, FEES AND OTHER GENERAL PROVISIONS
Section 3.1.    Payments.
(a)    Payments by the Borrower. Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by the Borrower or any other Loan Party under this Agreement or any other Loan Document shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to the Administrative Agent at its Principal Office, not later than 2:00 p.m. on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). Subject to Section 11.4, the Borrower shall, at the time of making each payment under this Agreement or any other Loan Document, specify to the Administrative Agent the amounts payable by the Borrower hereunder to which such payment is to be applied. Each payment received by the Administrative Agent for the account of a Lender under this Agreement or any other Loan Document shall be paid to such Lender by wire transfer of immediately available funds in accordance with the wiring instructions provided by such Lender to the Administrative Agent from time to time, for the account of such Lender at the applicable Lending Office of such Lender. If the Administrative Agent fails to pay such amounts to such Lender, within one Business Day of receipt of such amounts, the Administrative Agent shall pay interest on such amount at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. If the due date of any payment under this Agreement or any other Loan Document would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day and interest shall be payable for the period of such extension.
(b)    Presumptions Regarding Payments by Borrower. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may (but shall not be obligated to), in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent on demand that amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
Section 3.2.    Pro Rata Treatment.

Except to the extent otherwise provided herein: (a) each borrowing from the Lenders under Section 2.2(a) shall be made from such Lenders, each payment of the Fees under Section 3.6(a) shall be made for the account of the applicable Lenders, and each termination or reduction of the amount of the Commitments under Section 2.12 shall be applied to the respective Commitments of the Lenders, in each case pro rata according to the amounts of their respective Commitments; (b) each payment or prepayment of principal of Term Loans by the Borrower shall be made for the account of the Term Loan Lenders pro rata in accordance with the respective unpaid principal amounts of the Term Loans held by them; (c) each payment of interest on Term Loans by the Borrower shall be made for the account of the Term Loan Lenders pro rata in accordance with the amounts of interest on the Term Loans then due and payable to the Term Loan Lenders; and (d) the Conversion and Continuation of Term Loans of a particular Type (other than Conversions provided for by Section 4.6) shall be made pro rata among the applicable Lenders according to the amounts of their respective Term Loans, as applicable, and the then current Interest Period for each applicable Lender’s portion of each such Loan of such Type shall be coterminous.
Section 3.3.    Sharing of Payments, Etc.
If a Lender shall obtain payment of any principal of, or interest on, any Loan made by it to the Borrower under this Agreement, or shall obtain payment on any other Obligation owing by any Loan Party through the exercise of any right of set-off, banker’s lien or counterclaim or similar right or otherwise or through voluntary prepayments directly to a Lender or other payments made by any Loan Party to a Lender not in accordance with the terms of this Agreement (other than any payment in respect of Specified Derivatives Obligations) and such payment should be distributed to the Lenders pro rata in accordance with Section 3.2 or Section 11.4, as applicable, such Lender shall promptly purchase from the other Lenders participations in (or, if and to the extent specified by such Lender, direct interests in) the Loans made by the other Lenders or other Obligations owed to such other Lenders in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the applicable Lenders shall, subject to Section 3.11 if applicable, share the benefit of such payment (net of any reasonable expenses which may be incurred by such Lender in obtaining or preserving such benefit) pro rata in accordance with Section 3.2 or Section 11.4, as applicable. To such end, all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. The Borrower agrees that any Lender so purchasing a participation (or direct interest) in the Loans or other Obligations owed to such other Lenders may exercise all rights of set-off, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans in the amount of such participation. Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower.

Section 3.4.    Several Obligations.
No Lender shall be responsible for the failure of any other Lender to make a Loan or to perform any other obligation to be made or performed by such other Lender hereunder, and the failure of any Lender to make a Loan or to perform any other obligation to be made or performed by it hereunder shall not relieve the obligation of any other Lender to make any Loan or to perform any other obligation to be made or performed by such other Lender.
Section 3.5.    Minimum Amounts.
(a)    Borrowings and Conversions. Each borrowing of Base Rate Loans shall be in an aggregate minimum amount of $500,000 and integral multiples of $500,000 in excess thereof. Each borrowing, Conversion and Continuation of LIBOR Loans shall be in an aggregate minimum amount of $500,000 and integral multiples of $500,000 in excess of that amount.
(b)    Prepayments. Each voluntary prepayment of Term Loans shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess thereof (or, if less, the aggregate principal amount of Term Loans then outstanding).
(c)    Reductions of Commitments. Each reduction of the Commitments under Section 2.12 shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess thereof.
Section 3.6.    Fees.
(a)    Unused Fees. The Borrower agrees to pay to the Administrative Agent for the account of the Second Amendment Increase Lenders an unused facility fee equal to (i) the average daily amount of the undrawn portion of Delayed Draw Term Loan Commitments, multiplied by (ii) 0.25%. Such fee shall be nonrefundable, computed quarterly in arrears based on such average daily amount, and payable in arrears on (x) the first Business Day of each calendar quarter, (y) the Maturity Date and (z) on the last day of the applicable Availability Period.
(b)    [Reserved].
(c)    [Reserved].
(d)    [Reserved].
(e)    Fee Letter. The Borrower agrees to pay the fees set forth in the Fee Letters, in the amounts, to the Persons and for the account of the Persons identified therein.
Section 3.7.    Computations.

Unless otherwise expressly set forth herein, any accrued interest on any Loan, any Fees or any other Obligations due hereunder shall be computed on the basis of a year of 360 days and the actual number of days elapsed; provided, however, interest on Base Rate Loans shall be computed on the basis of a year of 365 or 366 days, as applicable, and the actual number of days elapsed.
Section 3.8.    Usury.
In no event shall the amount of interest due or payable on the Loans or other Obligations exceed the maximum rate of interest allowed by Applicable Law and, if any such payment is paid by any Loan Party or received by any Lender, then such excess sum shall be credited as a payment of principal, unless the Borrower shall notify the respective Lender in writing that the Borrower or other Loan Party elects to have such excess sum returned to it forthwith. It is the express intent of the parties hereto that the Borrower not pay and the Lenders not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by the Borrower under Applicable Law.
Section 3.9.    Agreement Regarding Interest and Charges.
The parties hereto hereby agree and stipulate that the only charge imposed upon the Borrower for the use of money in connection with this Agreement is and shall be the interest specifically described in Sections 2.5(a)(i) and (ii). Notwithstanding the foregoing, the parties hereto further agree and stipulate that all agency fees, syndication fees, unused fees, closing fees, underwriting fees, default charges, funding or “breakage” charges, increased cost charges, attorneys’ fees and reimbursement for costs and expenses paid by the Administrative Agent or any Lender to third parties or for damages incurred by the Administrative Agent or any Lender, in each case in connection with the transactions contemplated by this Agreement and the other Loan Documents, are charges made to compensate the Administrative Agent or any such Lender for underwriting or administrative services and costs or losses performed or incurred, and to be performed or incurred, by the Administrative Agent and the Lenders in connection with this Agreement and shall under no circumstances be deemed to be charges for the use of money. All charges other than charges for the use of money shall be fully earned and nonrefundable when due.
Section 3.10.    Statements of Account.
The Administrative Agent will endeavor to account to the Borrower monthly with a statement of Loans, accrued interest and Fees, charges and payments made pursuant to this Agreement and the other Loan Documents, and such account rendered by the Administrative Agent shall be deemed conclusive upon the Borrower absent manifest error, provided that the failure of the Administrative Agent to deliver such a statement of accounts shall not relieve or discharge the Borrower from any of their obligations hereunder.

Section 3.11.    Defaulting Lenders.
Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:
(a)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Requisite Lenders.
(b)    Defaulting Lender Waterfall. Any payment of principal, interest, Fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article XI or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 13.3 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; third, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fourth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fifth, to the payment of any amounts owing to the Lenders, the Administrative Agent as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Administrative Agent against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; sixth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and seventh, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction.
(c)    Certain Fees.
(i)    No Defaulting Lender shall be entitled to receive any Fee payable under Section 3.6(a), for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(ii)    [Reserved].

(iii)    With respect to any Fee not required to be paid to any Defaulting Lender pursuant to the immediately preceding clause (i), the Borrower shall (x) pay to the Administrative Agent the amount of any such Fee otherwise payable to such Defaulting Lender to the extent allocable to such Defaulting Lender, and (y) not be required to pay the remaining amount of any such Fee.
(d)    [Reserved].
(e)    [Reserved].
(f)    Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with their respective Commitment Percentages, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to Fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
(g)    [Reserved].
(h)    Purchase of Defaulting Lender’s Commitment and Loans. During any period that a Lender is a Defaulting Lender, the Borrower may, by giving written notice thereof to the Administrative Agent, such Defaulting Lender and the other Lenders, demand that such Defaulting Lender assign its Commitment and Loans to an Eligible Assignee subject to and in accordance with the provisions of Section 13.5(b). No party hereto shall have any obligation whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee. In addition, any Lender who is not a Defaulting Lender may, but shall not be obligated, in its sole discretion, to acquire the face amount of all or a portion of such Defaulting Lender’s Commitment and Loans via an assignment subject to and in accordance with the provisions of Section 13.5(b). In connection with any such assignment, such Defaulting Lender shall promptly execute all documents reasonably requested to effect such assignment, including an appropriate Assignment and Acceptance Agreement and, notwithstanding Section 13.5(b), shall pay to the Administrative Agent an assignment fee in the amount of $3,500. The exercise by the Borrower of its rights under this Section shall be at the Borrower’s sole cost and expense and at no cost or expense to the Administrative Agent or any of the Lenders.

Section 3.12.    Taxes; Lenders.
(a)    Taxes Generally. All payments by the Borrower of principal of, and interest on, the Loans and all other Obligations shall be made free and clear of and without deduction for any present or future excise, stamp or other taxes, fees, duties, levies, imposts, charges, deductions, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding (i) franchise taxes, (ii) any taxes that would not be imposed but for a connection between the Administrative Agent or a Lender and the jurisdiction imposing such taxes (other than a connection arising solely by virtue of the activities of the Administrative Agent or such Lender pursuant to or in respect of this Agreement or any other Loan Document), (iii) any taxes imposed on or measured by any Lender’s assets, taxable income, receipts or branch profits, (iv) any taxes the Administrative Agent or a Lender is subject to at the time it becomes a party to this Agreement, (v) any taxes arising after the Agreement Date solely as a result of or attributable to a Lender changing its designated Lending Office after the date such Lender becomes a party hereto, (vi) any taxes imposed by Sections 1471 through Section 1474 of the Internal Revenue Code (including any official interpretations thereof, collectively “FATCA”) on any “withholdable payment” payable to a recipient as a result of the failure of such recipient to satisfy the applicable requirements as set forth in FATCA after the Agreement Date, and (vii) any taxes imposed as a result of a failure by the Administrative Agent or a Lender to comply with Section 3.12(c) (such non-excluded items being collectively called “Taxes”). If any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Taxes pursuant to any Applicable Law, then the Borrower will:
(i)    pay directly to the relevant Governmental Authority the full amount required to be so withheld or deducted;
(ii)    promptly forward to the Administrative Agent an official receipt or other documentation reasonably satisfactory to the Administrative Agent evidencing such payment to such Governmental Authority; and
(iii)    pay to the Administrative Agent for its account or the account of the applicable Lender such additional amount or amounts as is necessary to ensure that the net amount actually received by the Administrative Agent or such Lender will equal the full amount that the Administrative Agent or such Lender would have received had no such withholding or deduction of Taxes been required.
(b)    Tax Indemnification. If the Borrower fails to pay any Taxes when due to the appropriate Governmental Authority or fails to remit to the Administrative Agent, for its account or the account of the respective Lender, the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental Taxes, interest or penalties thereon that may become payable by the Administrative Agent or any Lender as a result of any such failure. For purposes of this Section, a distribution hereunder by the Administrative Agent or any Lender to or for the account of any Lender shall be deemed a payment by the Borrower.
(c)    Tax Forms. Prior to the date that any Lender becomes a party hereto, such Lender shall deliver to the Borrower and the Administrative Agent such certificates, documents or other evidence, as required by the Internal Revenue Code or Treasury Regulations issued pursuant thereto (including Internal Revenue Service Forms W-9, W-8ECI, W-8BEN-E and W-8EXP, as applicable, or appropriate successor forms), properly completed, currently effective and duly executed by such Lender establishing that payments to it hereunder and under the Term Notes are (i) not subject to United States Federal backup withholding tax and (ii) not subject to United States Federal withholding tax imposed under the Internal Revenue Code. Each such Lender shall, to the extent it may lawfully do so, (x) deliver further copies of such forms or other appropriate certifications on or before the date that any such forms expire or become obsolete and after the occurrence of any event requiring a change in the most recent form delivered to the Borrower or the Administrative Agent and (y) obtain such extensions of the time for filing, and renew such forms and certifications thereof, as may be reasonably requested by the Borrower or the Administrative Agent. The Borrower shall not be required to pay any amount pursuant to the last sentence of subsection (a) above to any Lender or the Administrative Agent, if such Lender or the Administrative Agent, as applicable, fails to comply with the requirements of this subsection. If any such Lender, to the extent it may lawfully do so, fails to deliver the above forms or other documentation, then the Administrative Agent may withhold from any payments to such Lender under any of the Loan Documents such amounts as are required by the Internal Revenue Code. If any Governmental Authority asserts that the Administrative Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender, such Lender shall indemnify the Administrative Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section, and costs and expenses (including all reasonable fees and disbursements of any law firm or other external counsel and the allocated cost of internal legal services and all disbursements of internal counsel) of the Administrative Agent. The obligation of the Lenders under this Section shall survive the termination of the Commitments, repayment of all Obligations and the resignation or replacement of the Administrative Agent.
(d)    FATCA Forms. If a payment made to a Lender would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. The Administrative Agent shall deliver the comparable information about its own status to the Borrower at such times.
(e)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.12 (including by the payment of additional amounts pursuant to this subsection (e)), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (e) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection (e), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection (e) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had never been owed or paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(f)    USA Patriot Act Notice; Compliance. In order for the Administrative Agent to comply with the USA Patriot Act of 2001 (Public Law 107-56), prior to any Lender or Participant that is organized under the laws of a jurisdiction outside of the United States of America becoming a party hereto, the Administrative Agent may request, and such Lender or Participant shall provide to the Administrative Agent, its name, address, tax identification number and/or such other identification information as shall be necessary for the Administrative Agent to comply with federal law.
ARTICLE IV.
YIELD PROTECTION, ETC.
Section 4.1.    Additional Costs; Capital Adequacy.

(a)    Capital Adequacy. If any Lender or any Participant determines that compliance with any Regulatory Change affects or would affect the amount of capital or liquidity required or expected to be maintained by such Lender or such Participant, or any corporation Controlling such Lender or such Participant, as a consequence of, or with reference to, such Lender’s or such Participant’s or such corporation’s Commitments or its making or maintaining Loans below the rate which such Lender or such Participant or such corporation Controlling such Lender or such Participant could have achieved but for such Regulatory Change (taking into account the policies of such Lender or such Participant or such corporation with regard to capital and liquidity), then the Borrower shall, from time to time, within thirty (30) calendar days after written demand by such Lender or such Participant, pay to such Lender or such Participant additional amounts sufficient to compensate such Lender or such Participant or such corporation Controlling such Lender or such Participant to the extent that such Lender or such Participant determines such increase in capital is allocable to such Lender’s or such Participant’s obligations hereunder. Any Participant’s right to receive compensation pursuant to this subsection (a) is limited by the terms of Sections 13.5(d) and (e).
(b)    Additional Costs. In addition to, and not in limitation of the immediately preceding subsection (a), the Borrower shall promptly pay to the Administrative Agent for the account of each affected Lender from time to time such amounts as such Lender may determine to be necessary to compensate such Lender for any costs incurred by such Lender that it determines are attributable to its making, continuing, converting to or maintaining of any LIBOR Loans or its obligation to make any LIBOR Loans hereunder, any reduction in any amount receivable by such Lender under this Agreement or any of the other Loan Documents in respect of any of such Loans or such obligation or the maintenance by such Lender of capital in respect of its Loans or its Commitments (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), to the extent resulting from any Regulatory Change that: (i) changes the basis of taxation of any amounts payable to such Lender under this Agreement or any of the other Loan Documents in respect of any of such Loans or its Commitments (other than taxes, fees, duties, levies, imposts, charges, deductions, withholdings or other charges which are excluded from the definition of Taxes pursuant to the first sentence of Section 3.12(a) and Taxes indemnified under Section 3.12 to the extent the Borrower (or any Person for the account or on behalf of the Borrower) has actually paid such indemnified amounts); or (ii) imposes or modifies any reserve, special deposit or similar requirements (other than Regulation D of the Board of Governors of the Federal Reserve System or other reserve requirement to the extent utilized in the determination of LIBOR for such Loan) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Lender, or any commitment of such Lender (including, without limitation, the Commitments of such Lender hereunder); or (iii) has or would have the effect of reducing the rate of return on capital of such Lender to a level below that which such Lender could have achieved but for such

Regulatory Change (taking into consideration such Lender’s policies with respect to capital adequacy).
(c)    Lender’s Suspension of LIBOR Loans. Without limiting the effect of the provisions of the immediately preceding subsections (a) and (b), if, by reason of any Regulatory Change, any Lender either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Lender that includes deposits by reference to which the interest rate on LIBOR Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of such Lender that includes LIBOR Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets that it may hold, then, if such Lender so elects by notice to the Borrower (with a copy to the Administrative Agent), the obligation of such Lender to make or Continue, or to Convert any other Type of Loans into, LIBOR Loans hereunder shall be suspended until such Regulatory Change ceases to be in effect (in which case the provisions of Section 4.6 shall apply).
(d)    [Reserved].
(e)    Notification and Determination of Additional Costs. Each of the Administrative Agent and each Lender and each Participant (through its participating Lender), as the case may be, agrees to notify the Borrower of any event occurring after the Agreement Date entitling the Administrative Agent or such Lender or such Participant to compensation under any of the preceding subsections of this Section as promptly as practicable; provided, however, the failure of the Administrative Agent or any Lender or any Participant (through its participating Lender) to give such notice shall not release the Borrower from any of their obligations hereunder. Notwithstanding the foregoing, the Borrower shall not be required to compensate the Administrative Agent, any Lender or any Participant pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that the Administrative Agent or such Lender or such Participant (through its participating Lender) notifies the Borrower of the Regulatory Change giving rise to such increases costs or reductions and of the Administrative Agent’s or such Lender’s or such Participant’s intention to claim compensation therefor (except that, if the Regulatory Change giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof). The Administrative Agent or such Lender or such Participant (through its participating Lender) agrees to furnish to the Borrower (and in the case of a Lender or a Participant, to the Administrative Agent) a certificate setting forth in reasonable detail the basis and amount of each request by the Administrative Agent or such Lender for compensation under this Section. Absent manifest error, determinations by the Administrative Agent or any Lender or any Participant of the effect of any Regulatory Change shall be conclusive, provided that such determinations are made on a reasonable basis and in good faith.

Section 4.2.    Suspension of LIBOR Loans.
(a)    Anything herein to the contrary notwithstanding, if, on or prior to the determination of LIBOR for any Interest Period:
(i)    the Administrative Agent reasonably determines (which determination shall be conclusive) that by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining LIBOR for such Interest Period, or
(ii)    the Administrative Agent reasonably determines (which determination shall be conclusive) that the relevant rates of interest referred to in the definition of LIBOR upon the basis of which the rate of interest for LIBOR Loans for an Interest Period is to be determined are not likely to adequately cover the cost to the Requisite Lenders of making or maintaining such LIBOR Loans;
then the Administrative Agent shall give the Borrower and each Lender prompt notice thereof and, so long as such condition remains in effect, the Lenders shall be under no obligation to, and shall not, make additional LIBOR Loans, Continue LIBOR Loans or Convert Loans into LIBOR Loans and the Borrower shall, on the last day of each current Interest Period for each outstanding LIBOR Loan, either repay such Loan or Convert such Loan into a Base Rate Loan.
(b)    (c) Notwithstanding the foregoing, if the Administrative Agent reasonably determines (which determination shall be final and conclusive, absent manifest error) that either, (x)(i) as of any date of determination, the circumstances set forth in Section 4.2(a) have arisen and such circumstances are unlikely to be temporary, or (ii) the circumstances set forth in Section 4.2(a) have not arisen but the applicable supervisor or administrator (if any) of LIBOR or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying the specific date after which LIBOR shall no longer be used for determining interest rates for loans (either such date, a “LIBOR Termination Date”), or (y) a rate other than LIBOR has become a widely recognized benchmark rate for newly originated loans in Dollars in the U.S. market, then the Administrative Agent and the Borrower shall seek to jointly agree upon an alternate rate of interest to LIBOR that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time.
(i)    The Administrative Agent and the Borrower shall enter into an amendment to this Agreement to reflect the replacement index, the adjusted margins and such other technical, administrative or operational amendments as may be appropriate, in the reasonable discretion of the Administrative Agent (with the consent of Borrower), for the implementation and administration of the replacement index-based rate. Notwithstanding anything to the contrary in this Agreement or the other Loan Documents (including, without limitation, Section 13.6), such amendment shall become effective without any further action or consent of any other party to this Agreement at 5:00 p.m. (Cleveland, Ohio time) on the fifth (5) Business Day after the date a draft of the amendment is provided to the Lenders, unless the Administrative Agent receives, on or before such fifth (5) Business Day, a written notice from the Requisite Lenders stating that such Lenders object to such amendment. Selection of the replacement index, adjustments to the applicable margins, and amendments to this Agreement (i) will be determined with due consideration to the then-current market practices for determining and implementing a rate of interest for newly originated loans in the United States and loans converted from a LIBOR based rate to a replacement index-based rate, and (ii) may also reflect adjustments to account for (x) the effects of the transition from LIBOR to the replacement index and (y) yield or risk-based differences between LIBOR and the replacement index. Until an amendment reflecting a new replacement index in accordance with this Section 4.2 is effective, each advance, conversion and renewal of a LIBOR Loan will continue to bear interest with reference to LIBOR; provided however, that if the Administrative Agent determines (which determination shall be final and conclusive, absent manifest error) that a LIBOR Termination Date has occurred, then following the LIBOR Termination Date, all LIBOR Loans shall automatically be converted to Base Rate Loans until such time as an amendment reflecting a replacement index and related matters as described above is implemented. Notwithstanding anything to the contrary contained herein, if at any time the replacement index is less than zero, at such times, such index shall be deemed to be zero for purposes of this Agreement.
Section 4.3.    Illegality.
Notwithstanding any other provision of this Agreement, if any Lender shall reasonably determine (which determination shall be conclusive and binding) that it has become unlawful for such Lender to honor its obligation to make or maintain LIBOR Loans hereunder, then such Lender shall promptly notify the Borrower thereof (with a copy to the Administrative Agent) and such Lender’s obligation to make or Continue, or to Convert Loans of any other Type into, LIBOR Loans shall be suspended until such time as such Lender may again make and maintain LIBOR Loans (in which case the provisions of Section 4.6 shall be applicable).
Section 4.4.    Compensation.
The Borrower shall pay to the Administrative Agent for the account of each Lender, within 15 days after the Borrower receives a request for such payment accompanied by the certificate described in the final paragraph of this Section, such amount or amounts as shall be sufficient (in the reasonable opinion of such Lender) to compensate it for any loss, cost or expense that such Lender reasonably determines is attributable to:
(a)    any payment or prepayment (whether mandatory or optional) of a LIBOR Loan or Conversion of a LIBOR Loan, made by such Lender for any reason (including, without limitation, acceleration) on a date other than the last day of the Interest Period for such Loan; or
(b)    any failure by the Borrower for any reason (including, without limitation, the failure of any of the applicable conditions precedent specified in Article VI to be satisfied) to borrow a LIBOR Loan from such Lender on the requested date for such borrowing, or to Convert a Base Rate Loan into a LIBOR Loan or Continue a LIBOR Loan on the requested date of such Conversion or Continuation.
Not in limitation of the foregoing, such compensation shall include, without limitation, an amount equal to the then present value of (a) the amount of interest that would have accrued on such LIBOR Loan for the remainder of the applicable Interest Period at the rate applicable to such LIBOR Loan, less (b) the amount of interest that would accrue on the same LIBOR Loan or for the same period if LIBOR were set on the date on which such LIBOR Loan was repaid, prepaid or Converted or the date on which the Borrower failed to borrow, Convert or Continue such LIBOR Loan, calculating present value by using as a discount rate LIBOR quoted on such date. Any Lender requesting compensation under this Section shall provide the Borrower with a statement setting forth in reasonable detail the basis for requesting such compensation and the method for determining the amount thereof. Absent manifest error, determinations by any Lender in any such statement shall be conclusive, provided that such determinations are made on a reasonable basis and in good faith.
Section 4.5.    Affected Lenders and Non-Consenting Lenders.
If (a) a Lender requests compensation pursuant to Section 3.12 or 4.1, and the Requisite Lenders are not also doing the same, or (b) the obligation of any Lender to make LIBOR Loans or to Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended pursuant to Section 4.1(c) or 4.3 but the obligation of the Requisite Lenders shall not have been suspended under such Sections, or (c) a Lender is a Non-Consenting Lender, then, so long as there does not then exist any Default or Event of Default, the Borrower may demand that such Lender (the “Affected Lender”), and upon such demand the Affected Lender shall promptly, assign its Loans to an Eligible Assignee (who, in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, shall have consented to the applicable amendment, waiver or consent) subject to and in accordance with the provisions of Section 13.5(b) for a purchase price equal to the aggregate principal balance of all Loans then owing to the Affected Lender plus any accrued but unpaid interest thereon and accrued but unpaid fees owing to the Affected Lender, or any other amount as may be mutually agreed upon by such Affected Lender and Eligible Assignee. Each of the Administrative Agent and the Affected Lender shall reasonably cooperate in effectuating the replacement of such Affected Lender under this Section, but at no time shall the Administrative Agent, such Affected Lender nor any other Lender be obligated in any way whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee. The exercise by the Borrower of its rights under this Section shall be at the Borrower’s sole cost and expense and at no cost or expense to the Administrative Agent, the Affected Lender or any of the other Lenders. The terms of this Section shall not in any way limit the Borrower’s obligation to pay to any Affected Lender compensation owing to such Affected Lender pursuant to Section 3.12 or 4.1 with respect to periods up to the date of replacement.
Section 4.6.    Treatment of Affected Loans.
If the obligation of any Lender to make LIBOR Loans or to Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended pursuant to Section 4.1(c) or 4.3, then such Lender’s LIBOR Loans shall be automatically Converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for LIBOR Loans (or, in the case of a Conversion required by Section 4.1(c) or 4.3, on such earlier date as such Lender may specify to the Borrower with a copy to the Administrative Agent) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 4.1 or 4.3 that gave rise to such Conversion no longer exist:
(a)    to the extent that such Lender’s LIBOR Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s LIBOR Loans shall be applied instead to its Base Rate Loans; and
(b)    all Loans that would otherwise be made or Continued by such Lender as LIBOR Loans shall be made or Continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be Converted into LIBOR Loans shall remain as Base Rate Loans.
If such Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 4.1 or 4.3 that gave rise to the Conversion of such Lender’s LIBOR Loans pursuant to this Section no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when LIBOR Loans made by other Lenders are outstanding, then such Lender’s Base Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding LIBOR Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding LIBOR Loans and by such Lender are held pro rata (as to principal amounts, Types and Interest Periods) in accordance with their respective Commitments.
Section 4.7.    Change of Lending Office.

Each Lender agrees that it will use reasonable efforts (consistent with legal and regulatory restrictions) to designate an alternate Lending Office with respect to any of its Loans affected by the matters or circumstances described in Section 3.12, 4.1 or 4.3 to reduce the liability of the Borrower or avoid the results provided thereunder, so long as such designation is not disadvantageous to such Lender as determined by such Lender in its sole discretion, except that such Lender shall have no obligation to designate a Lending Office located in the United States of America.
Section 4.8.    Assumptions Concerning Funding of LIBOR Loans.
Calculation of all amounts payable to a Lender under this Article IV shall be made as though such Lender had actually funded LIBOR Loans through the purchase of deposits in the relevant market bearing interest at the rate applicable to such LIBOR Loans in an amount equal to the amount of the LIBOR Loans and having a maturity comparable to the relevant Interest Period; provided, however, that each Lender may fund each of its LIBOR Loans in any manner it sees fit and the foregoing assumption shall be used only for calculation of amounts payable under this Article IV.
ARTICLE V.
ELIGIBLE UNENCUMBERED PROPERTIES
Section 5.1.    Initial Eligible Unencumbered Properties.
Each of the Eligible Unencumbered Properties as of the Third Amendment Effective Date is listed on Schedule 5.1(a).
Section 5.2.    Minimum Eligible Unencumbered Properties.
Prior to the Investment Grade Rating Date, the Unencumbered Asset Value will not be less than $250,000,000 and there will not be fewer than 25 Real Estate Assets that comprise the Unencumbered Asset Value, unless otherwise approved by the Requisite Lenders.
ARTICLE VI.
CONDITIONS PRECEDENT
Section 6.1.    Initial Conditions Precedent.
The obligation of the Lenders to effect or permit the occurrence of the first Credit Event hereunder, whether as the making of a Loan, is subject to the following conditions precedent:
(a)    The Administrative Agent shall have received each of the following, in form and substance satisfactory to the Administrative Agent and the Lenders:

(i)    Counterparts of this Agreement, the Pari Passu Intercreditor Agreement, the Parent Guaranty and the Subsidiary Guaranty executed by each of the parties hereto and thereto;
(ii)    Term Notes executed by the Borrower, payable to each Lender (other than a Lender that has requested not to receive a Term Note, as applicable) and complying with the applicable provisions of Section 2.11;
(iii)    Counterparts of the Pledge Agreement, executed by (a) the Borrower and each Wholly-Owned Subsidiary holding a direct or indirect Equity Interest in, any California Partnership, (b) each of the other holders of a direct Equity Interest in, any California Partnership, and (c) in the case of any California Partnership owning or leasing any Real Estate Asset through a California Partnership Subsidiary, such California Partnership and each California Partnership Subsidiary directly or indirectly owning or leasing the applicable Real Estate Asset, in each case in form and substance satisfactory to the Administrative Agent;
(iv)    Opinions of counsel to the Loan Parties (limited in scope to NSA REIT, the Borrower, each Subsidiary Guarantor and each other pledgor under the Pledge Agreement), addressed to the Administrative Agent and the Lenders;
(v)    The articles of incorporation, articles of organization, certificate of limited partnership, declaration of trust or other comparable organizational instrument (if any) of each Loan Party certified as of a recent date by the Secretary of State (or comparable official) of the state of formation of such Loan Party, or in lieu thereof a certification from each Loan Party that its articles of incorporation, articles of organization, certificate of limited partnership, declaration of trust or other comparable organizational instrument (if any) have not changed from those previously delivered to the administrative agent under the Revolver Credit Agreement;
(vi)    A certificate of good standing or certificate of similar meaning with respect to NSA REIT, the Borrower, each Subsidiary Guarantor, issued as of a recent date by the Secretary of State (or comparable official) of the state of formation of each such Loan Party and certificates of qualification to transact business or other comparable certificates issued by each Secretary of State (or comparable official and any state department of taxation, as applicable) of each state in which the failure of such Loan Party to be so qualified could reasonably be expected to result in a Material Adverse Effect;

(vii)    A certificate of incumbency signed by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party with respect to each of the officers of such Loan Party authorized to execute and deliver the Loan Documents to which such Loan Party is a party, and in the case of the Borrower, and the officers of NSA REIT, as general partner of the Borrower, then authorized to deliver Notices of Borrowing, Notices of Continuation and Notices of Conversion
(viii)    Copies certified by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party of (x) the by-laws of such Loan Party, if a corporation, the operating agreement of such Loan Party, if a limited liability company, the partnership agreement of such Loan Party, if a limited or general partnership, or other comparable document in the case of any other form of legal entity, or in lieu thereof a certification from each Loan Party that its by-laws, the operating agreement, the partnership agreement or other comparable document have not changed from those previously delivered to the administrative agent under the Revolver Credit Agreement and (y) all corporate, partnership, member or other necessary action taken by such Loan Party to authorize the execution, delivery and performance of the Loan Documents to which it is a party;
(ix)    The Fees then due and payable under Section 3.6, and any other Fees payable to the Administrative Agent, the Titled Agents and the Lenders on or prior to the Effective Date (including the reasonable and documented fees, charges and disbursements of counsel to the Administrative Agent);
(x)    The results of a recent UCC lien search in the jurisdiction of organization of the Borrower, which search results shall reveal no Liens on any of the assets of the Borrower except for Liens permitted by Section 10.6 or discharged on or prior to the Effective Date pursuant to a payoff letter or other documentation reasonably satisfactory to the Administrative Agent;
(xi)    A perfection certificate for each pledgor under the Pledge Agreement, in the form provided by the Administrative Agent, signed by a Responsible Officer, or in lieu thereof a certification from each pledgor that the perfection certificates (and the information contained therein) have not changed from those previously delivered to the administrative agent under the Revolver Credit Agreement;
(xii)    certificates and instruments representing the Equity Interests (to the extent such Equity Interests are certificated as of the Effective Date) pledged as Collateral pursuant to the Pledge Agreement, accompanied by undated stock powers or instruments of transfer executed in blank, to the extent not held by the agent under the Revolver Credit Agreement or another party in accordance with the Pari Passu Intercreditor Agreement or similar agreement;
(xiii)    Proper UCC-1 financing statements in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Collateral Documents, covering the Collateral;
(xiv)    A Compliance Certificate calculated as of March 31, 2016 (giving pro forma effect to the financing contemplated by this Agreement and the use of the proceeds of the Loans to be funded on the Effective Date);
(xv)    A certificate signed by a Responsible Officer, certifying that the conditions set forth in Section 6.1(b) have been satisfied;
(xvi)    such due diligence with respect to Eligible Unencumbered Properties as the Administrative Agent may reasonably request;
(xvii)    All documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including USA PATRIOT Act, and a properly completed and signed IRS Form W-8 or W-9, as applicable, for each Loan Party;
(xviii)    Evidence of consent by the lenders under the Revolver Credit Agreement to permit the liens granted by and pledge of collateral under this Agreement and the other Loan Documents; and
(xix)    Such other documents, agreements and instruments as the Administrative Agent on behalf of the Lenders may reasonably request.
(b)    In the determination of the Administrative Agent and the Lenders:
(i)    Both immediately before and immediately after giving effect to the financing contemplated by this Agreement and the use of the proceeds of the Loans to be funded on the Effective Date, (A) no Default or Event of Default exists, (B) the representations and warranties made or deemed made by each Loan Party in the Loan Documents to which it is a party are true and correct in all material respects (or in all respects to the extent that such representations and warranties are already subject to concepts of materiality) on and as of the Effective Date, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties are true and correct in such respects on and as of such earlier date);
(ii)    There shall not have occurred any material adverse change since December 31, 2015, in the business, assets, operations or condition (financial or otherwise) of any Loan Party, or in the facts and information regarding any Loan Party provided by or on behalf of any Loan Party to the Administrative Agent or any Lender;
(iii)    After giving effect to the financing contemplated by this Agreement and the use of the proceeds of the Loans to be funded on the Effective Date, there shall not have occurred any event or condition that constitutes an “event of default” (howsoever defined) or that, with the giving of any notice, the passage of time, or both, would be an “event of default” under any of the Loan Parties’ financial obligations (other than de minimis obligations) in existence on the Effective Date; and
(iv)    NSA REIT and its Subsidiaries shall have received all approvals, consents and waivers, and shall have made or given all necessary filings and notices, as shall be required to consummate the transactions contemplated hereby without the occurrence of any material default under, material conflict with or material violation of (1) any Applicable Law or (2) any agreement, document or instrument to which any Loan Party is a party or by which any Loan Party or its properties is bound.
Section 6.2.    Conditions Precedent to All Loans.
The obligations of the Lenders to make any Loans are all subject to the further condition precedent that: (a) no Default or Event of Default shall exist as of the date of the making of such Loan or would exist immediately after giving effect thereto; and (b) the representations and warranties made or deemed made by each Loan Party in the Loan Documents to which it is a party shall be true and correct in all material respects (or in all respects to the extent that such representations and warranties are already subject to concepts of materiality) on and as of the date of the making of such Loan with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date). Each Credit Event shall constitute a certification by the Borrower to the effect set forth in clauses (a) and (b) of the preceding sentence (both as of the date of the giving of notice relating to such Credit Event and, unless the Borrower otherwise notifies the Administrative Agent prior to the date of such Credit Event, as of the date of the occurrence of such

Credit Event). In addition, if such Credit Event is the making of a Loan, the Borrower shall be deemed to have represented to the Administrative Agent and the Lenders at the time such Loan is made that all conditions to the occurrence of such Credit Event contained in this Article VI have been satisfied.
ARTICLE VII.
REPRESENTATIONS AND WARRANTIES
In order to induce the Administrative Agent and each Lender to enter into this Agreement and to make Loans, each of the Loan Parties represents and warrants to the Administrative Agent and each Lender as follows:
Section 7.1.    Organization; Power; Qualification.
Each of NSA REIT and each of its Subsidiaries is a corporation, partnership, trust or other legal entity, duly organized or formed, validly existing and in good standing under the jurisdiction of its incorporation or formation, has the power and authority to own or lease its respective properties and to carry on its respective business as now being and hereafter proposed to be conducted and is duly qualified and is in good standing as a foreign corporation, partnership, trust or other legal entity, and authorized to do business, in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization. No Loan Party nor any of its respective Subsidiaries is an EEA Financial Institution.
Section 7.2.    Ownership Structure.
As of the Third Amendment Effective Date, Part I of Schedule 7.2 is a complete and correct list of all Subsidiaries of NSA REIT (including each Controlled Partially-Owned Entity), setting forth for each such Subsidiary (a) the jurisdiction of organization of such Subsidiary, (b) each Person holding any Equity Interests in such Subsidiary, (c) the nature of the Equity Interests held by each such Person, and (d) the percentage of ownership of such Subsidiary represented by such Equity Interests. Except as disclosed in such Schedule, as of the Agreement Date (x) each of NSA REIT and each of its Subsidiaries owns, free and clear of all Liens (other than Permitted Liens and Liens permitted under Section 10.6(a)(iv)), and has the unencumbered right to vote, all outstanding Equity Interests in each Person shown to be held by it on such Schedule, (y) all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable and (z) there are no outstanding subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including, without limitation, any stockholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or outstanding securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, any such Person. As of the Third Amendment Effective Date, Part II of Schedule 7.2 correctly sets forth all Partially-Owned Entities of NSA REIT, including the correct legal name of such Person, the type of legal entity which each such Person is, and all Equity Interests in such Person held directly or indirectly by NSA REIT.
Section 7.3.    Authorization of Agreement, Etc.
The Borrower has the right and power, and has taken all necessary action to authorize it, to borrow and obtain other extensions of credit hereunder. Each Loan Party has the right and power, and has taken all necessary action to authorize it, to execute, deliver and perform each of the Loan Documents to which it is a party in accordance with their respective terms and to consummate the transactions contemplated hereby and thereby. The Loan Documents to which any Loan Party is a party have been duly executed and delivered by the duly authorized officers of such Person and each is a legal, valid and binding obligation of such Person enforceable against such Person in accordance with its respective terms except as the same may be limited by bankruptcy, insolvency, and other similar laws affecting the rights of creditors generally and the availability of equitable remedies for the enforcement of certain obligations (other than the payment of principal) contained herein or therein and as may be limited by equitable principles generally.
Section 7.4.    Compliance of Loan Documents with Laws, Etc.
The execution, delivery and performance of this Agreement and the other Loan Documents to which any Loan Party is a party in accordance with their respective terms and the borrowings and other extensions of credit hereunder do not and will not, by the passage of time, the giving of notice, or both, (a) require any Governmental Approval or violate any Applicable Law (including all applicable Environmental Laws) relating to any Loan Party; (b) conflict with, result in a breach of or constitute a default under (i) the articles of incorporation, bylaws, partnership agreement, trust indenture, operating agreement or other similar organizational documents of any Loan Party, or (ii) any material indenture, agreement or other instrument to which any Loan Party or any of their respective Subsidiaries is a party or by which any of them or any of their respective properties may be bound (including, in any event, the Material Contracts); or (c) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by any Loan Party other than Liens created under the Loan Documents.
Section 7.5.    Compliance with Law; Governmental Approvals.
Each of NSA REIT, the Borrower, the other Loan Parties and the other Subsidiaries is in compliance with each Governmental Approval applicable to it and all other Applicable Laws relating to NSA REIT, the Borrower, such other Loan Party or such other Subsidiary except for noncompliances which, and Governmental Approvals the failure to possess which, could not, individually or in the aggregate, reasonably be expected to cause a Default or Event of Default or have a Material Adverse Effect.

Section 7.6.    Title to Properties; Liens.
As of the Third Amendment Effective Date, Part I of Schedule 7.6 is a complete and correct listing of all of the real property owned or leased by NSA REIT and each of its Subsidiaries. NSA REIT and each of its Subsidiaries has good, marketable and legal title to, or a valid leasehold interest in, its respective material assets. There are no Liens against any assets of NSA REIT or any of its Subsidiaries except for Permitted Liens and Liens permitted under Section 10.6(a)(iv).
Section 7.7.    [Reserved].
Section 7.8.    Material Contracts.
Each of NSA REIT and each of its Subsidiaries that is a party to any Material Contract has performed and is in compliance in all material respects with all of the terms of such Material Contract, and no default or event of default, or event or condition which with the giving of notice, the lapse of time, or both, would constitute such a default or event of default, exists with respect to any such Material Contract.
Section 7.9.    Litigation.
There are no actions, suits, investigations or proceedings pending (nor, to the knowledge of any Knowledgeable Officer of any Loan Party, are there any actions, suits or proceedings threatened) against or in any other way relating adversely to or affecting NSA REIT or any of its Subsidiaries or any of their respective properties in any court or before any arbitrator of any kind or before or by any other Governmental Authority which could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 7.10.    Taxes.
All federal, state and other tax returns of NSA REIT or any of its Subsidiaries required by Applicable Law to be filed have been duly filed, and all federal, state and other taxes, assessments and other governmental charges or levies upon NSA REIT and its Subsidiaries and their respective properties, income, profits and assets which are due and payable have been paid, except any such nonpayment which is at the time permitted under Section 8.6. As of the Agreement Date, none of the United States income tax returns of NSA REIT or any of its Subsidiaries is under audit. All charges, accruals and reserves on the books of NSA REIT and its Subsidiaries in respect of any taxes or other governmental charges are in accordance with GAAP.
Section 7.11.    Financial Statements.
The Borrower has furnished to each Lender copies of the audited consolidated balance sheet of NSA REIT and its Subsidiaries for the fiscal year ended December 31, 2015, and the related audited consolidated statements of operations, cash flows and shareholders’ equity for the fiscal year ended on such date, with the unqualified opinion thereon of independent certified public accountants of recognized national standing. All such financial statements (including in each case related schedules and notes) present fairly, in all material respects and in accordance with GAAP consistently applied throughout the periods involved, the consolidated financial position of NSA REIT and its Subsidiaries as at their respective dates and the results of operations and the cash flow for such periods. The unaudited consolidated balance sheets of NSA REIT and its Subsidiaries dated March 31, 2016, and the related consolidated statements of operations, cash flows and shareholders’ equity for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of NSA REIT and its Subsidiaries as of the date thereof and their results of operations, cash flows and changes in shareholders’ equity for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments. Neither NSA REIT nor any of its Subsidiaries has on the Agreement Date any material contingent liabilities, liabilities, liabilities for taxes, unusual or long-term commitments or unrealized or forward anticipated losses from any unfavorable commitments that would be required to be set forth in its financial statements or in the notes thereto, except as referred to or reflected or provided for in said financial statements.
Section 7.12.    No Material Adverse Change; Solvency.
Since December 31, 2018, there has been no material adverse change in the business, assets, operations or condition (financial or otherwise) of any Loan Party. Each of the Loan Parties is Solvent. No Loan Party is entering into any of the transactions contemplated by the Loan Documents with the actual intent to hinder, delay, or defraud any creditor. Each Loan Party has received reasonably equivalent value in exchange for the obligations incurred by it under the Loan Documents to which it is a party.
Section 7.13.    ERISA.
(a)    Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other Applicable Laws. Except with respect to Multiemployer Plans, each Qualified Plan (i) has received an initial favorable determination from the Internal Revenue Service and, if applicable, to such Qualified Plan, the most recent remedial amendment cycle (as defined in Revenue Procedure 2007-44 or “2007-44” for short), or (ii) is maintained under a prototype or volume submitter plan and may rely upon a favorable opinion letter issued by the Internal Revenue Service with respect to such plan. To the best knowledge of NSA REIT and each of its Subsidiaries, nothing has occurred which would cause the loss of its reliance on each Qualified Plan’s favorable determination letter or opinion letter.

(b)    Except as could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, (i) no ERISA Event has occurred or is expected to occur; (ii) there are no pending, or to the best knowledge of NSA REIT and the Borrower, threatened, claims, actions or lawsuits or other action by any Governmental Authority, plan participant or beneficiary with respect to a Plan; (iii) there are no violations of the fiduciary responsibility rules with respect to any Plan; and (iv) no member of the ERISA Group has engaged in a non-exempt “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code, in connection with any Plan, that would subject any member of the ERISA Group to a tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the Internal Revenue Code.
(c)    None of the assets of NSA REIT or any of its Subsidiaries constitutes “plan assets” within the meaning of the applicable provisions of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder.
Section 7.14.    Absence of Defaults.
No Default or Event of Default exists.
Section 7.15.    Environmental Laws.
Each of NSA REIT, the Borrower, each other Loan Party and each other Subsidiary: (i) is in compliance with all Environmental Laws applicable to its business, operations and the Real Estate Assets, (ii) has obtained all Governmental Approvals which are required under Environmental Laws, and each such Governmental Approval is in full force and effect, and (iii) is in compliance with all terms and conditions of such Governmental Approvals, where with respect to each of the immediately preceding clauses (i) through (iii) the failure to obtain or to comply with could reasonably be expected to have a Material Adverse Effect. Except for any of the following matters that could not, either individually or in the aggregate, be reasonably expected to have a Material Adverse Effect, (a) no Loan Party has received notice of, and neither is otherwise aware of, any past, present, or future events, conditions, circumstances, activities, practices, incidents, actions, or plans which, with respect to NSA REIT or any of its Subsidiaries, may interfere with or prevent compliance or continued compliance with Environmental Laws, or may give rise to any common-law or legal liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study, or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling or the emission, discharge, release or threatened release into the environment, of any Hazardous Material; and (b) there is no civil, criminal, or administrative action, suit, demand, claim, hearing, notice, or demand letter, notice of violation, investigation, or proceeding pending or, to the knowledge of any Knowledgeable Officer of any Loan Party after due inquiry, threatened, against NSA REIT or any of its Subsidiaries relating in any way to Environmental Laws. To the knowledge of any Knowledgeable Officer of any Loan Party, no Hazardous Materials generated at or transported from any Real Estate Asset of NSA REIT or any of its Subsidiaries is or has been transported to, or disposed of at, any location that is listed or proposed for listing on the National Priority List, 40 C.F.R. Section 300 Appendix B, or any analogous state or local priority list, or any other location that is or has been the subject of a clean-up, removal or remedial action pursuant to any Environmental Law, except to the extent that such transportation or disposal could not reasonably be expected to have a Material Adverse Effect.
Section 7.16.    Investment Company; Etc.
None of NSA REIT or any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
Section 7.17.    Margin Stock.
None of NSA REIT or any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.
Section 7.18.    [Reserved.]
Section 7.19.    Intellectual Property.
Each of NSA REIT and each of its Subsidiaries owns or has the right to use, under valid license agreements or otherwise, all material patents, licenses, franchises, trademarks, trademark rights, service marks, service mark rights, trade names, trade name rights, trade secrets and copyrights which are required for the conduct of its businesses. To the knowledge of the Borrower, no material claim has been asserted by any Person with respect to the use of any such intellectual property by NSA REIT or any of its Subsidiaries.
Section 7.20.    Business.
NSA REIT and its Subsidiaries are substantially engaged in the business of the ownership, operation, acquisition and development of self-storage facilities in the United States of America and territories of the United States, together with other business activities incidental thereto.
Section 7.21.    Broker’s Fees.
No broker’s or finder’s fee, commission or similar compensation will be payable with respect to the transactions contemplated hereby. No other similar fees or commissions will be payable by any Loan Party for any other services rendered to NSA REIT or any of its Subsidiaries ancillary to the transactions contemplated hereby.
Section 7.22.    Accuracy and Completeness of Information.
No written information, report or other papers or data (excluding financial projections and other forward looking statements) furnished to the Administrative Agent or any Lender by, on behalf of, or at the direction of, NSA REIT or any of its Subsidiaries in connection with, pursuant to or relating in any way to this Agreement, contained any untrue statement of a fact material to the creditworthiness of NSA REIT or any of its Subsidiaries or omitted to state a material fact necessary in order to make such statements contained therein, in light of the circumstances under which they were made, not misleading. All financial projections and other forward looking statements prepared by or on behalf of NSA REIT or any of its Subsidiaries that have been or may hereafter be made available to the Administrative Agent or any Lender were or will be prepared in good faith based on reasonable assumptions. As of the Effective Date, no fact is known to any Knowledgeable Officer of any Loan Party which has had, or may in the future have (so far as any Knowledgeable Officer of any Loan Party can reasonably foresee), a Material Adverse Effect which has not been set forth in the financial statements referred to in Section 7.11 or in such information, reports or other papers or data or otherwise disclosed in writing to the Administrative Agent and the Lenders. As of the Third Amendment Effective Date, all of the information included in the Certification of Beneficial Ownership is true and correct.
Section 7.23.    REIT Status.
NSA REIT qualifies as a REIT and is in compliance with all requirements and conditions imposed under the Internal Revenue Code to allow NSA REIT to elect to be treated as a REIT and NSA REIT has elected to be treated as such on its U.S. federal income tax return for the taxable year ended December 31, 2015 and such election remains in effect as of the date hereof.
Section 7.24.    OFAC, Other Sanctions Programs, Anti-Corruption and Anti- Terrorism.
Neither NSA REIT, any of its Subsidiaries or their respective Affiliates, any directors or officers thereof, nor any Person that has an interest therein, (a) is a Sanctioned Person or a Sanctioned Entity, (b) derives any of its funds, capital, assets or operating income from investments in or transactions with any such Sanctioned Person or Sanctioned Entity or in violation of Applicable Law, or (c) is owned or controlled, directly or indirectly, by any Sanctioned Person or Sanctioned Entity; and none of the proceeds of the Loans will be used (i) to finance any operations, investments or activities in, or make any payments to, any Sanctioned Person or Sanctioned Entity, (ii) in violation of any Anti-Corruption Laws or Anti-Terrorism Laws, or (iii) in violation of any other Applicable Law.

ARTICLE VIII.
AFFIRMATIVE COVENANTS
For so long as this Agreement is in effect, each Loan Party shall, and shall cause each of its respective Subsidiaries to, comply with the following covenants:
Section 8.1.    Preservation of Existence and Similar Matters.
Except as otherwise permitted under Section 10.7, the Loan Parties shall, and shall cause each of their respective Subsidiaries to, preserve and maintain its respective existence, rights, franchises, licenses and privileges in the jurisdiction of its incorporation or formation and qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization.
Section 8.2.    Compliance with Applicable Laws, Anti-Corruption Laws, Anti- Terrorism Laws, and Material Contracts.
The Loan Parties shall comply, and shall cause each other Subsidiary to comply, with all Applicable Law (including ERISA), including the obtaining of all Governmental Approvals, the failure with which to comply could reasonably be expected to have a Material Adverse Effect. The Loan Parties shall, and shall cause each of their respective Subsidiaries to, comply in all material respects with all Anti-Corruption Laws, and Anti-Terrorism Laws. The Loan Parties shall, and shall cause each of their respective Subsidiaries to, comply in all material respects with the terms and conditions of all Material Contracts to which it is a party and all material permits and licenses held by it or to which it is a party.
Section 8.3.    Maintenance of Property.
The Loan Parties shall, and shall cause each of their respective Subsidiaries to, (a) protect and preserve all of its respective material properties necessary in the conduct of its business, and maintain in good repair, working order and condition all tangible properties, ordinary wear and tear excepted, and (b) make or cause to be made all needed and appropriate repairs, renewals, replacements and additions to such properties, so that the business carried on in connection therewith may be properly and advantageously conducted at all times.
Section 8.4.    Conduct of Business.
The Loan Parties shall, and shall cause each of their respective Subsidiaries to, carry on, their respective businesses as described in Section 7.20.
Section 8.5.    Insurance.

The Loan Parties shall, and shall cause each of their respective Subsidiaries to, maintain insurance (on a replacement cost basis) with financially sound and reputable insurance companies against such risks and in such amounts as is customarily maintained by Persons engaged in similar businesses or as may be required by Applicable Law. The Borrower shall from time to time deliver to the Administrative Agent, upon its reasonable request, evidence of its insurance coverage, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.
Section 8.6.    Payment of Taxes and Claims.
The Loan Parties shall, and shall cause each of their respective Subsidiaries to, pay and discharge when due (a) all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, and (b) all lawful claims of materialmen, mechanics, carriers, warehousemen and landlords for labor, materials, supplies and rentals which, if unpaid, might become a Lien on any properties of such Person; provided, however, that this Section shall not require the payment or discharge of any such tax, assessment, charge, levy or claim which is being contested in good faith by appropriate proceedings which operate to suspend the collection thereof and for which adequate reserves have been established on the books of such Loan Party or such Subsidiary, as applicable, in accordance with GAAP.
Section 8.7.    Visits and Inspections.
The Loan Parties shall, and shall cause each of their respective Subsidiaries to, permit representatives or agents of the Administrative Agent and, if such visit or inspection is arranged by the Administrative Agent, of any Lender, from time to time after reasonable prior notice if no Event of Default shall be in existence, as often as may be reasonably requested, but only during normal business hours and at the expense of the Borrower, to: (a) visit and inspect all properties of such Loan Party or such Subsidiary to the extent any such right to visit or inspect is within the control of such Person; (b) inspect and make extracts from their respective books and records, including but not limited to management letters prepared by independent accountants; and (c) discuss with its officers, and its independent accountants, its business, assets, operations, condition (financial or otherwise), or prospects. If requested by the Administrative Agent, any Loan Party shall execute an authorization letter addressed to its accountants authorizing the Administrative Agent or, if the same has been arranged by the Administrative Agent, any Lender, to discuss the financial affairs of NSA REIT or any of its Subsidiaries with its accountants.
Section 8.8.    Use of Proceeds.
The Borrower shall use the proceeds of the Loans for general corporate purposes only, including to repay certain indebtedness existing as of the Effective Date, to acquire additional self-storage facilities in accordance with the terms hereof and to pay fees and expenses incurred in connection with this Agreement. No part of the proceeds of any Loan will be used (a) for the purpose of buying or carrying “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or to extend credit to others for the purpose of purchasing or carrying any such margin stock; (b) to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or Sanctioned Entity; or (c) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or Anti-Terrorism Laws.
Section 8.9.    Environmental Matters.
The Loan Parties shall, and shall cause each of their respective Subsidiaries to, comply in all material respects with all Environmental Laws. If NSA REIT or any of its Subsidiaries shall (a) receive notice that any violation of any Environmental Law may have been committed or is about to be committed by such Person, (b) receive notice that any administrative or judicial complaint or order has been filed or is about to be filed against NSA REIT or any of its Subsidiaries alleging violations of any Environmental Law or requiring NSA REIT or any of its Subsidiaries to take any action in connection with the release of Hazardous Materials or (c) receive any notice from a Governmental Authority or private party alleging that NSA REIT or any of its Subsidiaries may be liable or responsible for costs associated with a response to or cleanup of a release of Hazardous Materials or any damages caused thereby, and the matters referred to in such notices, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, the Borrower shall provide the Administrative Agent with a copy of such notice promptly, and in any event within 10 Business Days, after the receipt thereof by NSA REIT or any of its Subsidiaries. The Loan Parties shall, and shall cause each of their respective Subsidiaries to, take promptly all actions necessary to prevent the imposition of any Liens on any of their respective properties arising out of or related to any Environmental Laws.
Section 8.10.    Books and Records.
The Loan Parties shall, and shall cause each of their respective Subsidiaries to, maintain books and records pertaining to its respective business operations in such detail, form and scope as is consistent with good business practice and in accordance with GAAP.
Section 8.11.    Further Assurances.
The Loan Parties shall, at their sole cost and expense and promptly following the request of the Administrative Agent, execute and deliver or cause to be executed and delivered, to the Administrative Agent such further instruments, documents and certificates, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Administrative Agent to carry out more effectively the provisions and purposes of this Agreement and the other Loan Documents relating to the Collateral. Without limitation of the foregoing, each of the Loan Parties shall, promptly upon the request of the Administrative Agent or any Lender, provide such further documentation or other information as is reasonably requested for purposes of compliance with any Applicable Laws pertaining to anti-money laundering or “know-your-customer”, including, without limitation, Applicable Laws relating to beneficial ownership and controlling parties. Borrower covenants to promptly notify the Administrative Agent of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of Borrower’s beneficial owners identified therein.
Section 8.12.    REIT Status; REIT Covenants.
NSA REIT shall at all times maintain its status as a REIT and its election to be treated as a REIT under the Internal Revenue Code. Without limitation of the immediately preceding sentence, and notwithstanding any other provision of this Agreement or any other Loan Document, NSA REIT shall not engage in any business other than (a) the business of acting as a REIT and serving as the general partner of the Borrower and matters directly relating thereto and (b) engaging in the other activities permitted pursuant to this Section 8.12. NSA REIT (x) shall not (A) own assets other than its Equity Interest in the Borrower (other than (1) cash and other assets of nominal value incidental to NSA REIT’s ownership of such Equity Interests and in connection with NSA REIT’s corporate overhead costs, including, without limitation, expenditures related to its maintenance as a public company; provided that proceeds of any equity or debt issuance will promptly (but in no event later than 5 Business Days) be contributed directly to the Borrower, (2) assets maintained on a temporary or pass-through basis (for no more than 5 Business Days) that are held for subsequent payment of permitted dividends and other permitted Restricted Payments, (3) other non-income producing assets of immaterial value held in connection with the operation of NSA REIT as a REIT, including, without limitation, any immaterial non-income producing assets held by NSA REIT in the ordinary course of business prior to the date hereof, (4) Equity Interests in a direct Wholly-Owned Subsidiary of NSA REIT (each such Subsidiary, an “Intermediate Subsidiary”) which at all times shall hold no assets other than limited partnership interests in the Borrower, and which Intermediate Subsidiary is formed in connection with tax-efficient structuring of an acquisition of a corporation owning Equity Interests in the Borrower and (5) Equity Interests in an Intermediate Subsidiary or assets of such Intermediate Subsidiary, in each case, that will promptly (but in no event later than 5 Business Days) be contributed to the Borrower), (B) conduct any business other than activities associated with its ownership of the Equity Interests in the Borrower, including, without limitation, activities in its capacity as general partner of the Borrower, and its existence as a public company or (C) have, incur or Guarantee any liabilities other than (i) obligations incurred in the ordinary course of business that are not in the nature of Indebtedness for borrowed money, and (ii) the Existing Non-Recourse Guaranty, (y) shall contribute to the Borrower all proceeds of Equity Issuances by NSA REIT, net of transaction costs, promptly (and in any event within 5 Business Days of receipt thereof) and shall not grant a Lien to any Person in such proceeds and (z) shall continue to be the sole general partner of the Borrower. NSA REIT shall not create, incur or suffer to exist any Lien on its Equity Interests in the Borrower or its Equity Interests in its other Subsidiaries (including, in any event on its, the Borrower’s, any Subsidiary’s or any Partially-Owned Entity’s direct or indirect Equity Interests in any Subsidiary owning or leasing any Eligible Unencumbered Property). NSA REIT shall maintain at least one class of common shares of NSA REIT having trading privileges on the New York Stock Exchange, the NASDAQ Stock Market, or the NYSE American.
(a) No Intermediate Subsidiary shall (A) own any assets other than (1) its Equity Interest in the Borrower, (2) cash and other assets of nominal value incidental to such Intermediate Subsidiary’s ownership of such Equity Interest and in connection with Intermediate Subsidiary’s corporate overhead costs and (3) assets maintained on a temporary or pass-through basis (for no more than 5 Business Days) that are held for subsequent payment of permitted dividends and other permitted Restricted Payments, (B) conduct any business other than activities associated with its ownership of the Equity Interest in the Borrower or (C) have, incur or Guarantee any liabilities other than contingent obligations incurred in the ordinary course of business in connection with the acquisition of a third party, which obligations are not in the nature of Indebtedness for borrowed money, and (b) each Intermediate Subsidiary shall contribute to the Borrower all proceeds of Equity Issuances by such Intermediate Subsidiary, net of transaction costs, promptly (and in any event within 5 Business Days of receipt thereof) and shall not grant a Lien to any Person in such proceeds. No Intermediate Subsidiary shall create, incur or suffer to exist any Lien on any of its assets, including its Equity Interests in the Borrower or its other Subsidiaries. Subject to the limitations set forth in this Section 8.12 and as otherwise set forth in this Agreement, an Intermediate Subsidiary may be formed and such Intermediate Subsidiary may be a party to any permitted transaction so long as (a) no Default or Event of Default exists or would result therefrom, (b) the Borrower shall provide the Administrative Agent (x) at least three (3) Business Days’ (or such shorter time as is approved by the Administrative Agent in its sole discretion) prior written notice of such Intermediate Subsidiary being formed, (y) at least (3) Business Days’ (or such shorter time as is approved by the Administrative Agent in its sole discretion) prior written notice of the execution of definitive documents for the transaction in connection with which such Intermediate Subsidiary was formed, which, in each case, shall include a summary description of such transaction, together with an updated organizational structure chart for NSA REIT and its Subsidiaries (which, for the avoidance of doubt, may, at Borrower's option, be included in the notice described under the foregoing clause (x)), and (z) such other information as the Administrative Agent may reasonably request in writing within two (2) Business Days' of the Administrative Agent's receipt of the notice described under the foregoing clause (y) (or at any time in accordance with Section 9.5(m)), and (c) if requested by the Administrative Agent in connection with an Intermediate Subsidiary described under clause (5) of the immediately preceding paragraph, the Borrower shall provide the Administrative Agent with evidence that the contribution(s) to the Borrower required under such clause (5) have been consummated as required under this Section 8.12 (it being agreed that any and all information provided under the foregoing clauses (b) and/or (c) shall be kept confidential by the Administrative Agent and the Lenders in accordance with and to the extent required by Section 13.8 hereof).
For the avoidance of doubt, in the event that NSA REIT desires to provide a Guaranty (a “Parent Guaranty”) of any Indebtedness to any Person other than the Administrative Agent and the Lenders under the Loan Documents, (a) NSA REIT and/or the Borrower shall provide the Administrative Agent at least ten (10) Business Days’ (or such shorter time as is approved by the Administrative Agent) prior written notice of such proposed Parent Guaranty and (b) the entry into of such proposed Parent Guaranty is conditioned upon NSA REIT concurrently providing to the Administrative Agent a Guaranty in substantially the form of that certain “Parent Guaranty” (as defined in this Agreement as in effect prior to the First Amendment Date) dated as of June 30, 2016, made by NSA REIT in favor of the Administrative Agent and otherwise reasonably satisfactory to the Administrative Agent.
Section 8.13.    Material Subsidiary Guarantors; Other Subsidiary Guarantors; Unencumbered Asset Value.
(a)    Requirements to Become a Material Subsidiary Guarantor or Other Subsidiary Guarantor. At all times prior to the Investment Grade Rating Date, but subject to the next two sentences of this clause (a), no later than 45 days following the last day of any fiscal quarter of NSA REIT during which any Person becomes a Material Subsidiary after the Agreement Date, or otherwise to the extent necessary to permit the Borrower to remain in compliance with Section 8.13(c), the Borrower shall deliver to the Administrative Agent an Accession Agreement executed by such Material Subsidiary and each of the items that would have been delivered under clauses (iv) through (viii) of Section 6.1(a) with respect to such Material Subsidiary (or Other Subsidiary Guarantor) as if such Material Subsidiary (or Other Subsidiary Guarantor) had been a Material Subsidiary Guarantor (or Other Subsidiary Guarantor) on the Agreement Date (provided that the Borrower shall only be required to deliver the legal opinions required by Section 6.1(a)(iv) if so requested by the Administrative Agent). Notwithstanding the foregoing or the other provisions of this clause (a), a Material Subsidiary that has incurred Nonrecourse Indebtedness permitted to be incurred under Section 10.3 shall not be required to be a Subsidiary Guarantor hereunder to the extent such guaranty would be prohibited under the terms of such Nonrecourse Indebtedness (and if any such Material Subsidiary is a Subsidiary Guarantor at the time of the incurrence of any such Nonrecourse Indebtedness, the Administrative Agent shall, upon the written request of the Borrower, terminate such Guaranty). If after the Investment Grade Rating Date and release of Material Subsidiaries and Other Subsidiary Guarantors from the Guaranty pursuant to the following subsection (b), the Borrower does not continue to maintain an Investment Grade Rating, then within 10 Business Days of such occurrence, the Borrower shall cause each Material Subsidiary and each other Subsidiary required in order to permit the Borrower to be in compliance with Section 8.13(c), to deliver to the Administrative Agent a new Guaranty in the form of Exhibit G attached hereto or, as applicable, an Accession Agreement executed by each Material Subsidiary and Other Subsidiary Guarantor, if applicable, and each of the items that would have been delivered under clauses (iv) through (viii) of Section 6.1(a) with respect to each Material Subsidiary (or Other Subsidiary Guarantor) as if each Material Subsidiary (or Other Subsidiary Guarantor) had been a Material Subsidiary Guarantor (or Other Subsidiary Guarantor) on the Agreement Date (provided that the Borrower shall only be required to deliver the legal opinions required by Section 6.1(a)(iv) if so requested by the Administrative Agent), and the first sentence of this subsection (a) shall be effective with respect to any Person that becomes a Material Subsidiary thereafter, notwithstanding that the Investment Grade Rating Date had previously occurred.
(b)    Release of Material Subsidiary Guarantors or Other Subsidiary Guarantors. Subject to Section 8.13(a), on or at any time after the Investment Grade Rating Date, upon the Administrative Agent’s receipt of a certificate from the chief financial officer, chief accounting officer or treasurer of NSA REIT and the Borrower certifying that no Default or Event of Default exists, the Administrative Agent shall release all Subsidiary Guarantors that are Material Subsidiaries or Other Subsidiary Guarantors (in each case, other than Subsidiary Obligors) from the Subsidiary Guaranty pursuant to a Guarantor Release Letter. Prior to the Investment Grade Rating Date, provided no Default or Event of Default shall then exist or be caused thereby, the Borrower may request in writing that the Administrative Agent release, and upon receipt of such request the Administrative Agent shall release, a Material Subsidiary Guarantor or Other Subsidiary Guarantor from the Guaranty pursuant to a Guarantor Release Letter, provided that (i) such Subsidiary Guarantor has ceased to be, or simultaneously with its release from the Guaranty will cease to be a Material Subsidiary or Other Subsidiary Guarantor; (ii) the Borrower has delivered to the Administrative Agent a Compliance Certificate executed by the chief executive officer, chief financial officer or treasurer of NSA REIT evidencing that the Borrower shall be in compliance with each of the financial covenants set forth in Section 10.1 on a pro forma basis after giving effect to such release, together with a certificate, in form and substance reasonably satisfactory to the Administrative Agent, executed by a duly authorized officer of NSA REIT, in its capacity as the general partner of the Borrower, certifying (A) as to the satisfaction of the conditions in the immediately preceding clause (i) and including such other information in reasonable detail as the Administrative Agent may reasonably require to evidence such satisfaction, and (B) that no Default or Event of Default shall exist either before or after giving effect to the requested release, and (iii) the Borrower has provided to the Administrative Agent such other items, documents or certificates reasonably requested by the Administrative Agent, in each case in form and substance reasonably satisfactory to the Administrative Agent.
(c)    Unencumbered Asset Value. At all times prior to the Investment Grade Rating Date, but subject to the last sentence of Section 8.13(a), the Borrower shall ensure that at least ninety percent (90%) of the Unencumbered Asset Value is attributable to Eligible Unencumbered Properties owned or leased under a Ground Lease by Material Subsidiary Guarantors and/or Other Subsidiary Guarantors.
Section 8.14.    Non-Material Subsidiary Guarantors.
(a)    Requirements to Become a Subsidiary Guarantor. Whether or not the Investment Grade Rating Date has occurred, within ten (10) days of the date that any Person becomes a Subsidiary Obligor, the Borrower shall deliver to the Administrative Agent an Accession Agreement executed by such Subsidiary Obligor and each of the items that would have been delivered under clauses (iv) through (viii) of Section 6.1(a) with respect to such Subsidiary Obligor as if such Subsidiary Obligor had been a Non-Material Subsidiary Guarantor on the Agreement Date (provided that the Borrower shall only be required to deliver the legal opinions required by Section 6.1(a)(iv) if so requested by the Administrative Agent).
(b)    Release of Non-Material Subsidiary Guarantors. At any time and from time to time, provided no Default or Event of Default shall then exist, the Borrower may provide the Administrative Agent with a written notice that the Borrower would like a Non-Material Subsidiary Guarantor to be released from the Subsidiary Guaranty, and the Administrative Agent shall release such Non-Material Subsidiary Guarantor from the Subsidiary Guaranty pursuant to a Guarantor Release Letter, provided that (i) such Person has ceased to be, or simultaneously with its release from the Guaranty will cease to be, a Subsidiary Obligor, (ii) the Borrower shall have delivered to the Administrative Agent a Compliance Certificate executed by the chief executive officer, chief financial officer or treasurer of NSA REIT evidencing that the Borrower shall be in compliance with each of the financial covenants set forth in Section 10.1 on a pro forma basis after giving effect to such release, together with a certificate, in form and substance reasonably satisfactory to the Administrative Agent, executed by a duly authorized officer of NSA REIT, in its capacity as general partner of the Borrower, certifying (A) as to the satisfaction of the conditions in the immediately preceding clause (i) and including such other information in reasonable detail as the Administrative Agent may reasonably require to evidence such satisfaction, and (B) that no Default or Event of Default shall exist either before or after giving effect to the requested release, and (iii) the Borrower has provided to the Administrative Agent such other items, documents or certificates reasonably requested by the Administrative Agent, in each case in form and substance reasonably satisfactory to the Administrative Agent.
ARTICLE IX.
INFORMATION
For so long as this Agreement is in effect, the applicable Loan Party shall furnish to the Administrative Agent (with copies for each Lender) at its Lending Office:
Section 9.1.    Quarterly Financial Statements.

Within 45 days after the end of each of the first, second and third fiscal quarters of NSA REIT, the unaudited consolidated balance sheet of NSA REIT and its Subsidiaries as at the end of such period and the related unaudited consolidated statements of income, shareholders’ equity and cash flows of NSA REIT and its Subsidiaries for such period, setting forth in each case in comparative form the figures as of the end of and for the corresponding periods of the previous fiscal year, all of which shall be certified by the chief financial officer, chief accounting officer or treasurer of NSA REIT, in his or her opinion, to present fairly, in accordance with GAAP and in all material respects, the consolidated financial position of NSA REIT and its Subsidiaries as at the date thereof and the results of operations for such period (subject to normal year-end audit adjustments). In addition, commencing with the fiscal quarter of the Borrower ending June 30, 2018, within 45 days after the end of each of the first, second, and third fiscal quarters of the Borrower and its Subsidiaries, the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such period and the related unaudited consolidated statements of income, statement of equity and cash flows of the Borrower and its Subsidiaries for such period, setting forth in each case in comparative form the figures as of the end of and for the corresponding periods of the previous fiscal year, all of which shall be certified by the chief financial officer, treasurer or chief accounting officer of the Borrower, in his or her opinion, to present fairly, in accordance with GAAP and in all material respects, the consolidated financial position of the Borrower and its Subsidiaries as at the date thereof and the results of operations for such period (subject to the absence of footnotes and to normal year-end audit adjustments).
Section 9.2.    Year-End Statements.
Within 90 days after the end of each fiscal year of NSA REIT, the audited consolidated balance sheet of NSA REIT and its Subsidiaries as at the end of such fiscal year and the related audited consolidated statements of income, shareholders’ equity and cash flows of NSA REIT and its Subsidiaries for such fiscal year, setting forth in comparative form the figures as at the end of and for the previous fiscal year, all of which shall be (a) certified by the chief financial officer, treasurer, or chief accounting officer of NSA REIT, in his or her opinion, to present fairly, in accordance with GAAP and in all material respects, the consolidated financial position of NSA REIT and its Subsidiaries as at the date thereof and the results of operations for such period), and (b) accompanied by the audit report thereon of independent certified public accountants of recognized national standing, whose report shall be unqualified and who shall have authorized NSA REIT to deliver such financial statements and report to the Administrative Agent and the Lenders. Within 90 days after the end of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year and the related unaudited consolidated statements of income, statement of equity and cash flows of the Borrower and its Subsidiaries for such fiscal year, setting forth in comparative form the figures as at the end of and for the previous fiscal year, all of which shall be certified by the chief financial officer, treasurer, or chief accounting officer of the Borrower, in his or her opinion, to present fairly, in accordance with GAAP and in all material respects, the consolidated financial position of the Borrower and its Subsidiaries as at the date thereof and the results of operations for such period).
Section 9.3.    Compliance Certificate.
At the time financial statements are furnished pursuant to Sections 9.1 and 9.2, a certificate substantially in the form of Exhibit J (a “Compliance Certificate”) executed by the chief financial officer, treasurer, or chief accounting officer of NSA REIT and the Borrower: (a) setting forth in reasonable detail as at the end of such quarterly accounting period or fiscal year, as the case may be, the calculations required to establish whether or not the Loan Parties were in compliance with the covenants set forth in Section 10.1 through 10.5 and (b) stating that, to the best of his or her knowledge, information and belief after due inquiry, no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default and its nature, when it occurred, whether it is continuing and the steps being taken by NSA REIT and its Subsidiaries with respect to such event, condition or failure.
Section 9.4.    [Reserved]
Section 9.5.    Other Information.
(a)    Management Reports. Promptly upon receipt thereof, copies of all management reports, if any, submitted to NSA REIT or its governing board by its independent public accountants disclosing any material weakness;
(b)    Shareholder Information. Promptly upon the mailing thereof to the shareholders of NSA REIT generally, copies of all financial statements, reports and proxy statements so mailed and promptly upon the issuance thereof copies of all press releases issued by NSA REIT or any of its Subsidiaries;
(c)    ERISA. If any ERISA Event shall occur that individually, or together with any other ERISA Event that has occurred, could reasonably be expected to result in liability in excess of $10,000,000, a certificate of the chief executive officer, chief financial officer or treasurer of the Borrower setting forth details as to such occurrence and the action, if any, which the Borrower or applicable member of the ERISA Group is required or proposes to take;
(d)    Litigation. To the extent any Knowledgeable Officer of NSA REIT or any of its Subsidiaries is aware of the same, prompt notice of the commencement of any proceeding or investigation by or before any Governmental Authority and any action or proceeding in any court or other tribunal or before any arbitrator against or in any other way relating adversely to, or adversely affecting, NSA REIT or any of its Subsidiaries or any of their respective properties, assets or businesses which could reasonably be expected to have a Material Adverse Effect, and prompt notice of the receipt of notice that any United States income tax returns of NSA REIT or any of its Subsidiaries are being audited;
(e)    Modification of Organizational Documents. A copy of any amendment to the articles of incorporation, bylaws, partnership agreement, declaration of trust, operating agreement or other similar organizational documents of any Loan Party within 15 Business Days after the effectiveness thereof;
(f)    Change of Management or Financial Condition. Prompt notice of any change in the chief executive officer or chief financial officer and any change in the business, assets, liabilities, financial condition or results of operations of NSA REIT or any of its Subsidiaries which has had or could reasonably be expected to have a Material Adverse Effect;
(g)    Default. Notice of the occurrence of any of the following promptly upon a Responsible Officer obtaining knowledge thereof: (i) any Default or Event of Default or (ii) any event which constitutes or which with the passage of time, the giving of notice, or otherwise, would constitute a default or event of default by NSA REIT or any of its Subsidiaries under any Material Contract to which any such Person is a party or by which any such Person or any of its respective properties may be bound;
(h)    Judgments. Prompt notice of any order, judgment or decree in excess of $5,000,000 having been entered against NSA REIT or any of its Subsidiaries or any of their respective properties;
(i)    Notice of Violations of Law. Prompt notice if NSA REIT or any of its Subsidiaries shall receive any notification from any Governmental Authority alleging a violation of any Applicable Law or any inquiry which, in either case, could reasonably be expected to have a Material Adverse Effect;
(j)    [Reserved];
(k)    [Reserved];
(l)    Securities Filings. Within five Business Days after the filing thereof, electronic copies of all registration statements and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) which any Loan Party or any Subsidiary shall file with the Securities and Exchange Commission (or any Governmental Authority substituted therefor) or any national securities exchange;
(m)    Other Information. From time to time and promptly upon each request, such data, certificates, reports, statements, documents or further information regarding the business,

assets, liabilities, financial condition, results of operations or business prospects of NSA REIT or any of its Subsidiaries as the Administrative Agent or any Lender may reasonably request in writing.
Section 9.6.    Delivery of Documents.
Documents required to be delivered pursuant to Article IX may be delivered electronically; provided, that such documents shall be deemed to have been delivered on the date on which such documents are received by the Administrative Agent for posting on the Borrower’s behalf on an internet or intranet website, if any, to which each Lender and the Administrative Agent has access (whether a commercial, third-party website (such as Intralinks or SyndTrak) or a website sponsored by the Administrative Agent). Notwithstanding anything contained herein, if requested by the Administrative Agent, the Borrower shall provide paper copies of each Compliance Certificate required by Section 9.3 to the Administrative Agent. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents. The Borrower shall be deemed to have delivered reports and other information referred to in Sections 9.1, 9.2 and 9.5(l) when such reports or other information have been posted on the internet website of the Securities and Exchange Commission (http://www.sec.gov) or on Borrower’s internet website as previously identified to the Administrative Agent and Lenders.
Section 9.7.    USA Patriot Act Notice; Compliance.
The USA Patriot Act of 2001 (Public Law 107-56) and federal regulations issued with respect thereto require all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution. Consequently, a Lender (for itself and/or as the Administrative Agent for all Lenders hereunder) may from time-to-time request, and each Loan Party shall provide to such Lender such Loan Party’s name, address, tax identification number and/or such other identification information as shall be necessary for such Lender to comply with federal law. An “account” for this purpose may include, without limitation, a deposit account, cash management service, a transaction or asset account, a credit account, a loan or other extension of credit, and/or other financial services product.
ARTICLE X.
NEGATIVE COVENANTS
For so long as this Agreement is in effect, each applicable Loan Party shall comply with the following covenants:
Section 10.1.    Financial Covenants.

The Loan Parties shall not permit at any time (as certified and reported on a quarterly basis as of the last day of each fiscal quarter (for the Reference Period then ended) and at each other date of determination):
(a)    Maximum Total Leverage Ratio. The Total Leverage Ratio to exceed 0.60 to 1.00; provided, however, that if, after the Third Amendment Effective Date, the Borrower has made a Material Acquisition in a fiscal quarter, then at the written election of the Borrower, the Total Leverage Ratio may exceed 0.60 to 1.00 at any time during the period commencing on the date of such Material Acquisition and ending on the last day of the second consecutive fiscal quarter immediately following the quarter in which such Material Acquisition was made (such period, a "Material Acquisition Grace Period"), provided, further, that (i) the Total Leverage Ratio (after giving effect to such Material Acquisition) may not exceed 0.65 to 1.00 at any time, (ii) after the expiration of the applicable Material Acquisition Grace Period, the Total Leverage Ratio may not exceed 0.60 to 1.00 (except, subject to clause (iii) of this Section 10.1(a), in the case of a subsequent Material Acquisition), and (iii) the Borrower has not maintained compliance with this Section 10.1(a) in reliance on the first proviso contained in this Section 10.1(a) more than once in any 36 consecutive month period.
(b)    Minimum Fixed Charge Coverage Ratio. The ratio of (i) Adjusted EBITDA for any Reference Period to (ii) Fixed Charges for such Reference Period, to be less than 1.50 to 1.00.
(c)    Reserved.
(d)    Maximum Unsecured Indebtedness to Unencumbered Asset Value Ratio. The ratio of (i) Unsecured Indebtedness of NSA REIT and its Subsidiaries as of the last day of such Reference Period to (ii) Unencumbered Asset Value as of such date to exceed 0.60 to 1.00; provided, however, that if, after the Third Amendment Effective Date, the Borrower has made a Material Acquisition in a fiscal quarter, then at the written election of the Borrower, the Unsecured Indebtedness to Unencumbered Asset Value ratio may exceed 0.60 to 1.00 for the applicable Material Acquisition Grace Period, provided, further, that (i) the Unsecured Indebtedness to Unencumbered Asset Value ratio (after giving effect to such Material Acquisition) may not exceed 0.65 to 1.00 at any time, (ii) after the expiration of the applicable Material Acquisition Grace Period, the Unsecured Indebtedness to Unencumbered Asset Value ratio may not exceed 0.60 to 1.00 (except, subject to clause (iii) of this Section 10.1(d) hereof, in the case of a subsequent Material Acquisition), and (iii) the Borrower has not maintained compliance with this Section 10.1(d) in reliance on the first proviso contained in his Section 10.1(d) more than once in any 36 consecutive month period.
(e)    Minimum Unencumbered Adjusted NOI to Unsecured Interest Expense Ratio. The ratio of (i) Unencumbered Adjusted NOI for any Reference Period (which amount for each individual Eligible Unencumbered Property and for the Eligible Unencumbered Properties as a whole shall not be less than zero) of NSA REIT and its Subsidiaries to (ii) Unsecured Interest Expense for such Reference Period to be less than 2.00 to 1.00.
Section 10.2.    Restricted Payments.
The Loan Parties shall not, and shall not permit any other Subsidiary to, declare or make any Restricted Payment, except:
(a)    so long as no Default or Event of Default exists or would result therefrom, the Borrower may declare or make cash distributions to NSA REIT and the Borrower’s (or its Subsidiary's) limited partners and each California Partnership or other Controlled Partially-Owned Entity may declare or make cash distributions to its third-party limited partners (i.e., other than the Borrower or its Subsidiary);
(b)    [Reserved];
(c)    Subsidiaries of the Borrower may declare or make Restricted Payments to the Borrower or any of its other Wholly-Owned Subsidiaries; and
(d)    so long as no Default or Event of Default exists or would result therefrom, NSA REIT may declare or make cash distributions to its shareholders.
Notwithstanding the foregoing, if a Default or Event of Default exists or would result therefrom, (x) the Borrower may declare and make cash distributions to NSA REIT and other holders of partnership interests in the Borrower with respect to any fiscal year only to the extent necessary for NSA REIT to distribute, and NSA REIT may so distribute, an aggregate amount not to exceed the minimum amount necessary for NSA REIT to remain in compliance with the first sentence of Section 8.12; provided that upon the occurrence of any Default or Event of Default described in Section 11.1(a), 11.1(b), 11.1(f) or 11.1(g) or the acceleration of the maturity of any of the Obligations, NSA REIT and the Borrower may not make any distributions under this Section 10.2 and (y) except to the extent permitted pursuant to clause (x) above, the Loan Parties shall not, and shall not permit any other Subsidiary of the Borrower to, make any Restricted Payments to any Person other than to the Borrower or any of its Wholly-Owned Subsidiaries.
Section 10.3.    Indebtedness.
The Loan Parties shall not, and shall not permit any of their respective Subsidiaries to, incur, assume, suffer to exist or otherwise become obligated in respect of any Indebtedness, except:
(i)    Indebtedness under the Loan Documents and the Revolver Credit Agreement;

(ii)    Secured Indebtedness of the Borrower and its Subsidiaries in an aggregate principal amount not to exceed 45.0% of Gross Asset Value at any time outstanding;
(iii)    Indebtedness of Borrower to any of its Subsidiaries and of any such Subsidiary to any other Subsidiary; provided, that (A) such Indebtedness shall be subject to the limitations on Investments set forth in Section 10.5 and (B) any such Indebtedness of any Loan Party to a non-Loan Party shall be subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent;
(iv)    Guarantees by the Borrower, any Subsidiary Guarantor or any Wholly-Owned Subsidiary of Indebtedness of the Borrower, any Subsidiary Guarantor or any other Wholly-Owned Subsidiary of the Borrower; provided, that, in each case, (x) the Indebtedness so Guaranteed is permitted by this Section 10.3, and (y) Guarantees permitted under this clause (iv) shall be subordinated to the Obligations on the same terms as the Indebtedness so Guaranteed is subordinated to the Obligations;
(v)    Indebtedness of Borrower or any of its Subsidiaries constituting purchase money Indebtedness (including Capital Lease Obligations); provided, that (A) such Indebtedness is incurred prior to or within 90 days after the acquisition of the assets financed thereby and (B) the aggregate principal amount of Indebtedness permitted by this clause (v) shall not exceed $5,000,000 at any time outstanding;
(vi)    Indebtedness of Borrower or any of its Subsidiaries owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;
(vii)    Indebtedness of Borrower or any of its Subsidiaries in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business;
(viii)    obligations of Borrower or any of its Subsidiaries under Derivatives Contracts permitted under Section 10.13;
(ix)    Unsecured Indebtedness of the Borrower (including, without limitation, the Unsecured Indebtedness under each of the Material Credit Facilities described in the definition of Material Credit Facility) consisting of investment grade or high-yield senior unsecured notes issued in a public offering or private placement or other unsecured term loan facility (but excluding any other revolving credit facility) (any such issuance or the entering into of any note purchase agreement or similar agreement pursuant to which the Borrower has agreed to make such issuance, a “Senior Unsecured Debt Issuance”), provided that (i) any such Unsecured Indebtedness shall be at market rates and subject to market terms, (ii) both before and immediately after giving effect to any Senior Unsecured Debt Issuance, no Default or Event of Default exists, and (iii) immediately prior to such Senior Unsecured Debt Issuance, the Administrative Agent shall have received a pro forma Compliance Certificate from the Borrower as of the date of, and after giving effect to, such Senior Unsecured Debt Issuance evidencing compliance with the financial covenants set forth in Section 10.1 (in each case using consolidated Indebtedness of NSA REIT and its Subsidiaries as of the date of, and after giving effect to, such Senior Unsecured Debt Issuance (assuming the maximum amount was issued thereunder) and the repayment of any Indebtedness in connection therewith, and Gross Asset Value as at the end of the most recent Reference Period); and
(x)     (i) subject to compliance with Section 8.12 (including any concurrent provision of the Guaranty required to be delivered to the Administrative Agent pursuant to Section 8.12), unsecured Parent Guarantees by NSA REIT of Indebtedness otherwise permitted under this Section 10.3 so long as, both before and immediately after giving effect to any such Parent Guaranty, no Default or Event of Default exists and the Borrower is in compliance with the financial covenants set forth in Section 10.1 (in each case, as applicable, using consolidated Indebtedness of NSA REIT and its Subsidiaries as of the date of, and after giving effect to, such Parent Guaranty, and Gross Asset Value as at the end of the most recent Reference Period) and (ii) the Existing Non- Recourse Guaranty so long as the loan obligations relating thereto do not exceed $2,212,500.
Section 10.4.     [Reserved].
Section 10.5.    Investments.
The Loan Parties shall not, and shall not permit any other Subsidiary to, directly or indirectly, acquire, make or purchase any Investment, or permit any Investment of such Person to be outstanding on and after the Agreement Date, other than the following:
(a)    Investments in cash and Cash Equivalents;
(b)    Investments in any Loan Party (other than NSA REIT) or any Wholly-Owned Subsidiary of any Loan Party;

(c)    Investments by the Borrower and its Subsidiaries in the Equity Interests of their respective Subsidiaries and Partially-Owned Entities;
(d)    loans or advances made by the Borrower or any Wholly-Owned Subsidiary of the Borrower to the Borrower or any other Wholly-Owned Subsidiary of the Borrower, provided that with respect to any loan or advance made by any Wholly-Owned Subsidiary to the Borrower, such loan or advance shall be expressly subordinate to the Obligations;
(e)    Guarantees constituting Indebtedness permitted by Section 10.3(iv);
(f)    Investments in the form of Derivatives Contracts permitted by Section 10.13;
(g)    loans and advances to officers and employees for moving, entertainment, travel and other similar expenses in the ordinary course of business consistent with past practices;
(h)    any Investment constituting an acquisition (other than an acquisition by a California Partnership (or a California Partnership Subsidiary)) of assets or Equity Interests of another Person so long as (i) immediately prior to making such Investment, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence, and (ii) in the case of any such acquisition of the Equity Interests of another Person, such Person becomes a Wholly-Owned Subsidiary of the Borrower or a Partially-Owned Entity or a Non-Wholly-Owned Subsidiary of the Borrower; and
(i)    Mezz Loan Investments made by the Borrower in an aggregate principal amount outstanding at any time not to exceed $50,000,000.
Section 10.6.    Liens; Negative Pledges; Restrictive Agreements.
(a)    (i) NSA REIT shall not, and shall not permit any of its Subsidiaries (other than the Borrower and its Subsidiaries as permitted herein) to, create, assume, or incur any Lien upon any of its properties, assets, income or profits of any character whether now owned or hereafter acquired; and (ii) the Borrower shall not, and shall not permit any of its Subsidiaries to, create, assume, or incur any Lien upon any of their respective properties, assets, income or profits of any character whether now owned or hereafter acquired, except for any of the following if, both immediately prior to and immediately after the creation, assumption or incurring of such Lien, no Default or Event of Default is or would be in existence, including, without limitation, a Default or Event of Default resulting from a violation of any of the covenants contained in Section 10.1:
(i)    Permitted Liens;

(ii)    Liens securing Nonrecourse Indebtedness permitted to be incurred at the time of its incurrence under Section 10.3(ii) and encumbering only the specific Real Estate Assets being financed by such Indebtedness;
(iii)    Liens securing Secured Recourse Indebtedness permitted to be incurred at the time of its incurrence under Sections 10.3(ii), and encumbering only the specific assets being financed by such Indebtedness;
(iv)    Liens securing Unsecured Indebtedness permitted under Section 10.3(ix), provided that (a) such Indebtedness is deemed Unsecured Indebtedness under the definition of Unsecured Indebtedness, (b) the Administrative Agent has a Lien in the same assets pursuant to the Loan Documents and such Liens rank pari passu with the Liens securing the Obligations and (c) the Administrative Agent and the agent for the holders of such Unsecured Indebtedness permitted under Section 10.3(ix) shall enter into the Pari Passu Intercreditor Agreement or a collateral agency agreement, a collateral sharing agreement or a similar agreement satisfactory to the Administrative Agent;
(v)    Liens on fixed or capital assets acquired by Borrower or any of its Subsidiaries; provided, that (A) such Liens secure Indebtedness permitted by Section 10.3(v), (B) such Liens and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition, (C) the Indebtedness secured thereby does not exceed the cost of acquiring such fixed or capital assets, and (D) such Liens shall not apply to any other property or assets of NSA REIT or any Subsidiary; and
(vi)    Deposits securing Indebtedness permitted under Sections 10.3(vii).
(b)    The Loan Parties shall not, and shall not permit any of their respective Subsidiaries to, enter into, assume or otherwise be bound by any Negative Pledge except for:
(i)    Negative Pledges contained in any Loan Document;
(ii)    customary Negative Pledges in connection with any sale of assets pending such sale, provided such Negative Pledges apply only to the Person or property that is to be sold;
(iii)    Negative Pledges imposed by any agreement relating to Secured Indebtedness permitted to be incurred by this Agreement at the time of its incurrence if such Negative Pledges (x) apply only to the Person or Persons obligated under such Indebtedness and its Subsidiaries and/or the property or assets intended to secure such Indebtedness and (y) are pursuant to Indebtedness that is not incurred by a

Person or such Person’s direct or indirect parent that owns Real Estate Assets or other assets the value of which are included in determining Unencumbered Asset Value;
(iv)    Negative Pledges binding on a Subsidiary or Real Estate Asset at the time of acquisition by NSA REIT or any of its Subsidiaries, so long as such Negative Pledges (x) were not entered into solely in contemplation of such acquisition and (y) are pursuant to Indebtedness that is not incurred by a Person or such Person’s direct or indirect parent that owns Real Estate Assets or other assets the value of which are included in determining Unencumbered Asset Value, together with any renewal, extension, replacement or refinancing thereof so long as such renewal, extension, replacement or refinancing does not expand the scope of such Negative Pledge;
(v)    customary Negative Pledges in joint venture agreements and other similar agreements applicable solely to such joint venture;
(vi)    restrictions on cash or other deposits imposed under contracts entered into in the ordinary course of business; and
(vii)    Negative Pledges contained in agreements evidencing Senior Unsecured Debt Issuances permitted to be incurred by this Agreement at the time of its incurrence that are substantially similar to those contained in this Agreement.
(c)    The Loan Parties shall not, and shall not permit any other Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind (other than pursuant to any Loan Document or, to the extent consistent in all material respects with the applicable provisions hereof, any agreement evidencing Senior Unsecured Debt Issuances (including, without limitation, the Material Credit Facilities)) on the ability of any Loan Party to: (i) pay dividends or make any other distribution on any of such Loan Party’s capital stock or other equity interests owned by any other Loan Party; (ii) pay any Indebtedness owed to any other Loan Party; (iii) make loans or advances to any other Loan Party; or (iv) transfer any of its property or assets to any other Loan Party.
Section 10.7.    Fundamental Changes.
The Loan Parties shall not, and shall not permit any of their respective Subsidiaries to: (i) enter into any transaction of merger or consolidation; (ii) liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); or (iii) convey, sell, lease, sublease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or substantially all of its business or assets, whether now owned or hereafter acquired (including, in each case, pursuant to a division, as described in Section 1.3); provided, however, that:
(a)    any of the actions described in the immediately preceding clauses (i) through (iii) may be taken with respect to any Subsidiary of NSA REIT (other than the Borrower) so long as immediately prior to the taking of such action, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence;
(b)    a Person (other than a Loan Party or an Intermediate Subsidiary) may merge with and into, and may dispose of its assets to, any Loan Party or any Intermediate Subsidiary so long as (i) such Loan Party or Intermediate Subsidiary, as applicable, is the survivor of such merger, (ii) NSA REIT and each Intermediate Subsidiary shall at all times comply with Section 8.12, (iii) immediately prior to such merger or disposition, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence and (iv) the Borrower shall have given the Administrative Agent at least 10 Business Days’ (or such shorter period as is approved by the Administrative Agent) prior written notice of such merger or disposition, such notice to include a certification as to the matters described in the immediately preceding clause (iii); and
(c)    the Borrower and each Subsidiary Guarantor may convey, sell, lease, sublease, transfer or otherwise dispose of assets among themselves, and NSA REIT and any Subsidiary of NSA REIT (other than the Borrower) may convey, sell, lease, sublease, transfer or otherwise dispose of assets to the Borrower or any other Wholly-Owned Subsidiary of the Borrower.
Section 10.8.    Fiscal Year.
NSA REIT shall not change its fiscal year from that in effect as of the Agreement Date.
Section 10.9.    Modifications to Material Contracts.
NSA REIT and the Borrower shall not, and shall not permit any of their respective Subsidiaries to, enter into any amendment or modification to any Material Contract which could reasonably be expected to have a Material Adverse Effect. Without limitation of the foregoing, NSA REIT and the Borrower shall not, and shall not permit any of their respective Subsidiaries to, enter into any amendment or modification to any PRO Designation or Facilities Management Agreement that would give any class (or series within a class) of Units issued to PROs any greater rights to consent to any action with respect to the sale, transfer, disposition, encumbrance, financing or refinancing of any Real Estate Asset than the Permitted PRO Percentage of such class (or series); provided, however, that this Section 10.9 shall not restrict NSA REIT, the Borrower or any of their respective Subsidiaries from entering into any new PRO Designation in the ordinary course of business providing rights to consent no less favorable to the Borrower than the PRO Consent Rights so long as the Required PRO Percentage does not exceed the Permitted PRO Percentage at any time.
Section 10.10.    Modifications of Organizational Documents.
The Loan Parties shall not, and shall not permit any of their respective Subsidiaries to, amend, supplement, restate or otherwise modify its certificate or articles of incorporation or formation, by-laws, operating agreement, declaration of trust, partnership agreement or other applicable organizational document if such amendment, supplement, restatement or other modification (a) results in an Event of Default or (b) could reasonably be expected to have a Material Adverse Effect (but, in no event shall the Loan Parties amend, supplement, restate or otherwise modify any provisions related to or in connection with Control contained in the articles or certificate of incorporation, bylaws, operating agreement, declaration of trust, partnership agreement or other applicable organizational document of a Controlled Partially-Owned Entity owning an Eligible Unencumbered Property in any manner adverse to the Borrower or its Subsidiaries without the prior written consent of the Administrative Agent).
Section 10.11.    Transactions with Affiliates.
The Loan Parties shall not, and shall not permit any of their respective Subsidiaries to, permit to exist or enter into, any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate (other than a Loan Party), except (a) transactions that (i) are in the ordinary course of business and (ii) are at prices and on terms and conditions not less favorable to such Loan Party or such other Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions among NSA REIT, the Borrower and any of their respective Wholly-Owned Subsidiaries not involving any other Affiliate, (c) any transaction that is contemplated by a Facilities Management Agreement so long as such transaction is in the ordinary course of business or is at a price and on terms and conditions not less favorable to such Loan Party or such other Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (d) any transaction otherwise expressly permitted by this Agreement, and (e) the payment of compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of NSA REIT or any of its Subsidiaries in the ordinary course of business.
Section 10.12.    [Reserved]
Section 10.13.    Derivatives Contracts.
The Loan Parties shall not, and shall not permit any of their respective Subsidiaries to, enter into or become obligated in respect of, Derivatives Contracts other than Derivatives Contracts (i) entered into by Borrower or any of its Subsidiaries in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) that do not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party.
Section 10.14.    Foreign Assets Control.
NSA REIT and the Borrower shall not be at any time a Person with whom the Administrative Agent and the Lenders are restricted from doing business under the regulations of OFAC (including, Sanctioned Persons) or under any statute, executive order (including, the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and shall not engage in any dealings or transactions or otherwise be associated with such Persons.
ARTICLE XI.
DEFAULT
Section 11.1.    Events of Default.
Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be affected by operation of Applicable Law or pursuant to any judgment or order of any Governmental Authority:
(a)    Default in Payment of Principal. The Borrower shall fail to pay when due (whether upon demand, at maturity, by reason of acceleration or otherwise) the principal of any of the Loans.
(b)    Default in Payment of Interest and Other Obligations. The Borrower shall fail to pay when due any interest on any of the Loans or any of the other payment Obligations owing by the Borrower under this Agreement or any other Loan Document, or any other Loan Party shall fail to pay when due any payment Obligation owing by such other Loan Party under any Loan Document to which it is a party, and any such failure shall continue for a period of three Business Days.
(c)    Default in Performance. (i) Any Loan Party shall fail to perform or observe any term, covenant, condition or agreement contained in Section 8.1, 8.5 (other than any such failure that affects only Real Estate Assets having an aggregate Operating Property Value or Cost Basis Value, as applicable, less than 5% of Gross Asset Value), 8.7, 8.8, 8.12, 8.13 or 8.14 or in Article IX or in Article X or (ii) any Loan Party shall fail to perform or observe any term, covenant, condition or agreement contained in this Agreement or any other Loan Document to which it is a party and not otherwise mentioned in this Section 11.1 and in the case of this clause (ii) only such failure shall continue for a period of 30 days.
(d)    Misrepresentations. Any written statement, representation or warranty made or deemed made by or on behalf of the Borrower or any other Loan Party under this Agreement or under any other Loan Document, or any amendment hereto or thereto, or in any financial statements (including in each case all related schedules and notes) or related certifications furnished pursuant hereto, or in any other writing or statement at any time furnished or made or deemed made by or on behalf of any Loan Party to the Administrative Agent or any Lender pursuant to any Loan Document, shall at any time prove to have been incorrect or misleading, in light of the circumstances in which made or deemed made, in any material respect when furnished or made or deemed made.
(e)    Indebtedness Cross-Default; Derivatives Contracts.
(i)    With respect to any Nonrecourse Indebtedness having an aggregate outstanding principal amount of $25,000,000 or more, (x) NSA REIT or any of its Subsidiaries shall fail to pay when due and payable, within any applicable grace or cure period (not to exceed 30 days), the principal of, or interest on, such Nonrecourse Indebtedness, (y) the maturity of such Nonrecourse Indebtedness shall have been accelerated in accordance with the provisions of any indenture, contract or instrument evidencing, providing for the creation of or otherwise concerning such Nonrecourse Indebtedness, or (z) such Nonrecourse Indebtedness shall have been required to be prepaid or repurchased prior to the stated maturity thereof other than as a result of the sale or other transfer of the Real Estate Asset securing such Nonrecourse Indebtedness and not as a result of a default;
(ii)    (A) with respect to any Indebtedness that is Recourse Indebtedness having an aggregate outstanding principal amount (or, in the case of any Derivatives Contract, having, without regard to the effect of any close-out netting provision, a Derivatives Termination Value) of $25,000,000 or more, (w) NSA REIT or any of its Subsidiaries shall fail to pay when due and payable (1) without regard to any applicable grace or cure period, the principal of, or (2) giving effect to any applicable grace or cure period (not to exceed 5 days) interest on, such Indebtedness, (x) the maturity of such Indebtedness shall have been accelerated in accordance with the provisions of any indenture, contract or instrument evidencing, providing for the creation of or otherwise concerning such Indebtedness, (y) such Indebtedness shall have been required to be prepaid or repurchased prior to the stated maturity thereof, or (z) any other event shall have occurred and be continuing which permits any holder or holders of such Indebtedness, any trustee or agent acting on behalf of such holder or holders or any other Person, to accelerate the maturity of any such

Indebtedness or require any such Indebtedness to be prepaid, repurchased or redeemed prior to its stated maturity or original date of amortization; or (B) any recourse claim is made against any Loan Party under any one or more so-called non-recourse carve out guarantees in an aggregate amount of $25,000,000 or more; or
(iii)    there occurs an “Event of Default” under and as defined in any Derivatives Contract having, without regard to the effect of any close-out netting provision, a Derivatives Termination Value of $25,000,000 or more as to which NSA REIT or any of its Subsidiaries is a “Defaulting Party” (as defined therein), or there occurs an “Early Termination Date” (as defined therein) in respect of any Derivatives Contract as a result of a “Termination Event” (as defined therein) as to which NSA REIT or any of its Subsidiaries is an “Affected Party” (as defined therein).
(f)    Voluntary Bankruptcy Proceeding. NSA REIT or any of its Subsidiaries shall: (i) commence a voluntary case under the Bankruptcy Code of 1978, as amended, or other federal bankruptcy laws (as now or hereafter in effect); (ii) file a petition seeking to take advantage of any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; (iii) consent to, or fail to contest in a timely and appropriate manner, any petition filed against it in an involuntary case under such bankruptcy laws or other Applicable Laws or consent to any proceeding or action described in the immediately following subsection; (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign; (v) admit in writing its inability to pay its debts as they become due; (vi) make a general assignment for the benefit of creditors; (vii) make a conveyance fraudulent as to creditors under any Applicable Law; or (viii) take any corporate or partnership action for the purpose of effecting any of the foregoing.
(g)    Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against NSA REIT or any of its Subsidiaries in any court of competent jurisdiction seeking: (i) relief under the Bankruptcy Code of 1978, as amended, or other federal bankruptcy laws (as now or hereafter in effect) or under any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of such Person, or of all or any substantial part of the assets, domestic or foreign, of such Person, and such case or proceeding shall continue undismissed or unstayed for a period of 60 consecutive calendar days, or an order granting the remedy or other relief requested in such case or proceeding against such Person (including, but not limited to, an order for relief under such Bankruptcy Code or such other federal bankruptcy laws) shall be entered.

(h)    Litigation; Enforceability. Any Loan Party shall disavow, revoke or terminate (or attempt to terminate) any Loan Document to which it is a party or shall otherwise challenge or contest in any action, suit or proceeding in any court or before any Governmental Authority the validity or enforceability of this Agreement, or any other Loan Document or this Agreement or any other Loan Document shall cease to be in full force and effect (except as a result of the express terms thereof).
(i)    Judgment. A final judgment or order for the payment of money or for an injunction shall be entered against NSA REIT or any of its Subsidiaries by any court or other tribunal and (i) such judgment or order shall continue for a period of 30 consecutive days without being paid, stayed or dismissed through appellate proceedings prosecuted by NSA REIT or such Subsidiary in good faith and (ii) either (A) the amount of such judgment or order for which insurance has not been acknowledged in writing by the applicable insurance carrier (or the amount as to which the insurer has denied liability) exceeds, individually or together with all other such outstanding judgments or orders entered against NSA REIT and its Subsidiaries, $5,000,000 or (B) in the case of an injunction or other non-monetary judgment, such injunction or judgment could reasonably be expected to have a Material Adverse Effect.
(j)    Attachment. A warrant, writ of attachment, execution or similar process shall be issued against any property of NSA REIT or any of its Subsidiaries which exceeds, individually or together with all other such warrants, writs, executions and processes, $5,000,000, and such warrant, writ, execution or process shall not be discharged, vacated, stayed or bonded for a period of 30 consecutive days; provided, however, that if a bond has been issued in favor of the claimant or other Person obtaining such warrant, writ, execution or process, the issuer of such bond shall execute a waiver or subordination agreement in form and substance satisfactory to the Administrative Agent pursuant to which the issuer of such bond subordinates its right of reimbursement, contribution or subrogation to the Obligations and waives or subordinates any Lien it may have on the assets of any Loan Party.
(k)    ERISA. Any ERISA Event shall have occurred that results or could reasonably be expected to result in liability to any member of the ERISA Group aggregating in excess of $10,000,000.
(l)    Change of Control.
(i)    Any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person will be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 30% of the total voting power of the then outstanding voting stock of NSA REIT;
(ii)    During any period of 12 consecutive months ending after the Agreement Date, individuals who at the beginning of any such 12-month period constituted the governing board of NSA REIT (together with any new directors whose election by such board or whose nomination for election by the shareholders of NSA REIT, as the case may be, was approved by a vote of at least two-thirds of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the governing board of NSA REIT, as the case may be, then in office;
(iii)    NSA REIT shall cease to be the sole general partner of the Borrower or shall cease to have the sole and exclusive power to Control the Borrower (including, without limitation, the power to cause the sale or other transfer, financing or refinancing, or encumbrance of assets (including Equity Interests and Real Estate Assets) owned directly, or indirectly through one or more Subsidiaries, of the Borrower, subject only to Negative Pledges permitted by Section 10.6(b)); or
(iv)    (A) NSA REIT shall cease to own 100% of the outstanding Equity Interests of each Intermediate Subsidiary or (B) the Borrower or a Wholly-Owned Subsidiary of the Borrower shall cease to Control any Controlled Partially-Owned Entity.
(m)    Loan Documents. Any Collateral Document, if any, shall for any reason fail to create a valid and perfected first priority security interest in any portion of the Collateral purported to be covered thereby, except as permitted by the terms of any Loan Document, or any Loan Document shall for any reason cease to be in full force and effect (other than in accordance with the terms of the Loan Documents), or any Loan Party shall assert in writing that its obligations under any Loan Document has ceased to be or is not enforceable, or any Guarantor shall seek to terminate its Guaranty (other than as contemplated by this Agreement).
Section 11.2.    Remedies Upon Event of Default.
Upon the occurrence of an Event of Default the following provisions shall apply:
(a)    Acceleration; Termination of Facilities.

(i)    Automatic. Upon the occurrence of an Event of Default specified in Section 11.1(f) or 11.1(g), (A)(i) the principal of, and all accrued interest on, the Loans and the Term Notes at the time outstanding, and (ii) all of the other Obligations (other than obligations in respect of Derivatives Contracts), including, but not limited to, the other amounts owed to the Lenders and the Administrative Agent under this Agreement, the Term Notes or any of the other Loan Documents shall become immediately and automatically due and payable without presentment, demand, protest, or other notice of any kind, all of which are expressly waived by the Borrower and (B) all of the Commitments, the obligation of the Lenders to make Loans shall all immediately and automatically terminate.
(ii)    Optional. If any other Event of Default shall exist, the Administrative Agent may, and at the direction of the Requisite Lenders shall: (A) declare (1) the principal of, and accrued interest on, the Loans and the Term Notes at the time outstanding, and (2) all of the other Obligations (other than obligations in respect of Derivatives Contracts), including, but not limited to, the other amounts owed to the Lenders and the Administrative Agent under this Agreement, the Term Notes or any of the other Loan Documents to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrower and (B) terminate the Commitments, and the obligation of the Lenders to make Loans hereunder. Moreover, notwithstanding anything contained in this Agreement to the contrary, so long as any Default or Event of Default exists, Lenders shall have no obligation to make any Loans hereunder.
(b)    Loan Documents. The Requisite Lenders may direct the Administrative Agent to, and the Administrative Agent if so directed shall, exercise any and all of its rights under any and all of the other Loan Documents.
(c)    Applicable Law. The Requisite Lenders may direct the Administrative Agent to, and the Administrative Agent if so directed shall, exercise all other rights and remedies it may have under any Applicable Law.
(d)    Appointment of Receiver. To the extent permitted by Applicable Law, the Administrative Agent and the Lenders shall be entitled to the appointment of a receiver for the assets and properties of the Borrower and its Subsidiaries, without notice of any kind whatsoever and without regard to the adequacy of any security for the Obligations or the solvency of any party bound for its payment, to take possession of all or any portion of the business operations of the Borrower and its Subsidiaries and to exercise such power as the court shall confer upon such receiver.

(e)    Specified Derivatives Contract Remedies. Notwithstanding any other provision of this Agreement or other Loan Document, each Specified Derivatives Provider shall have the right, with prompt notice to the Administrative Agent, but without the approval or consent of or other action by the Administrative Agent or the Lenders, and without limitation of other remedies available to such Specified Derivatives Provider under contract or Applicable Law, to undertake any of the following: (i) to declare an event of default, termination event or other similar event under any Specified Derivatives Contract and to create an “Early Termination Date” (as defined therein) in respect thereof, (ii) to determine net termination amounts in respect of any and all Specified Derivatives Contracts in accordance with the terms thereof, and to set off amounts among such contracts, and (iii) to prosecute any legal action against any Loan Party to enforce or collect net amounts owing to such Specified Derivatives Provider by any such Person pursuant to any Specified Derivatives Contract.
Section 11.3.    Marshaling; Payments Set Aside.
None of the Administrative Agent, any Lender or any Specified Derivatives Provider shall be under any obligation to marshal any assets in favor of any Loan Party or any other party or against or in payment of any or all of the Obligations or the Specified Derivatives Obligations. To the extent that any Loan Party makes a payment or payments to the Administrative Agent, any Lender or any Specified Derivatives Provider, or the Administrative Agent, any Lender or any Specified Derivatives Provider enforces any Lien or exercises any of its rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law or other Applicable Law, then to the extent of such recovery, the Obligations or Specified Derivatives Obligations, or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.
Section 11.4.    Allocation of Proceeds.
If an Event of Default shall exist and maturity of any of the Obligations has been accelerated, or if an Event of Default specified in Section 11.1(a) and/or (b) shall exist, any amounts received on account of the Obligations or the Specified Derivatives Obligations shall be applied in the following order and priority:
(a)    that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent) payable to the Administrative Agent (in its capacity as administrative agent);

(b)    that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest) payable to the Lenders and the Administrative Agent;
(c)    [reserved];
(d)    interest on all other Loans, pro rata in the amount then due each Lender;
(e)    [reserved];
(f)    payments of principal of all other Loans, and all Specified Derivatives Obligations then owing, pro rata in the amount then due each Lender and Specified Derivatives Provider;
(g)    payment of all other Obligations and other amounts due and owing by the Loan Parties under any of the Loan Documents, if any, to be applied for the ratable benefit of the Lenders; and
(h)    any amount remaining after application as provided above, shall be paid to the Borrower or whomever else may be legally entitled thereto.
In no event shall the Administrative Agent apply any amounts so received, or any proceeds of Collateral (if any), to the payment of Specified Derivatives Obligations if and to the extent that, with respect to the Loan Party making such payment, or owning such Collateral, such Specified Derivatives Obligations constitute Excluded Swap Obligations.
Notwithstanding the foregoing, Specified Derivatives Obligations shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Specified Derivatives Provider. Each Specified Derivatives Provider not a party to the Credit Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article XII hereof for itself and its Affiliates as if a “Lender” party hereto.
Section 11.5.    [Reserved].
Section 11.6.    Performance by Administrative Agent.
If any Loan Party shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents, the Administrative Agent may, after notice to the Borrower, perform or attempt to perform such covenant, duty or agreement on behalf of such Loan Party after the expiration of any cure or grace periods set forth herein. In such event, the Borrower shall, at the request of the

Administrative Agent, promptly pay any amount reasonably expended by the Administrative Agent in such performance or attempted performance to the Administrative Agent, together with interest thereon at the applicable Post-Default Rate from the date of such expenditure until paid. Notwithstanding the foregoing, neither the Administrative Agent nor any Lender shall have any liability or responsibility whatsoever for the performance of any obligation of the Borrower under this Agreement or any other Loan Document.
Section 11.7.    Rights Cumulative.
The rights and remedies of the Administrative Agent and the Lenders under this Agreement, each of the other Loan Documents shall be cumulative and not exclusive of any rights or remedies which any of them may otherwise have under Applicable Law. In exercising their respective rights and remedies the Administrative Agent and the Lenders may be selective and no failure or delay by the Administrative Agent or any of the Lenders in exercising any right shall operate as a waiver of it, nor shall any single or partial exercise of any power or right preclude its other or further exercise or the exercise of any other power or right.
ARTICLE XII.
THE ADMINISTRATIVE AGENT
Section 12.1.    Authorization and Action.
Each Lender hereby appoints and authorizes the Administrative Agent to take such action as contractual representative on such Lender’s behalf and to exercise such powers under this Agreement and the other Loan Documents as are specifically delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto.
The Administrative Agent shall also act as “collateral agent” under the Loan Documents, and each of the Lenders hereby appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral, if any, granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof), if any, granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article XII and Article XIII (as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

Not in limitation of the foregoing, each Lender authorizes and directs the Administrative Agent to enter into the Loan Documents for the benefit of the Lenders. Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by the Requisite Lenders in accordance with the provisions of this Agreement or the Loan Documents, and the exercise by the Requisite Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. Nothing herein shall be construed to deem the Administrative Agent a trustee or fiduciary for any Lender or to impose on the Administrative Agent duties or obligations other than those expressly provided for herein. Without limiting the generality of the foregoing, the use of the terms “Administrative Agent”, “agent” and similar terms in the Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, use of such terms is merely a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. At the request of a Lender, the Administrative Agent will forward to such Lender copies or, where appropriate, originals of the documents delivered to the Administrative Agent pursuant to this Agreement or the other Loan Documents. The Administrative Agent will also furnish to any Lender, upon the request of such Lender, a copy of any certificate or notice furnished to the Administrative Agent by the Borrower, any other Loan Party or any other Affiliate thereof, pursuant to this Agreement or any other Loan Document not already delivered to such Lender pursuant to the terms of this Agreement or any such other Loan Document. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of any of the Obligations), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders (or all of the Lenders if explicitly required under any other provision of this Agreement), and such instructions shall be binding upon all Lenders and all holders of any of the Obligations; provided, however, that, notwithstanding anything in this Agreement to the contrary, the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement or any other Loan Document or Applicable Law. Not in limitation of the foregoing, the Administrative Agent may exercise any right or remedy it or the Lenders may have under any Loan Document upon the occurrence of a Default or an Event of Default unless the Requisite Lenders have directed the Administrative Agent otherwise. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Requisite Lenders, or where applicable, all the Lenders.
Section 12.2.    Administrative Agent’s Reliance, Etc.

Notwithstanding any other provisions of this Agreement or any other Loan Documents, neither the Administrative Agent nor any of its directors, officers, agents, employees or counsel shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or any other Loan Document, except for its or their own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment. Without limiting the generality of the foregoing, the Administrative Agent: (a) may treat the payee of any Term Note as the holder thereof until the Administrative Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to the Administrative Agent; (b) may consult with legal counsel (including its own counsel or counsel for any Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender or any other Person and shall not be responsible to any Lender or any other Person for any statements, warranties or representations made by any Person in or in connection with this Agreement or any other Loan Document; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any of this Agreement or any other Loan Document or the satisfaction of any conditions precedent under this Agreement or any Loan Document on the part of the Borrower or other Persons (except for the delivery to it of any certificate or document specifically required to be delivered to it pursuant to Section 6.1) or inspect the property, books or records of the Borrower or any other Person; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document, any other instrument or document furnished pursuant thereto or any collateral covered thereby or the perfection or priority of any Lien in favor of the Administrative Agent on behalf of the Lenders in any such collateral; and (f) shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telephone, telecopy, or electronic mail) believed by it to be genuine and signed, sent or given by the proper party or parties. The Administrative Agent may execute any of its duties under the Loan Documents by or through agents, employees or attorneys-in-fact. Unless set forth in writing to the contrary, the making of its initial Loan by a Lender shall constitute a certification by such Lender to the Administrative Agent and the other Lenders that the Borrower has satisfied the conditions precedent for initial Loans set forth in Sections 6.1 and 6.2 that have not previously been waived by the Requisite Lenders.
Section 12.3.    Notice of Defaults.
The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default unless the Administrative Agent has received notice from a Lender or a Loan Party referring to this Agreement, describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default.” If any Lender (excluding the Lender which is also serving as the Administrative Agent) becomes aware of any Default or Event of Default, it shall promptly send to the Administrative Agent such a “notice of default.” Further, if the Administrative Agent receives such a “notice of default”, the Administrative Agent shall give prompt notice thereof to the Lenders.
Section 12.4.    Administrative Agent as Lender.
The Lender acting as Administrative Agent shall have the same rights and powers under this Agreement and any other Loan Document as any other Lender and may exercise the same as though it were not the Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include the Lender then acting as Administrative Agent in each case in its individual capacity. Such Lender and its Affiliates may each accept deposits from, maintain deposits or credit balances for, invest in, lend money to, act as trustee under indentures of, serve as financial advisor to, and generally engage in any kind of business with, any Loan Party or any other Affiliate thereof as if it were any other bank and without any duty to account therefor to the Lenders. Further, such Lender and any Affiliate may accept fees and other consideration from the Borrower for services in connection with this Agreement, any Specified Derivatives Contract or otherwise without having to account for the same to the Lenders. The Lenders acknowledge that, pursuant to such activities, the Lender acting as Administrative Agent or its Affiliates may receive information regarding the Loan Parties, other Subsidiaries of the Loan Parties and other Affiliates thereof (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them.
Section 12.5.    [Reserved].
Section 12.6.    Lender Credit Decision, Etc.
Each Lender expressly acknowledges and agrees that neither the Administrative Agent nor any of its officers, directors, employees, agents, counsel, attorneys-in-fact or other Affiliates has made any representations or warranties as to the financial condition, operations, creditworthiness, solvency or other information concerning the business or affairs of the Borrower, any other Loan Party, any Subsidiary or any other Person to such Lender and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Borrower, any other Loan Party or any other Subsidiary, shall be deemed to constitute any such representation or warranty by the Administrative Agent to any Lender. Each Lender acknowledges that it has made its own credit and legal analysis and decision to enter into this Agreement and the transactions contemplated hereby, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent, or any of their respective officers, directors, employees and agents, and based on the financial statements of the Borrower, the Subsidiaries or any other Affiliate thereof, and inquiries of such Persons, its independent due diligence of the business and affairs of the

Borrower, the other Loan Parties, the Subsidiaries and other Persons, its review of the Loan Documents, the advice of its own counsel and such other documents and information as it has deemed appropriate. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent or any of their respective officers, directors, employees and agents, and based on such review, advice, documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the Loan Documents. The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Borrower or any other Loan Party of the Loan Documents or any other document referred to or provided for therein or to inspect the properties or books of, or make any other investigation of, the Borrower, any other Loan Party or any other Person. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent under this Agreement or any of the other Loan Documents, the Administrative Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrower, any other Loan Party or any other Affiliate thereof which may come into possession of the Administrative Agent, or any of its officers, directors, employees, agents, attorneys-in-fact or other Affiliates. Each Lender acknowledges that the Administrative Agent’s legal counsel in connection with the transactions contemplated by this Agreement is only acting as counsel to the Administrative Agent and is not acting as counsel to such Lender.
Section 12.7.    Indemnification of Administrative Agent.
Each Lender agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) pro rata in accordance with such Lender’s respective Commitment Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, reasonable out-of- pocket costs and expenses, or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against the Administrative Agent (in its capacity as Administrative Agent but not as a Lender) in any way relating to or arising out of the Loan Documents, any transaction contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under the Loan Documents (collectively, “Indemnifiable Amounts”); provided, however, that no Lender shall be liable for any portion of such Indemnifiable Amounts to the extent resulting from the Administrative Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment or if the Administrative Agent fails to follow the written direction of the Requisite Lenders (or all of the Lenders if expressly required hereunder) unless such failure results from the Administrative Agent following the advice of counsel to the Administrative Agent of which advice the Lenders have received notice. Without limiting the generality of the foregoing but subject to the preceding proviso, each Lender agrees to reimburse the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees of the counsel(s) of the Administrative Agent’s own choosing) incurred by the Administrative Agent in connection with the preparation, negotiation, execution, administration, or enforcement of, or legal advice with respect to the rights or responsibilities of the parties under, the Loan Documents, any suit or action brought by the Administrative Agent to enforce the terms of the Loan Documents and/or collect any Obligations, any “lender liability” suit or claim brought against the Administrative Agent and/or the Lenders, and any claim or suit brought against the Administrative Agent, and/or the Lenders arising under any Environmental Laws. Such out-of-pocket expenses (including counsel fees) shall be advanced by the Lenders on the request of the Administrative Agent notwithstanding any claim or assertion that the Administrative Agent is not entitled to indemnification hereunder upon receipt of an undertaking by the Administrative Agent that the Administrative Agent will reimburse the Lenders if it is actually and finally determined by a court of competent jurisdiction that the Administrative Agent is not so entitled to indemnification. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder or under the other Loan Documents and the termination of this Agreement. If the Borrower shall reimburse the Administrative Agent for any Indemnifiable Amount following payment by any Lender to the Administrative Agent in respect of such Indemnifiable Amount pursuant to this Section, the Administrative Agent shall share such reimbursement on a ratable basis with each Lender making any such payment.
Section 12.8.    Resignation or Removal of Administrative Agent.
(a)    The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Requisite Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no such successor shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Requisite Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)    If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Requisite Lenders (excluding for this purpose the Lender that is the Administrative Agent) may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person (a “Removal Notice”) remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 50 days (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Requisite Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Sections 13.2 and 13.10 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub‑agents and their respective related Indemnified Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.
Section 12.9.    Titled Agent.
The Titled Agents, in such capacities, assume no responsibility or obligation hereunder, including, without limitation, for servicing, enforcement or collection of any of the Loans, or for any duties as an agent hereunder for the Lenders. The titles of “Lead Arranger” and “Bookrunner” and “Syndication Agent” are solely honorific and imply no fiduciary responsibility on the part of the Titled Agents to the Administrative Agent, the Borrower or any Lender and the use of such title does not impose on the Titled Agents any duties or obligations greater than those of any other Lender or entitle the Titled Agents to any rights other than those to which any other Lender is entitled.
Section 12.10.    Collateral Matters.
Each of the Lenders irrevocably authorizes the Administrative Agent, at its option and in its discretion, to take any of the following actions:

(a)    to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document, if any, (i) upon termination of the Commitments and payment in full of all Obligations (other than contingent indemnification obligations), (ii) if, with respect to any such release of a Lien on the Equity Interests of a Subsidiary Guarantor, such Subsidiary Guarantor has ceased to be a Subsidiary Guarantor and has been released from its Obligations under the Loan Documents pursuant to Sections 8.13 or 8.14, (iii) if approved, authorized or ratified in writing in accordance with Section 13.6, or (iv) in connection with the Collateral Fallaway; and
(b)    to subordinate any Lien on any property (excluding, for the avoidance of doubt, any Collateral) granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property, to the extent such holder is permitted by Section 10.6 to have a more senior Lien; and
(c)    to execute a Pari Passu Intercreditor Agreement or any other collateral agency agreement, a collateral sharing agreement or a similar agreement satisfactory to the Administrative Agent pursuant to Section 10.6(a)(iv) with the agent for the holders of Unsecured Indebtedness to provide for the pari passu nature of such Liens and the Liens of the Administrative Agent and to cover such other matters as the Administrative Agent may deem necessary or desirable in order to effectuate the provisions of Section 10.6(a)(iv) (and, for the avoidance of doubt, if the Lien or Liens in all of the Collateral is or are terminated as permitted hereunder, the Administrative Agent may terminate such agreement without the consent of any Loan Party or Lender).
Upon request by the Administrative Agent at any time, the Requisite Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property pursuant to this Section 12.10. In each case as specified in this Section 12.10, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, in each case in accordance with the terms of the Loan Documents and this Section 12.10.
Section 12.11.    Rights of Specified Derivatives Providers.
No Specified Derivatives Provider that obtains the benefits of Section 11.4, the Guaranty, or any Collateral by virtue of the provisions hereof or of the Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article XII to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Specified Derivatives Obligations unless the Administrative Agent has received written notice of such Specified Derivatives Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Specified Derivatives Provider. The Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Specified Derivatives Obligations as a condition to releasing Liens pursuant to Section 12.10(a).
Section 12.12.    Certain ERISA Matters.
(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Titled Agent and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of NSA REIT, the Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans or the Commitments,
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,
(iii)    ((A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE

84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement; or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each Titled Agent and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that none of the Administrative Agent, any Titled Agent and their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
ARTICLE XIII.
MISCELLANEOUS
Section 13.1.    Notices.
Unless otherwise provided herein, communications provided for hereunder shall be in writing and shall be mailed, telecopied or delivered as follows:

If to NSA REIT or a Loan Party:	8400 East Prentice Avenue, 9th Floor Greenwood Village, CO 80111 Attn: Tamara D. Fischer, President and Chief Financial Officer Telephone: (720) 630-2604 Telecopy: (720) 630-2626
with a copy to:	Clifford Chance US LLP 31 West 52nd Street New York, NY 10019 Attn: Gary Brooks, Esq. Telephone: (212) 878-8242 Telecopy: (212) 878-8375
If to the Administrative Agent:
Capital One, National Association 299 Park Ave., 29th Fl. New York, NY 10171
Attention: Michael Sleece
Phone: (646) 836-5216
Telecopy No.: 888-246-3710
Email: Michael.Sleece@capitalone.com

with a copy to:

Capital One, National Association 1680 Capital One Drive, 10th Floor McLean, Virginia 22102
Attention: Jessica Phillips
Phone: (703) 720-6526
Fax: (703) 730-2032
E-mail: Jessica.Phillips@capitalone.com

If to a Lender:	To such Lender’s address or telecopy number, as applicable, set forth in its Administrative Questionnaire.
or, as to each party at such other address as shall be designated by such party in a written notice to the other parties delivered in compliance with this Section; provided, a Lender shall only be required to give notice of any such other address to the Administrative Agent and the Borrower. All such notices and other communications shall be effective (i) if mailed, when received; (ii) if sent by electronic means (whether by electronic mail, facsimile or otherwise), when transmitted; or (iii) if hand delivered or sent by overnight courier, when delivered. Notwithstanding the immediately preceding sentence, all notices or communications to the Administrative Agent or any Lender under Article II shall be effective only when actually received. Neither the Administrative Agent nor any

Lender shall incur any liability to NSA REIT or any Loan Party (nor shall the Administrative Agent incur any liability to the Lenders) for acting upon any telephonic notice referred to in this Agreement which the Administrative Agent or such Lender, as the case may be, believes in good faith to have been given by a Person authorized to deliver such notice or for otherwise acting in good faith hereunder. Failure of a Person designated to get a copy of a notice to receive such copy shall not affect the validity of notice properly given to any other Person.
Section 13.2.    Expenses.
The Borrower agrees (a) to pay or reimburse the Administrative Agent for all of its reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation, negotiation and execution of, and any amendment, supplement or modification to, any of the Loan Documents (including due diligence expenses and travel expenses relating to closing), and the consummation of the transactions contemplated thereby, including the reasonable and documented fees and disbursements of outside counsel to the Administrative Agent and costs and expenses in connection with the use of IntraLinks, Inc., SyndTrak or other similar information transmission systems in connection with the Loan Documents, (b) to pay or reimburse the Administrative Agent and the Lenders for all their reasonable and documented costs and expenses incurred in connection with the enforcement or preservation of any rights under the Loan Documents, including the reasonable and documented fees and disbursements of their respective counsel and any payments in indemnification or otherwise payable by the Lenders to the Administrative Agent pursuant to the Loan Documents, (c) to pay, and indemnify and hold harmless the Administrative Agent and the Lenders from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any failure to pay or delay in paying, documentary, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of any of the Loan Documents, or consummation of any amendment, supplement or modification of, or any waiver or consent under or in respect of, any Loan Document and (d) to the extent not already covered by any of the preceding subsections, to pay the reasonable and documented fees and disbursements of counsel to the Administrative Agent and any Lender incurred in connection with the representation of the Administrative Agent or such Lender in any matter relating to or arising out of any bankruptcy or other proceeding of the type described in Section 11.1(f) or 11.1(g), including, without limitation (i) any motion for relief from any stay or similar order, (ii) the negotiation, preparation, execution and delivery of any document relating to the Obligations and (iii) the negotiation and preparation of any debtor-in-possession financing or any plan of reorganization of NSA REIT, the Borrower or any other Loan Party, whether proposed by NSA REIT, the Borrower, such other Loan Party, the Lenders or any other Person, and whether such fees and expenses are incurred prior to, during or after the commencement of such proceeding or the confirmation or conclusion of any such proceeding. If the Borrower shall fail to pay any amounts required to be paid by it pursuant to this Section within 15 days after invoiced or demand therefor, the Administrative Agent and/or the Lenders may pay such amounts on behalf of the

Borrower and either deem the same to be Loans outstanding hereunder or otherwise Obligations owing hereunder.
Section 13.3.    Setoff.
Subject to Section 3.3 and in addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, each Loan Party hereby authorizes the Administrative Agent, each Lender, and each Affiliate of the Administrative Agent or any Lender, at any time while an Event of Default exists, without prior notice to the Borrower or to any other Person, any such notice being hereby expressly waived, but in the case of a Lender or an Affiliate of a Lender subject to receipt of the prior written consent of the Administrative Agent and the Requisite Lenders exercised in their sole discretion, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Administrative Agent, such Lender or any such Affiliate of the Administrative Agent or such Lender, to or for the credit or the account of the Loan Parties against and on account of any of the Obligations, irrespective of whether or not any or all of the Loans and all other Obligations have been declared to be, or have otherwise become, due and payable as permitted by Section 11.2, and although such Obligations shall be contingent or unmatured.
Section 13.4.    Litigation; Jurisdiction; Other Matters; Waivers.
(a)    EACH PARTY HERETO ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN OR AMONG ANY OF SUCH PARTIES WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND WOULD RESULT IN DELAY AND EXPENSE TO THE PARTIES. ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS AGREEMENT, THE TERM NOTES, OR ANY OTHER LOAN DOCUMENT OR BY REASON OF ANY OTHER SUIT, CAUSE OF ACTION OR DISPUTE WHATSOEVER BETWEEN OR AMONG ANY OF THE PARTIES HERETO OF ANY KIND OR NATURE RELATING TO ANY OF THE LOAN DOCUMENTS.
(b)    EACH PARTY HERETO HEREBY AGREES THAT ANY FEDERAL DISTRICT COURT AND ANY STATE COURT LOCATED IN NEW YORK, NEW YORK, IN THE BOROUGH OF MANHATTAN, SHALL HAVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN OR AMONG ANY OF THE PARTIES HERETO, PERTAINING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT, THE LOANS, THE TERM NOTES OR ANY OTHER LOAN DOCUMENT OR TO ANY MATTER ARISING

HEREFROM OR THEREFROM. EACH PARTY HERETO EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR PROCEEDING COMMENCED IN SUCH COURTS WITH RESPECT TO SUCH CLAIMS OR DISPUTES. EACH PARTY HERETO FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM, AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME. THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ACTION BY ANY PARTY OR THE ENFORCEMENT BY ANY PARTY OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION.
(c)    THE PROVISIONS OF THIS SECTION HAVE BEEN CONSIDERED BY EACH PARTY WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOANS AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS, AND THE TERMINATION OF THIS AGREEMENT.
Section 13.5.    Successors and Assigns.
(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither NSA REIT nor any Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) below, (ii) by way of participation in accordance with the provisions of subsection (d) below or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) below (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) below and, to the extent expressly contemplated hereby, the Affiliates and the partners, directors, officers, employees, agents and advisors of the Administrative Agent and the Lenders and of their respective Affiliates) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)    Minimum Amounts.
(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it, or contemporaneous assignments to related Approved Funds that equal at least the amount specified in subsection (b)(i)(B) below in the aggregate, or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)    in any case not described in subsection (b)(i)(A) above, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the outstanding principal balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance Agreement with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance Agreement, as of the Trade Date) shall not be less than $1,000,000, unless each of the Administrative Agent and, so long as no Default or Event of Default shall exist, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or Commitment assigned.
(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) above and, in addition:
(A)    the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) a Default or Event of Default shall exist at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof; and
(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of any Term Loans to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund.
(iv)    Assignment and Acceptance Agreements. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance Agreement, together with a processing and recordation fee of $3,500; provided, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v)    No Assignment to Certain Persons. No such assignment shall be made to (A) NSA REIT or any Loan Party or its Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing persons described in this clause (B).
(vi)    No Assignment to Natural Persons. No such assignment shall be made to a natural person or to a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person.
(vii)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, and each Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full pro rata share of all Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) below, from and after the effective date specified in each Assignment and Acceptance Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.4, 13.2 and 13.10 and the other provisions of this Agreement and the other Loan Documents as provided in Section 13.11 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) below.
(c)    Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Principal Office a copy of each Assignment and Acceptance Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)    Participations. Any Lender may at any time, without the consent of the Borrower or the Administrative Agent (but with notice to the Administrative Agent), sell participations to any Person (other than to a natural person, Defaulting Lender or to NSA REIT or a Loan Party or its Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) NSA REIT and the Loan Parties, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to (x) increase such Lender’s Commitment, (y) extend the date fixed for the payment of principal on the Loans or portions thereof owing to such Lender or (z) reduce the rate at which interest is payable thereon. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.12, 4.1, 4.4 (subject to the requirements and limitations therein, including the requirements under Section 3.12 (it being understood that the documentation required under Section 3.12 shall be delivered to the participating Lender)) to the same extent as if it were the Lender it purchased such participation from and had acquired its interest by assignment pursuant to subsection (b) above; provided, that such Participant (A) agrees to be subject to the provisions of Sections 4.5 and 4.7 as if it were an assignee under subsection (b) above; and (B) shall not be entitled to receive any greater payment under Section 3.12 or 4.1, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Regulatory Change that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and the expense of the Borrower, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 4.5 with respect to any Participant. To the extent permitted by Applicable Law, each Participant also shall be entitled to the benefits of Section 13.3 as though it were a Lender, provided such Participant agrees to be subject to Section 3.3 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person other than the Administrative Agent except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender,

including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
Section 13.6.    Amendments.
(a)    Except as otherwise expressly provided in this Agreement (including as provided in Section 2.16 with respect to an Incremental Term Loan Amendment), any consent or approval required or permitted by this Agreement or any other Loan Document (other than the Fee Letters) to be given by the Lenders may be given, and any term of this Agreement or of any other Loan Document may be amended, and the performance or observance by NSA REIT or any Loan Party of any terms of this Agreement or such other Loan Document or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Requisite Lenders (or the Administrative Agent at the written direction of the Requisite Lenders) and, in the case of an amendment to any Loan Document, the written consent of NSA REIT and each Loan Party that is a party thereto. Any term of the Fee Letter may be amended, and the performance or observance by the Borrower of any terms of the Fee Letter may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the parties thereto.
(b)    Notwithstanding the foregoing, no amendment (including any Incremental Term Loan Amendment), waiver or consent shall do any of the following:
(i)    extend or increase the Commitments of any Lender, without the prior written consent of such Lender;
(ii)    reduce the principal of, or the rates of interest that will be charged on the outstanding principal amount of, any Loans or other Obligations, or any fees or other amounts payable under any Loan Document, without the prior written consent of each Lender adversely affected thereby; provided, however, that only the consent of the Requisite Lenders shall be necessary (A) to amend the definition of “Post-Default Rate” or to waive any obligation of the Borrower to pay interest at the Post- Default Rate or any charge pursuant to Section 2.5(d) or (B) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or other Obligation or to reduce any fee payable hereunder;
(iii)    modify the definition of the term “Maturity Date” or otherwise postpone any date fixed for any payment of any principal of, or interest on, any Loans or any other Obligations or any fee or other amount payable under any Loan

Document (including the waiver of any Default or Event of Default as a result of the nonpayment of any such Obligations as and when due), in each case without the prior written consent of each Lender adversely affected thereby;
(iv)    amend or otherwise modify the provisions of Section 3.2 or the definition of the term “Commitment Percentage”, without the prior written consent of each Lender adversely affected thereby;
(v)    modify the definition of the term “Requisite Lenders” or otherwise modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof, including without limitation, any modification of this Section 13.6 if such modification would have such effect, without the prior written consent of each Lender adversely affected thereby (it being understood that, solely with the consent of the parties to an Incremental Term Loan Amendment, Incremental Term Loans may be included in the determination of Requisite Lenders on substantially the same basis as the Commitments and the Loans are included on the Effective Date);
(vi)    (i) release all or substantially all of the Subsidiaries under the Subsidiary Guaranty or of the value thereunder, without the prior written consent of each Lender or (ii) in the event that NSA REIT at any time provides a Guaranty pursuant to the provisions of Section 8.12 or otherwise, release such Guaranty without the prior written consent of each Lender; or
(vii)    release all or substantially all of the Collateral (if any) in any transaction or series of related transactions (except in connection with the Collateral Fallaway or, for the avoidance of doubt, in accordance with Section 12.10(a)(ii)), or modify Section 13.9 in a manner that makes the conditions to effectiveness of the Collateral Fallaway more favorable to the Loan Parties, in each case without the prior written consent of each Lender; or
(c)    No amendment, waiver or consent, unless in writing and signed by the Administrative Agent, in such capacity, in addition to the Lenders required hereinabove to take such action, shall affect the rights or duties of the Administrative Agent under this Agreement or any of the other Loan Documents. Any amendment, waiver or consent with respect to any Loan Document that (i) diminishes the rights of a Specified Derivatives Provider in a manner or to an extent dissimilar to that affecting the Lenders or (ii) increases the liabilities or obligations of a Specified Derivatives Provider shall, in addition to the Lenders required hereinabove to take such action, require the consent of the Lender that is (or having an Affiliate that is) such Specified Derivatives Provider.

(d)    No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon and any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose set forth therein. No course of dealing or delay or omission on the part of the Administrative Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. Any Event of Default occurring hereunder shall continue to exist until such time as such Event of Default is waived in writing in accordance with the terms of this Section, notwithstanding any attempted cure or other action by NSA REIT, the Borrower, any other Loan Party or any other Person subsequent to the occurrence of such Event of Default. Except as otherwise explicitly provided for herein or in any other Loan Document, no notice to or demand upon the Borrower shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.
(e)    In the event that there is (x) a written approval or consent by the “Requisite Lenders” (as defined in the Revolver Credit Agreement) whereby any Real Estate Asset is deemed an Eligible Unencumbered Property which does not meet one or more of the criteria for inclusion therein as set forth in the Revolver Credit Agreement, or (y) a written amendment or consent or approval effectuated under the Revolver Credit Agreement, any Revolver Credit Agreement provisions which are substantially the same terms with respect to NSA REIT, Borrower and their Subsidiaries as those contained in the corresponding provisions in respect of such matters contained in this Agreement (the “Revolver Credit Agreement Provisions”) (which may include a written waiver of an existing actual or potential default or event of default that is intended to be eliminated by such waiver) (each of the foregoing in clauses (x) and (y), a “Proposed Modification”), then (A) any Lender shall be deemed to have automatically approved the Proposed Modification hereunder of any corresponding Revolver Credit Agreement Provisions contained in this Agreement for purposes of determining if the requisite approvals hereunder have been obtained if (and only if) such Lender or an affiliate of such Lender approved the Proposed Modification under the Revolver Credit Agreement in its capacity as a Lender under the Revolver Credit Agreement and (B) in the case that the Lenders under this Agreement described in clause (A) above constitute the Requisite Lenders under this Agreement, then simultaneously with the agreement to or granting of such Proposed Modification under the Revolver Credit Agreement, this Agreement shall be deemed modified or restated, or such waiver, consent or approval granted, in a manner consistent with the Proposed Modifications under the Revolver Credit Agreement, unless such modification, restatement, waiver, consent or approval requires the consent of each Lender or each Lender directly and/or adversely affected thereby under the terms of this Agreement. In the event any financial covenants (including any associated definitions) set forth in the Revolver Credit Agreement or any amendment, modification, supplement, restatement or replacement thereof, shall be implemented or amended to be more restrictive on the Borrower than the financial covenants set forth above with respect to this Agreement, the applicable covenant(s) set forth in this Agreement and the other Loan Documents shall automatically be deemed to be amended to conform to the modified covenant(s)

in the Revolver Credit Agreement, unless the Requisite Lenders otherwise agree in their sole discretion. If requested by the Borrower or the Administrative Agent, the Borrower, NSA REIT, the Administrative Agent and each approving Lender (including any Lender deemed to have approved as described above) shall execute and deliver a written amendment to, restatement of, or waiver, consent or approval under, this Agreement memorializing such modification, restatement, waiver, consent or approval.
Section 13.7.    Nonliability of Administrative Agent and Lenders.
The relationship between the Borrower, on the one hand, and the Lenders and the Administrative Agent, on the other hand, shall be solely that of borrower and lender. Neither the Administrative Agent nor any Lender shall have any fiduciary responsibilities to NSA REIT, the Borrower or any other Loan Party and no provision in this Agreement or in any of the other Loan Documents, and no course of dealing between or among any of the parties hereto, shall be deemed to create any fiduciary duty owing by the Administrative Agent or any Lender to any Lender, NSA REIT, the Borrower, any Subsidiary or any other Loan Party. Neither the Administrative Agent nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations. In connection with all aspects of each transaction contemplated hereby, NSA REIT, the Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that (a) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between NSA REIT, the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent and the Lenders, on the other hand; (b) neither the Administrative Agent nor any Lender has assumed or will assume any advisory, agency or fiduciary responsibility in favor of NSA REIT, the Borrower or any other Loan Party with respect to any of the transactions contemplated hereby or the process leading hereto (irrespective of whether the Administrative Agent, any Lender or any of their respective Affiliates has advised or is currently advising NSA REIT, the Borrower, any other Loan Party or any of their respective Affiliates on other matters) and neither the Administrative Agent nor any Lender has any obligation to NSA REIT, the Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of NSA REIT, the Borrower, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent nor any Lender has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship.
Section 13.8.    Confidentiality.

The Administrative Agent and each Lender shall use reasonable efforts to assure that information about NSA REIT and its Subsidiaries, and the respective properties thereof and their operations, affairs and financial condition, not generally disclosed to the public, which is furnished to the Administrative Agent or any Lender pursuant to the provisions of this Agreement or any other Loan Document, is used only for the purposes of this Agreement and the other Loan Documents and shall not be divulged to any Person other than the Administrative Agent, the Lenders, and their respective agents who are actively and directly participating in the evaluation, administration or enforcement of the Loan Documents and other transactions between the Administrative Agent or such Lender, as applicable, and the Borrower, but in any event the Administrative Agent and the Lenders may make disclosure: (a) to any of their respective Affiliates and to any of their (and their Affiliates’) respective directors, officers, agents, employees, advisors and counsel (provided such Persons shall be informed of the confidential nature of such information and be instructed to keep such information confidential); (b) as reasonably requested by (i) any potential or actual Assignee, Participant or other transferee in connection with the contemplated transfer of any Commitment or participations therein as permitted hereunder or (ii) any actual or prospective party (or its Affiliates or their respective directors, officers, agents, employees, advisors or counsel) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder (provided, in each case, that they shall agree to keep such information confidential in accordance with the terms of this Section); (c) as required or requested by any Governmental Authority or representative thereof or pursuant to legal process or in connection with any legal proceedings or as otherwise required by Applicable Law; provided, however, if the Administrative Agent or a Lender receives a summons or subpoena to disclose any such confidential information to any Person, the Administrative Agent or such Lender, as applicable, shall, if legally permitted, endeavor to notify the Borrower thereof as soon as possible after receipt of such request, summons or subpoena and the Borrower shall be afforded an opportunity to seek protective orders, or such other confidential treatment of such disclosed information, as the Borrower and the Administrative Agent or such Lender, as applicable, may deem reasonable; (d) to the Administrative Agent’s or such Lender’s independent auditors and other professional advisors (provided they shall be notified of the confidential nature of the information); (e) after the happening and during the continuance of an Event of Default, to any other Person, in connection with the exercise by the Administrative Agent or the Lenders of rights hereunder or under any of the other Loan Documents; (f) upon Borrower’s prior consent (which consent shall not be unreasonably withheld), to any contractual counter-parties to any swap or similar hedging agreement or to any rating agency; (g) with the consent of the Borrower, and (h) to the extent such information (x) becomes publicly available other than as a result of a breach of this Section actually known to such Lender to be such a breach or (y) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower or any Affiliate. Notwithstanding the foregoing, the Administrative Agent and each Lender may disclose any such confidential information, without notice to NSA REIT, the Borrower or any other Loan Party, to Governmental

Authorities and other regulatory authorities (including any self-regulatory authority, such as the National Association of Insurance Commissioners) in connection with any regulatory examination of the Administrative Agent or such Lender or in accordance with the regulatory compliance policy of the Administrative Agent or such Lender. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agents or any Lender in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.
Section 13.9.    Collateral Fallaway.
Following the Investment Grade Rating Date, upon the written request of the Borrower, the Administrative Agent shall release the Liens under the Collateral Documents (if any) and return to the applicable Loan Parties any equity certificates held as Collateral (the “Collateral Fallaway”), provided that, (i) immediately prior to the Collateral Fallaway and immediately after giving effect thereto, no Default or Event of Default exists, (ii) immediately prior to the Collateral Fallaway and immediately after giving effect thereto, the representations and warranties made or deemed made by NSA REIT, the Borrower and each other Loan Party in the Loan Documents to which any of them is a party are true and correct in all material respects on and as of the date of the Collateral Fallaway with the same force and effect as if made on and as of such date, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties were true and correct in all material respects on and as of such earlier date), (iii) immediately following the occurrence of the Investment Grade Rating Date, NSA REIT and the Loan Parties will be in compliance with the covenants set forth in Section 10.1 through 10.5, and (iv) the Administrative Agent shall have received a certificate from the chief executive officer, chief financial officer or treasurer of the Borrower and NSA REIT certifying (with supporting calculations reasonably acceptable to the Administrative Agent) the matters referred to in the immediately preceding clauses (i) through (iii). The Lenders hereby authorize the Administrative Agent to take all actions, and execute all documents, necessary to effect the Collateral Fallaway upon the satisfaction of the conditions set forth in this Section 13.9.
Section 13.10.    Indemnification.
(a)    NSA REIT and each Loan Party shall and hereby agrees to indemnify, defend and hold harmless the Administrative Agent, each of the Lenders, any Affiliate of the Administrative Agent or any Lender, and their respective directors, officers, agents, employees and counsel (each referred to herein as an “Indemnified Party”) from and against any and all of the following (collectively, the “Indemnified Costs”): losses, costs, claims, damages, liabilities, deficiencies, judgments or reasonable expenses of every kind and nature (including, without limitation, amounts paid in settlement, court costs and the reasonable and documented fees and disbursements of counsel incurred in connection with any litigation, investigation, claim or proceeding or any advice rendered in connection therewith, but excluding losses, costs, claims, damages, liabilities, deficiencies, judgments or expenses indemnification in respect of which is specifically covered by Section 3.12 or 4.1 or expressly excluded from the coverage of such Section 3.12 or 4.1) incurred by an Indemnified Party in connection with, arising out of, or by reason of, any suit, cause of action, claim, arbitration, investigation or settlement, consent decree or other proceeding (the foregoing referred to herein as an “Indemnity Proceeding”) which is in any way related directly or indirectly to: (i) this Agreement or any other Loan Document or the transactions contemplated thereby; (ii) the making of any Loans hereunder; (iii) any actual or proposed use by the Borrower of the proceeds of the Loans; (iv) the Administrative Agent’s or any Lender’s entering into this Agreement; (v) the fact that the Administrative Agent and the Lenders have established the credit facility evidenced hereby in favor of the Borrower; (vi) the fact that the Administrative Agent and the Lenders are creditors of the Borrower and have or are alleged to have information regarding the financial condition, strategic plans or business operations of the Borrower and the Subsidiaries; (vii) the fact that the Administrative Agent and the Lenders are material creditors of the Borrower and are alleged to influence directly or indirectly the business decisions or affairs of the Borrower and the Subsidiaries or their financial condition; (viii) the exercise of any right or remedy the Administrative Agent or the Lenders may have under this Agreement or the other Loan Documents; (ix) any civil penalty or fine assessed by the OFAC against, and all reasonable costs and expenses (including reasonable and documented counsel fees and disbursements) incurred in connection with defense thereof by, the Administrative Agent or any Lender as a result of conduct of NSA REIT, the Borrower, any other Loan Party or any Subsidiary that violates a sanction enforced by the OFAC; or (x) any violation or non-compliance by the Borrower or any Subsidiary of any Applicable Law (including any Environmental Law) including, but not limited to, any Indemnity Proceeding commenced by (A) the Internal Revenue Service or state taxing authority or (B) any Governmental Authority or other Person under any Environmental Law, including any Indemnity Proceeding commenced by a Governmental Authority or other Person seeking remedial or other action to cause NSA REIT, the Borrower or its Subsidiaries (or its respective properties) (or the Administrative Agent and/or the Lenders as successors to the Borrower) to be in compliance with such Environmental Laws; provided, however, that the Borrower shall not be obligated to indemnify any Indemnified Party for (A) any acts or omissions of such Indemnified Party in connection with matters described in this subsection to the extent arising from the gross negligence or willful misconduct of such Indemnified Party, as determined by a court of competent jurisdiction in a final, non-appealable judgment, (B) Indemnified Costs to the extent arising directly out of or resulting directly from claims of one or more Indemnified Parties against another Indemnified Party not arising from any act or omission of the Borrower, or (C) Indemnified Costs to the extent resulting from a claim brought by NSA REIT, the Borrower or any other Loan Party against an Indemnified Party for breach in bad faith of such Indemnified Party’s obligations hereunder or under any other Loan

Document, if NSA REIT, the Borrower or such other Loan Party has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction.
(b)    NSA REIT and the Loan Parties’ indemnification obligations under this Section 13.10 shall apply to all Indemnity Proceedings arising out of, or related to, the foregoing whether or not an Indemnified Party is a named party in such Indemnity Proceeding. In this regard, this indemnification shall cover all Indemnified Costs of any Indemnified Party in connection with any deposition of any Indemnified Party or compliance with any subpoena (including any subpoena requesting the production of documents). This indemnification shall, among other things, apply to any Indemnity Proceeding commenced by other creditors of NSA REIT, any Loan Party or any Subsidiary, any shareholder of NSA REIT, any Loan Party or any Subsidiary (whether such shareholder(s) are prosecuting such Indemnity Proceeding in their individual capacity or derivatively on behalf of NSA REIT, the Borrower or any other Loan Party), any account debtor of NSA REIT, any Loan Party or any Subsidiary or by any Governmental Authority. If indemnification is to be sought hereunder by an Indemnified Party, then such Indemnified Party shall notify the Borrower of the commencement of any Indemnity Proceeding; provided, however, that the failure to so notify the Borrower shall not relieve NSA REIT and the Loan Parties from any liability that they may have to such Indemnified Party pursuant to this Section 13.10.
(c)    This indemnification shall apply to any Indemnity Proceeding arising during the pendency of any bankruptcy proceeding filed by or against NSA REIT, the Borrower and/or any Subsidiary.
(d)    [Reserved].
(e)    An Indemnified Party may conduct its own investigation and defense of, and may formulate its own strategy with respect to, any Indemnity Proceeding covered by this Section and, as provided above, all Indemnified Costs incurred by such Indemnified Party shall be reimbursed by NSA REIT and the Loan Parties. No action taken by legal counsel chosen by an Indemnified Party in investigating or defending against any such Indemnity Proceeding shall vitiate or in any way impair the obligations and duties of NSA REIT and the Loan Parties hereunder to indemnify and hold harmless each such Indemnified Party; provided, however, that if (i) NSA REIT or any Loan Party is required to indemnify an Indemnified Party pursuant hereto and (ii) the Borrower has provided evidence reasonably satisfactory to such Indemnified Party that the Borrower has the financial wherewithal to reimburse such Indemnified Party for any amount paid by such Indemnified Party with respect to such Indemnity Proceeding, such Indemnified Party shall not settle or compromise any such Indemnity Proceeding without the prior written consent of the Borrower (which consent shall not be unreasonably withheld or delayed). Notwithstanding the foregoing, an Indemnified Party may settle or compromise any such Indemnity Proceeding without the prior written consent of the Borrower where (x) no monetary relief is sought against such Indemnified

Party in such Indemnity Proceeding or (y) there is an allegation of a violation of law by such Indemnified Party.
(f)    If and to the extent that the obligations of NSA REIT and the Loan Parties under this Section are unenforceable for any reason, NSA REIT and the Loan Parties hereby agree to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under Applicable Law.
(g)    NSA REIT and the Loan Parties’ obligations under this Section shall survive any termination of this Agreement and the other Loan Documents and the payment in full in cash of the Obligations, and are in addition to, and not in substitution of, any other of their obligations set forth in this Agreement or any other Loan Document to which it is a party.
(h)    References in this Section to “Lender” or “Lenders” shall be deemed to include such Persons (and their Affiliates) in their capacity as Specified Derivatives Providers.
Section 13.11.    Termination; Survival.
This Agreement shall terminate at such time as (a) all of the Commitments have been terminated, (b) none of the Lenders is obligated any longer under this Agreement to make any Loans and (c) all Obligations (other than obligations which survive as provided in the following sentence) have been paid and satisfied in full. The indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of Sections 3.12, 4.1, 4.4, 12.7, 13.2 and 13.10 and any other provision of this Agreement and the other Loan Documents which, by its terms, expressly survives termination of this Agreement or such other Loan Document, and the provisions of Section 13.4, shall continue in full force and effect and shall protect the Administrative Agent and the Lenders (i) notwithstanding any termination of this Agreement, or of the other Loan Documents, against events arising after such termination as well as before and (ii) at all times after any such party ceases to be a party to this Agreement with respect to all matters and events existing on or prior to the date such party ceased to be a party to this Agreement.
Section 13.12.    Severability of Provisions.
Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions or affecting the validity or enforceability of such provision in any other jurisdiction.
Section 13.13.    GOVERNING LAW.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.
Section 13.14.    Counterparts.
This Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same instrument.
Section 13.15.    Obligations with Respect to NSA REIT and the Loan Parties.
The obligations of NSA REIT and the Loan Parties to direct or prohibit the taking of certain actions by NSA REIT or the other Loan Parties as specified herein shall be absolute and not subject to any defense NSA REIT or any Loan Party may have that it does not control NSA REIT or any such other Loan Party.
Section 13.16.    Limitation of Liability.
Neither the Administrative Agent nor any Lender, nor any Affiliate, officer, director, employee, attorney, or agent of the Administrative Agent or any Lender shall have any liability with respect to, and NSA REIT and each Loan Party hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by NSA REIT or any Loan Party in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents. NSA REIT and each Loan Party hereby waives, releases, and agrees not to sue the Administrative Agent or any Lender or any of the Administrative Agent’s or any Lender’s Affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or financed hereby. Neither the Administrative Agent nor any Lender, nor any Affiliate, officer, director, employee, attorney, or agent of the Administrative Agent or any Lender shall have any liability with respect to, and NSA REIT and each Loan Party hereby waives, releases, and agrees not to sue any of them upon, any damages arising from the use by unintended recipients of any information or other materials distributed by them through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby and thereby.
Section 13.17.    Entire Agreement.

This Agreement, the Term Notes, and the other Loan Documents referred to herein embody the final, entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof and thereof and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto. There are no oral agreements among the parties hereto.
Section 13.18.    Construction.
NSA REIT, each Loan Party, each Lender and the Administrative Agent acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by NSA REIT, each Loan Party, each Lender and the Administrative Agent.
Section 13.19.    Joint and Several Liability of the Loan Parties.
(a)    Each of the Loan Parties, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Loan Parties with respect to the payment and performance of all of the Obligations, it being the intention of the parties hereto that all of the Obligations shall be the joint and several obligations of each of the Loan Parties without preferences or distinction among them.
(b)    If and to the extent that any of the Loan Parties shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Loan Parties will make such payment with respect to, or perform, such Obligation.
(c)    The Obligations of each of the Loan Parties under the provisions of this Section 13.19 constitute full recourse obligations of each such Loan Party enforceable against each such Loan Party to the full extent of its properties and assets.
(d)    Except as otherwise expressly provided in this Agreement, each of the Loan Parties, to the fullest extent permitted by Applicable Law, hereby waives notice of acceptance of its joint and several liability, notice of any Loans or other extensions of credit made under this Agreement, notice of any action at any time taken or omitted by the Administrative Agent or any Lender under or in respect of any of the Obligations, and, generally, to the extent permitted by Applicable Law, all demands, notices (other than those required pursuant to the terms of any Loan Document) and other formalities of every kind in connection with the Loan Documents. Each Loan Party, to the fullest extent permitted by Applicable Law, hereby waives all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshaling of assets of the Loan Parties and any other entity or Person primarily or secondarily liable with respect to any of the Obligations and all suretyship defenses generally. Each of the Loan Parties, to the fullest extent permitted by Applicable Law, hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the Administrative Agent or any Lender at any time or times in respect of any default by any of the Loan Parties in the performance or satisfaction of any term, covenant, condition or provision of any Loan Document, any and all other indulgences whatsoever by the Administrative Agent or any Lender in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any collateral security for any of the Obligations or the addition, substitution or release, in whole or in part, of the Loan Parties. Without limiting the generality of the foregoing, each of the Loan Parties assents to any other action or delay in acting or failure to act on the part of the Administrative Agent or any Lender with respect to the failure by any of the Loan Parties to comply with any of its respective Obligations, including any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with Applicable Laws thereunder, which might, but for the provisions of this Section 13.19, afford grounds for terminating, discharging or relieving any Loan Party, in whole or in part, from any of its Obligations under this Section 13.19, it being the intention of each of the Loan Parties that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of such Loan Parties under this Section 13.19 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each of the Loan Parties under this Section 13.19 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, re-construction or similar proceeding with respect to any of the Loan Parties or the Administrative Agent or any Lender. The joint and several liability of the Loan Parties hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any of the Loan Parties, the Administrative Agent or any Lender.
(e)    To the extent any Loan Party makes a payment hereunder in excess of the aggregate amount of the benefit received by such Loan Party in respect of the extensions of credit under this Agreement (the “Benefit Amount”), then such Loan Party, after the irrevocable payment in full of all of the Obligations, shall be entitled to recover from each other Loan Party such excess payment, pro rata, in accordance with the ratio of the Benefit Amount received by each such other Loan Party to the total Benefit Amount received by all the Loan Parties, and the right to such recovery shall be deemed to be an asset and property of such Loan Party so funding; provided, that each of the Loan Parties hereby agrees that it will not enforce any of its rights of contribution or subrogation against the other the Loan Parties with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to the Administrative Agent or any Lender with respect to any of the Obligations or any collateral security therefor until such time as all of the

Obligations have been irrevocably paid in full. Any claim which any Loan Party may have against any other Loan Party with respect to any payments to the Administrative Agent or any Lender hereunder or under any other Loan Document are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior irrevocable payment in full of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Loan Party, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be irrevocably paid in full before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Loan Party therefor.
(f)    Each of the Loan Parties hereby agrees that the payment of any amounts due with respect to the indebtedness owing by any Loan Party to any other Loan Party is hereby subordinated to the prior irrevocable payment in full of the Obligations. Each Loan Party hereby agrees that after the occurrences and during the continuance of any Default or Event of Default, such Loan Party will not demand, sue for or otherwise attempt to collect any indebtedness of any other Loan Party owing to such Loan Party until the Obligations shall have been irrevocably paid in full. If, notwithstanding the foregoing sentence, such Loan Party shall collect, enforce or receive any amounts in respect of such indebtedness before the irrevocable payment in full of the Obligations, such amounts shall be collected, enforced, received by such Loan Party as trustee for Administrative Agent and be paid over to the Administrative Agent for the pro rata accounts of the Lenders to be applied to repay (or be held as collateral security for the repayment of) the Obligations.
Section 13.20.    Acknowledgement and Consent to Bail-In of EEA Financial Institutions.
Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and
(b)    the effects of any Bail-in Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
Section 13.21.    Non-Recourse to NSA REIT.
This Agreement and the Obligations of the Borrower hereunder and under the other Loan Documents are fully recourse to the Borrower and the Subsidiary Guarantors. The parties hereto acknowledge and agree that, notwithstanding the inclusion of NSA REIT as a Loan Party for certain purposes of this Agreement, NSA REIT is not a guarantor of the Obligations of the Borrower. Notwithstanding any applicable law that would make the owner of a partnership or general partner liable for the debts and obligations of the partnership, nothing contained herein or in the Loan Documents shall be construed to create or impose upon NSA REIT (in its capacity as such), any obligation with respect to the repayment of Indebtedness hereunder; provided that nothing contained in this Section 13.21 shall be deemed to (i) release the Borrower or any Guarantor from any liability pursuant to, or from any of its obligations under, this Agreement or the other Loan Documents to which it is a party, (ii) constitute a waiver of any Obligation arising under this Agreement or any of the other Loan Documents, (iii) limit the rights of the Administrative Agent or any of the Lenders to pursue any right or remedy or any judgment against, or proceed against or realize upon the assets of, the Borrower or any Subsidiary Guarantor or (iv) release NSA REIT, in its capacity as the general partner of the Borrower, from any Obligations other than the obligation to repay the Indebtedness hereunder, or release NSA REIT from any personal liability for the failure of NSA REIT, including in its capacity as the general partner of the Borrower, to satisfy and comply with all of the covenants and agreements (x) of NSA REIT set forth in this Agreement or (y) in its capacity as the general partner of the Borrower, of the Borrower set forth in this Agreement. In addition, (i) NSA REIT shall be fully liable to the Administrative Agent and the Lenders to the same extent that NSA REIT would be liable absent the foregoing provisions of this Section 13.21 for fraud or willful misrepresentation by the Borrower, NSA REIT or any of their respective Subsidiaries in connection with any Loan or any of the other Obligations or any Loan Documents (to the full extent of losses suffered by the Administrative Agent or any Lender by reason of such fraud or willful misrepresentation) and (ii) nothing in this Section 13.21 shall be deemed to be a waiver of any right which the Administrative Agent may have under §506(a), 506(b), 1111(b) or any other provision of the Bankruptcy Code or any successor thereto or similar provisions under applicable state law to file a claim against the Borrower or any of the Subsidiary Guarantors for the full amount of the

Obligations. For the avoidance of doubt, the obligations of the Borrower herein to cause NSA REIT to comply with the provisions hereof or to do or refrain from doing or taking certain actions as set forth herein will not be construed to depend upon the Borrower’s ability to do so or upon any actual control of NSA REIT by the Borrower and it shall not be a defense to any failure by the Borrower to comply with such obligations that the Borrower did not actually control NSA REIT.
Section 13.22.    Acknowledgement Regarding Any Supported QFCs.
To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Derivatives Contracts or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States);
In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

[Signature Pages Follow]

Annex 2
Schedule 5.1(a)

Annex 2 - 1

Annex 3
SCHEDULE 7.2

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Annex 4
SCHEDULE 7.6

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Annex 5
EXHIBIT H
FORM OF INCREASING LENDER AGREEMENT

H-1

Annex 6
EXHIBIT I
FORM OF AUGMENTING LENDER AGREEMENT

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Annex 7
EXHIBIT J
FORM OF COMPLIANCE CERTIFICATE

Annex 7 - 1